Form 10KSB, Exhibit 13
period 2007-06-30
Greenville Federal Financial CORP
filed 2007-09-26
CIK 1330365

Exhibit 13

GREENVILLE FEDERAL FINANCIAL CORPORATION

2007 Annual Report

Greenville Federal Financial Corporation
June 30, 2007 and 2006

Contents

Letter from the President and Chief Executive Officer	1

Business of Greenville Federal Financial Corporation	2

Selected Financial and Other Data	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Financial Statements
Report of Independent Registered Public Accounting Firm	19
Consolidated Balance Sheets	20
Consolidated Statements of Income	21
Consolidated Statements of Comprehensive Income	22
Consolidated Statements of Stockholders’ Equity	23
Consolidated Statements of Cash Flows	24
Notes to Consolidated Financial Statements	26

Directors and Officers	52

Investors and Corporate Information	53

Office Locations	54

Letter from the President and Chief Executive Officer
Dear Stockholders:
I am pleased to present the 2007 Annual Report of Greenville Federal Financial Corporation (“Corporation”). While this is our second Annual Report, fiscal 2007 represents our first full fiscal year since formation in connection with Greenville Federal’s conversion to stock form. Despite a sometimes flat and sometimes inverted yield curve, the Corporation’s net income rose by 19.8%, to $641,000 for fiscal 2007 compared to net income of $535,000 for fiscal 2006. The increase in net income primarily reflects an increase in net interest income.
The Corporation had total assets of $129.7 million at June 30, 2007, a slight decrease of $1.0 million compared to June 30, 2006. The decrease in total assets was comprised primarily of a decrease in investment securities, a result of our use of maturing investments to repay advances from the Federal Home Loan Bank, and was partially offset by an increase in loans receivable and cash and cash equivalents.
The Corporation paid cash dividends of $0.28 per share in fiscal 2007.
In the past few months, the news has been dominated by the turmoil and losses in the so-called “subprime” market. Greenville Federal, the wholly owned bank subsidiary of the Corporation, essentially has been unaffected by this trend. For one thing, Greenville Federal does not make loans in the subprime market – or loans to borrowers who have questionable financial resources. The home mortgage loans offered are carefully designed – and monitored – to assure that they meet (1) the needs and the financial capacity of qualified borrowers, and (2) the regulatory and prudent management concerns of Greenville Federal.
The directors, officers and employees of the Corporation live in the community as neighbors and friends – and are dedicated to helping our customers achieve their financial goals.
Our challenge for fiscal year 2008 is to continue to improve our earnings while maintaining our strong asset quality, a task our management and employees already are working hard to achieve.
Thank you for your continued support and the confidence you have in Greenville Federal Financial Corporation.
Sincerely,
David M. Kepler
President & Chief Executive Officer

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

Greenville Federal Financial Corporation
Selected Financial and Other Data
The summary information presented below under “Selected Financial Condition Data,” “Selected Operations Data,” and the “Selected Financial Ratios and Other Data” as of and for each of the two years ended June 30, 2007, is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 19.

	At June 30,
	2007	2006
	(In thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets	$129,708	$130,708
Cash and cash equivalents	3,527	3,254
Investment securities available for sale	17,013	16,204
Investment securities held to maturity	11,031	17,041
Mortgage-backed securities held to maturity	1,684	2,172
Loans receivable	87,413	83,452
Deposits	79,633	78,782
Advances from the Federal Home Loan Bank	26,125	28,177
Stockholders’ equity	22,744	22,582
Allowance for loan losses	579	579
Nonperforming loans	471	529

	For the year ended June 30,
	2007	2006
	(In thousands, except per share data)
SELECTED OPERATIONS DATA:
Total interest income	$7,471	$6,974
Total interest expense	3,592	3,290

Net interest income	3,879	3,684
Provision for loan losses	20	25

Net interest income after provision for loan losses	3,859	3,659
Total other income	825	838
Total general, administrative and other expense	3,786	3,750

Income before income taxes	898	747
Federal income taxes	257	212

Net income	$641	$535

Earnings per share – basic and diluted	$0.29	$0.31

Greenville Federal Financial Corporation
Selected Financial and Other Data

	June 30,
	2007	2006
Performance Ratios:
Return on average assets	0.49%	0.41%
Return on average equity	2.84	3.06
Average equity to average assets	17.41	13.41
Equity to assets at the end of the period	17.53	17.28
Interest rate spread [1]	2.64	2.66
Net interest margin [2]	3.20	3.03
Average interest-earning assets to average interest-bearing liabilities	118.81	113.39
Total general, administrative and other expenses to average total assets	2.92	2.88
Efficiency ratio [3]	80.48	82.93
Dividend payout ratio [4]	96.55	22.58

Asset Quality Ratios:

Nonperforming loans as a percent of total loans	0.53	0.61
Nonperforming assets as a percent of total assets	0.55	0.40
Allowance for loan losses as a percent of total loans	0.65	0.67
Allowance for loan losses as a percent of nonperforming loans	122.93	109.45

Regulatory Capital Ratios:

Tangible capital	10.71	13.68
Core capital	10.71	13.68
Risk-based capital	20.44	26.17

Number of banking offices	2	2

[1]	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

[2]	Net interest margin represents net interest income as a percent of average interest-earning assets for the period.

[3]	The efficiency ratio represents general, administrative and other expenses as a percent of the total of net interest income and other income.

[4]	The dividend payout ratio represents dividends declared per share divided by earnings per share. The ratio has not been adjusted for dividends waived by Greenville Federal MHC.

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
General
GFFC’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for loan losses and service charges and fees collected on our deposit accounts. GFFC’s general, administrative and other expense primarily consists of employee compensation and benefits, occupancy and equipment expense, franchise taxes, data processing expense, other operating expenses and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.
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
The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for us.

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
The analysis has two components, specific allocations and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. Management also analyzes historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves established, which could have a material negative effect on financial results.
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
Comparison of financial condition at June 30, 2007, and June 30, 2006
At June 30, 2007, Greenville Federal had total assets of $129.7 million, a decrease of $1.0 million, or 0.8%, compared to the $130.7 million total at June 30, 2006. The decrease in total assets was due primarily to a decrease in investment securities, partially offset by an increase in loans receivable and cash and cash equivalents.
Cash and cash equivalents, consisting of cash and due from banks and interest-bearing deposits in other financial institutions, totaled $3.5 million at June 30, 2007, an increase of $273,000, or 8.4%, from June 30, 2006. Investment securities totaled $28.0 million at June 30, 2007, a decrease of $5.2 million, or 15.6%, from the $33.2 million total at June 30, 2006. During the year ended June 30, 2007, investment securities purchases consisted of $846,000 of equity securities, which were offset by maturities of U. S. Government sponsored entity obligations totaling $6.0 million.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Mortgage-backed securities totaled $1.7 million at June 30, 2007, a decrease of $488,000, or 22.5%, from the $2.2 million total at June 30, 2006, due primarily to principal repayments during the period. Loans receivable totaled $87.4 million at June 30, 2007, an increase of $4.0 million, or 4.7%, over June 30, 2006. The increase resulted primarily from loan disbursements of $19.6 million, which were partially offset by principal repayments of $14.8 million. At June 30, 2007, the loan portfolio, before net items, was comprised of $76.6 million of residential real estate loans, 95.0% of which were loans secured by one- to four-family residential real estate, $6.0 million of loans secured by nonresidential real estate, $3.5 million of commercial loans and $3.1 million in consumer loans. During fiscal 2007, Greenville Federal increased its portfolio of nonresidential real estate loans by $1.8 million, or 43.3% and consumer loans by $32,000, or 1.0%. However, its portfolio of commercial loans decreased by $791,000, or 18.6%, during fiscal 2007 after increasing by $1.2 million, or 37.7%, in fiscal year 2006. Management has elected to increase nonresidential, consumer and commercial lending as a means to diversify the portfolio and to obtain an increase in yield. While these loan types generally entail a greater degree of risk than one- to four-family residential loans, management believes such loans have been conservatively underwritten. The majority of these loans have been made to existing customers. Management intends to pursue a moderate rate of growth in the nonresidential and commercial loan portfolios, but is committed to retaining its historical focus on one- to four-family residential lending.
At June 30, 2007, the allowance for loan losses totaled $579,000, or 0.65% of total loans, compared to $579,000, or 0.67% of total loans, at June 30, 2006. Nonperforming loans totaled $471,000 at June 30, 2007, compared to $529,000 at June 30, 2006. At June 30, 2007, non-performing loans were comprised primarily of one- to four-family loans. The allowance for loan losses totaled 122.9% and 109.5% of nonperforming loans at June 30, 2007 and 2006, respectively. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multifamily and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using Greenville Federal’s historic loss experience, adjusted for changes in economic trends in Greenville Federal’s lending area, by applying these adjusted loss percentages to the loan types to be evaluated collectively in the portfolio.
Greenville Federal’s analysis of the allowance for loan losses as of and for the year ended June 30, 2007, included recognition of the increasing level of foreclosure actions filed in Greenville Federal’s lending area over the past four years. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at June 30, 2007. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.
Deposits totaled $79.6 million at June 30, 2007, an increase of $851,000, or 1.1%, from the $78.8 million total at June 30, 2006. The increase resulted primarily from an increase in short-term certificates of deposit, partially offset by the withdrawal of savings accounts during the period. Greenville Federal participates in a bidding process for short-term public deposits through the Bid Ohio program. On the first Tuesday of each month, the Ohio Treasurer’s office sponsors an online

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
auction for eligible Ohio state depository banks to bid on interim State funds. Such short-term deposits from the State of Ohio increased by $4.0 million to a total of $11.0 million at June 30, 2007, compared to $7.0 million at June 30, 2006.
Although management generally strives to maintain a moderate rate of growth in deposits, primarily through consistent marketing and pricing strategies, Greenville Federal historically has not engaged in short-term, promotional increases in interest rates on deposits, nor has it generally offered the highest interest rate on deposit products in its market area. During a period of low interest rates on loans, it has been difficult for many financial institutions to attract deposits at interest rates low enough to maintain an acceptable interest rate spread. Greenville Federal intends to continue to search for creative ways to attract deposits without paying excessive interest rates.
Advances from the Federal Home Loan Bank amounted to $26.1 million at June 30, 2007, a decrease of $2.1 million, or 7.3%, compared to June 30, 2006. The decrease in advances was primarily the result of funds from maturing investment securities being used to pay off advances during the period.
Stockholders’ equity totaled $22.7 million at June 30, 2007, an increase of $162,000, or 0.73%, over June 30, 2006. The increase resulted from net income of $641,000 for the fiscal year ended June 30, 2007, and the effects of amortization of ESOP expense of $90,000, which were partially offset by dividends paid on common stock of $290,000, shares acquired by the 2006 equity plan trust of $255,000 and a $24,000 increase in the unrealized losses on securities designated as available for sale. Greenville Federal is required to maintain minimum regulatory capital pursuant to federal regulations. In March 2007, management was notified by the Office of Thrift Supervision that Greenville Federal was categorized as well capitalized under regulatory guidelines. At June 30, 2007, Greenville Federal’s regulatory capital substantially exceeded all minimum regulatory capital requirements.
Comparison of results of operations for the fiscal years ended June 30, 2007 and
June 30, 2006
General. Greenville Federal recorded net income of $641,000 for the fiscal year ended June 30, 2007, compared to $535,000 recorded for the fiscal year ended June 30, 2006. The improvement in net income was primarily attributable to an increase in net interest income of $195,000, which was partially offset by a $36,000 increase in general, administrative and other expense, a $13,000 decrease in other income and an increase of $45,000 in the provision for federal income taxes.
Interest income. Total interest income amounted to $7.5 million for the fiscal year ended June 30, 2007, an increase of $497,000, or 7.1%, compared to the fiscal year ended June 30, 2006. The increase in interest income primarily reflects the effect of a 44 basis point increase in the weighted-average yield to 6.17% in fiscal 2007, partially offset by a decrease in average interest-earning assets outstanding year to year.
Interest income on loans increased by $431,000, or 8.0%, for the fiscal year ended June 30, 2007, compared to fiscal 2006, due primarily to a $4.2 million, or 5.2%, increase in the average balance outstanding and an increase in the weighted-average yield on loans, to 6.82% for fiscal 2007 from 6.65% for fiscal 2006. Interest income on mortgage-backed securities increased by $39,000, or 58.2%, during the fiscal year ended June 30, 2007, due primarily to a $481,000 increase in the

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
average balance outstanding and an increase in the weighted-average yield from 4.51% in fiscal 2006 to 5.39% in fiscal 2007. Interest income on investment securities increased by $111,000, or 9.0%, during the fiscal year ended June 30, 2007, due primarily to an increase in the weighted-average yield from 3.70% in fiscal 2006 to 4.39% in fiscal 2007, which was offset by a $2.8 million, or 8.3%, decrease in the average balance outstanding. Interest income on other interest-earning assets decreased by $84,000, or 29.4%, during the fiscal year ended June 30, 2007. The decrease was due primarily to a decrease of $2.6 million, or 45.0%, in the average balance outstanding from fiscal 2006, offset by an increase in the weighted-average yield from 4.91% in fiscal 2006 to 6.30% in fiscal 2007.
Interest expense. Interest expense totaled $3.6 million for the fiscal year ended June 30, 2007, an increase of $302,000, or 9.2%, from interest expense of $3.3 million for fiscal 2006. This increase resulted from an increase in the weighted-average cost of funds, to 3.53% for fiscal 2007, compared to 3.07% for fiscal 2006, offset by a $5.4 million, or 5.1%, decrease in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2007. Interest expense on deposits totaled $2.3 million for the fiscal year ended June 30, 2007, an increase of $409,000, or 21.9%, from fiscal 2006. This increase was a result of an increase in the weighted-average cost of deposits to 3.06% for fiscal 2007 from 2.44% for fiscal 2007, offset by a decrease in the average balance of deposits outstanding of $2.1 million, or 2.8%, for fiscal 2007. Interest expense on borrowings totaled $1.3 million for the fiscal year ended June 30, 2007, a decrease of $107,000, or 7.5%, from fiscal 2006. This decrease was due to a decrease in the average balance outstanding of $3.3 million, or 10.8%, offset by an increase in the weighted-average cost of borrowings from 4.64% to 4.81%.
Net interest income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $195,000, or 5.3%, during the fiscal year ended June 30, 2007, compared to fiscal 2006. The average interest rate spread decreased to 2.64% for the fiscal year ended June 30, 2007, from 2.66% for fiscal 2006. The net interest margin increased to 3.20% for the fiscal year ended June 30, 2007, from 3.03% for fiscal 2006.
Provision for loan losses. A provision for loan losses is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Greenville Federal, the status of past due principal and interest payments and management’s assessment of economic factors in Greenville Federal’s lending area that may affect the collectibility of Greenville Federal’s loan portfolio. Based upon an analysis of these factors, management recorded a provision for loan losses totaling $20,000 for the fiscal year ended June 30, 2007, a decrease of $5,000 compared to fiscal 2006. The provision recorded during the fiscal year ended June 30, 2007, generally reflects management’s perception of the risk prevalent in the economy integrated with the overall increase in the level of the loan portfolio and the level of charge-offs recorded in fiscal 2007. Specifically, Greenville Federal has experienced increased activity in the form of foreclosures or accepting a deed-in-lieu of foreclosure on single-family homes during the last four years. Greenville Federal is unable to attribute the increase in foreclosures in Darke County to any reason particular to its market area; the local increase in foreclosures is part of a state-wide trend. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the allowance for loan losses will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Other income. Other income totaled $825,000 for the fiscal year ended June 30, 2007, a decrease of $13,000, or 1.6%, compared to other income of $838,000 recorded for the fiscal year ended June 30, 2006. The decrease was primarily attributable to a gain of $35,000 on redemption of the shares of Intrieve, Inc., Greenville Federal’s data processor, in fiscal 2006 and a decrease of $26,000, or 83.9%, from gain on sale of real estate owned, which were partially offset by an increase of $24,000, or 4.5%, in customer service charges and an increase of $24,000, or 9.9%, in other operating income. During fiscal 2005, Intrieve was acquired by the John H. Harland Company, which required Greenville Federal to redeem its shares of Intrieve. Greenville Federal received the final installment of proceeds from the redemption of its shares in fiscal 2006 totaling $35,000.
General, administrative and other expense. General, administrative and other expense totaled $3.8 million for the fiscal year ended June 30, 2007, an increase of $36,000, or 1.0%, compared to fiscal 2006. The increase in general, administrative and other expense was due primarily to a $50,000, or 12.1%, increase in data processing expense, a $45,000, or 8.1%, increase in other operating expense and a $27,000, or 14.6%, increase in franchise taxes, which were partially offset by a $41,000, or 9.4%, decrease in occupancy and equipment expense and a $39,000, or 1.9%, decrease in employee compensation and benefits expense. The increase in data processing expense was due primarily to an increase in the customer base and increased usage of the ATM network and the internet banking service, as well as an increase in the rate structure from the data processor year to year. The increase in other operating expense was due primarily to an increase in professional fees expense, mostly related to the Corporation’s public company reporting requirements and the adoption of the Corporation’s 2006 Equity Plan. The increase in franchise taxes was a result of an increase in stockholders’ equity of $8.9 million, or 65.3% at June 30, 2006, due primarily to net proceeds from the sale of GFFC stock. The decrease in occupancy and equipment expense was due primarily to a decrease in depreciation expense, as leasehold improvements for the branch were fully depreciated. The decrease in employee compensation and benefits was attributed primarily to a reduction in staff by one full-time equivalent position due to attrition.
Federal income taxes. Greenville Federal recorded a federal income tax provision of $257,000 for the fiscal year ended June 30, 2007, compared to $212,000 recorded for fiscal 2006. The increase resulted primarily from an increase in pre-tax income of $151,000 year to year. The effective tax rate was 28.6% and 28.4% for the fiscal years ended June 30, 2007 and 2006, respectively, which reflected the effects of nontaxable income.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Average balance sheets
The following table presents certain of GFFC’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of customer deposits and Federal Home Loan Bank of Cincinnati advances for the fiscal years ended June 30, 2007 and 2006. Such yields and costs are derived by dividing annual income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, net of the allowance for loan losses.

		2007			2006
		Interest			Interest
	Average	income/	Yield	Average	income/	Yield
	balances	expense	rates	balances	expense	rates
	(Dollars in thousands)
Loans receivable	$85,263	$5,818	6.82%	$81,016	$5,387	6.65%
Mortgage-backed securities	1,966	106	5.39	1,485	67	4.51
Investment securities	30,606	1,345	4.39	33,372	1,234	3.70
Other interest-bearing deposits	3,205	202	6.30	5,828	286	4.91

Total interest-earning assets	121,040	7,471	6.17	121,701	6,974	5.73
Non-interest-earning assets	8,729			8,706

Total assets	$129,769			$130,407

Interest-bearing deposits:
Savings deposits	$20,272	209	1.03	$22,589	172	0.76
Time deposits	49,466	2,042	4.13	49,244	1,670	3.39

Total interest-bearing deposits	74,567	2,279	3.06	76,709	1,870	2.44

Borrowings	27,312	1,313	4.81	30,621	1,420	4.64

Total interest-bearing liabilities	101,879	3,592	3.53	107,330	3,290	3.07

Non-interest-bearing demand deposits	4,178			4,119
Non-interest-bearing liabilities	1,116			1,476

Total liabilities	107,173			112,925
Stockholders’ equity	22,596			17,482

Total liabilities and stockholders’ equity	$129,769			$130,407

Net interest income		$3,879			$3,684

Interest rate spread			2.64%			2.66%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.20%			3.03%

Average interest-earning assets to average interest- bearing liabilities			118.81%			113.39%

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Yields earned and rates paid
The following table sets forth, for the years and at the date indicated, the weighted-average yields earned on GFFC’s interest-earning assets, the weighted-average interest rates paid on interest-bearing liabilities, the interest rate spread and the net interest margin on interest-earning assets. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the years presented.

	At June 30,	Year ended June 30,
	2007	2007	2006
Weighted-average yield on loan portfolio	6.76%	6.82%	6.65%
Weighted-average yield on mortgage-backed securities	5.52	5.39	4.51
Weighted-average yield on investment securities	4.71	4.39	3.70
Weighted-average yield on interest-bearing deposits	5.88	6.30	4.91
Weighted-average yield on all interest-earning assets	6.24	6.17	5.73

Weighted-average interest rate on deposits	3.30	3.06	2.44
Weighted-average interest rate on Federal Home Loan Bank advances	4.78	4.81	4.64
Weighted-average interest rate paid on all interest- bearing liabilities	3.67	3.53	3.07

Interest rate spread (spread between weighted-average interest rate on all interest-earning assets and all interest-bearing liabilities)	2.57	2.64	2.66
Net interest margin (net interest income as a percentage of average interest-earning assets)	N/A	3.20	3.03

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

		Year ended June 30,
		2007 vs. 2006
		Increase
		(decrease)
		due to
	Volume	Rate	Total
	(In thousands)
Interest income attributable to:
Loans receivable	$287	$144	$431
Mortgage-backed securities	32	7	39
Investment securities	(108)	219	111
Interest-earning deposits	67	(151)	(84)

Total interest income	278	219	497

Interest expense attributable to:
Savings deposits	(19)	56	37
Time deposits	8	364	372
Federal Home Loan Bank advances	(158)	51	(107)

Total interest expense	(169)	471	302

Increase (decrease) in net interest income	$447	$(252)	$195

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
Presented below, as of June 30, 2007 and 2006, is an analysis of Greenville Federal’s interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in market interest rates.

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

	June 30, 2007
	Net portfolio value (2)
				Net portfolio value as
		Estimated increase (decrease)		a percentage of
Change in		in NPV		present value of assets (3)
interest rates	Estimated				Change in
(basis points) (1)	NPV	Amount	Percent	NPV ratio (4)	basis points
	(Dollars in thousands)
+300	$13,224	$(5,974)	(31)%	10.49%	(382) bp
+200	15,424	(3,774)	(20)	11.96	(235)
+100	17,523	(1,675)	(9)	13.30	(101)
0	19,198	––	––	14.31	––
-100	20,294	1,096	6	14.91	60
-200	20,695	1,497	8	15.07	76

	June 30, 2006
	Net portfolio value (2)
				Net portfolio value as
		Estimated increase (decrease)		a percentage of
Change in		in NPV		present value of assets (3)
interest rates	Estimated				Change in
(basis points) (1)	NPV	Amount	Percent	NPV ratio (4)	basis points
	(Dollars in thousands)
+300	$18 ,525	$(4,993)	(21)%	14 .61%	(283) bp
+200	20 ,252	(3,266)	(14)	15 .63	(181)
+100	21 ,988	(1,530)	(7)	16.62	(82)
0	23 ,518	––	––	17.44	––
-100	24,324	806	3	17.79	35
-200	24,083	565	2	17.50	6

(1)	One hundred basis points equals one percent. Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV ratio represents the net portfolio value divided by the present value of assets.

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
Liquidity and capital resources
GFFC’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the fiscal years ended June 30, 2007 and 2006.

	Year ended June 30,
	2007	2006
	(In thousands)
Net income	$641	$535
Adjustments to reconcile net income to net cash from operating activities	(32)	78

Net cash provided by operating activities	609	613
Net cash provided by (used in) investing activities	1,383	(5,321)
Net cash provided by (used in) financing activities	(1,719)	4,246

Net increase (decrease) in cash and cash equivalents	273	(462)
Cash and cash equivalents at beginning of year	3,254	3,716

Cash and cash equivalents at end of year	$3,527	$3,254

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
The following table sets forth information regarding Greenville Federal’s obligations and commitments to make future payments under contract as of June 30, 2007.

	Payments due by period
				More
	1 year or	Over 1-3	Over 3-5	than
	less	years	years	5 years	Total
	(In thousands)
Contractual obligations:
Advances from the Federal Home Loan Bank	$14,158	$5,163	$5,910	$894	$26,125
Certificate of deposit maturities	38,758	9,393	3,074	––	51,225

Amount of commitments expiration per period:
Commitments to originate one- to four-family loans	1,608	––	––	––	1,608
Letters of credit	––	20	––	––	20
Home equity and commercial lines of credit	3,020	––	––	––	3,020
Undisbursed loans in process	862	––	––	––	862
Data processing contracts	520	594	46	––	1,160
Lease obligations	50	104	17	––	171
Charitable contributions pledged	10	10	––	––	20

Total contractual obligations	$58,986	$15,284	$9,047	$894	$84,211

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

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Greenville Federal is required by applicable law to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. Greenville Federal exceeded all of its capital requirements at June 30, 2007.
The following table summarizes Greenville Federal’s regulatory capital requirements and actual capital at June 30, 2007:

			June 30, 2007
					Excess of regulatory
					capital over current
	Regulatory capital		Current requirement		requirement
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Tangible capital	$13,881	10.7%	$1,946	1.5%	$11,935	9.2%

Core capital	$13,881	10.7%	$5,189	4.0%	$8,692	6.7%

Risk-based capital	$14,437	20.4%	$5,655	8.0%	$8,782	12.4%
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

Report of Independent Registered Public Accounting Firm
Board of Directors
Greenville Federal Financial Corporation
We have audited the accompanying consolidated balance sheet of Greenville Federal Financial Corporation as of June 30, 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the year ended June 30, 2006 were audited by other auditors, whose report dated September 12, 2006, expressed an unqualified opinion on those statments.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greenville Federal Financial Corporation as of June 30, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio
September 17, 2007

Greenville Federal Financial Corporation
Consolidated Balance Sheets
June 30, 2007 and 2006
(In thousands, except share data)

	2007	2006
Assets
Cash and due from banks	$2,030	$2,225
Interest-bearing deposits in other financial institutions	1,497	1,029

Cash and cash equivalents	3,527	3,254

Investment securities designated as available for sale – at market	17,013	16,204
Investment securities designated as held to maturity – at amortized cost	11,031	17,041
Mortgage-backed securities designed as held to maturity – at amortized cost	1,684	2,172
Loans receivable – net of allowance for loans losses of $579 at June 30, 2007 and 2006	87,413	83,452
Office premises and equipment – at depreciated cost	2,022	2,069
Real estate acquired through foreclosure	247	––
Stock in Federal Home Loan Bank – at cost	1,925	1,869
Cash surrender value of life insurance	3,849	3,705
Accrued interest receivable on loans	442	418
Accrued interest receivable on mortgage-backed securities	9	11
Accrued interest receivable on investment securities and other	99	146
Prepaid expenses and other asset	447	367

Total assets	$129,708	$130,708

Liabilities and Stockholders’ Equity
Deposits	$79,633	$78,782
Advances from the Federal Home Loan Bank	26,125	28,177
Advances by borrowers for taxes and insurance	382	355
Accrued interest payable	333	271
Other liabilities	387	500
Deferred federal income taxes	104	41

Total liabilities	106,964	108,126

Commitments and contingencies	––	––

Stockholders’ equity
Preferred stock – authorized 1,000,000 shares, $.01 par value; no shares issued	––	––
Common stock – authorized 8,000,000 shares, $.01 par value; 2,298,411 shares issued and outstanding	23	23
Additional paid-in capital	9,145	9,400
Retained earnings – restricted	14,636	14,285
Shares acquired by Employee Stock Ownership Plan	(721)	(811)
Accumulated comprehensive loss – unrealized losses on securities designated as available for sale, net of related tax benefits	(339)	(315)

Total stockholders’ equity	22,744	22,582

Total liabilities and stockholders’ equity	$129,708	$130,708

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Income
For the years ended June 30, 2007 and 2006
(In thousands, except share data)

	2007	2006
Interest Income
Loans	$5,818	$5,387
Mortgage-backed securities	106	67
Investment securities	1,345	1,234
Interest-bearing deposits and other	202	286

Total interest income	7,471	6,974

Interest Expense
Deposits	2,279	1,870
Borrowings	1,313	1,420

Total interest expense	3,592	3,290

Net Interest Income	3,879	3,684

Provision for Loan Losses	20	25

Net Interest Income After Provision for Loan Losses	3,859	3,659

Other Income
Customer service charges	553	529
Gain on sale of real estate acquired through foreclosure	5	31
Gain on redemption of investment security	––	35
Other operating	267	243

Total other income	825	838

General, Administrative and Other Expense
Employee compensation and other benefits	2,048	2,087
Occupancy and equipment	393	434
Franchise taxes	212	185
Data processing	464	414
Advertising	69	75
Other operating	600	555

Total general, administrative and other expense	3,786	3,750

Income Before Income Tax	898	747

Federal Income Taxes
Current	181	213
Deferred	76	(1)

Total federal income taxes	257	212

Net Income	$641	$535

Earnings Per Share – Basic and Diluted	$0.29	$0.31

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Comprehensive Income (Loss)
For the years ended June 30, 2007 and 2006
(In thousands)

	2007	2006
Net Income	$641	$535

Other Comprehensive Loss, Net of Related Tax Benefits:
Unrealized holding losses on securities during the year, net of tax benefits of $13 and $56 for the years ended June 30, 2007 and 2006, respectively	(24)	(108)

Comprehensive Income	$617	$427

Accumulated Comprehensive Loss	$(339)	$(315)

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Stockholders’ Equity
For the years ended June 30, 2007 and 2006
(In thousands, except share data)

				Shares	Unrealized
				Acquired	Losses on
				by Employee	Securities
		Additional		Stock	Designated
	Common	Paid-in	Retained	Ownership	as Available
	Stock	Capital	Earnings	Plan	for Sale	Total
Balance, July 1, 2005	$––	$––	$13,866	$––	$(207)	$13,659

Proceeds from issuance of common stock – net	23	9,400	(50)	(901)	––	8,472

Unrealized losses on securities designated as available for sale, net of related tax benefits	––	––	––	––	(108)	(108)

Net income for the year ended June 30, 2006	––	––	535	––	––	535

Cash dividends paid of $.07 per share	––	––	(66)	––	––	(66)

Amortization of Employee Stock Ownership Plan (ESOP) expense	––	––	––	90	––	90

Balance, June 30, 2006	23	9,400	14,285	(811)	(315)	22,582

Unrealized losses on securities designated as available for sale, net of related tax benefits	––	––	––	––	(24)	(24)

Net income for the year ended June 30, 2007	––	––	641	––	––	641

Cash dividends paid of $.28 per share	––	––	(290)	––	––	(290)

Amortization of ESOP expense	––	––	––	90	––	90

Shares acquired by 2006 equity plan trust	––	(255)	––	––	––	(255)

Balance, June 30, 2007	$23	$9,145	$14,636	$(721)	$(339)	$22,744

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Cash Flows
For the years ended June 30, 2007 and 2006
(In thousands)

	2007	2006
Cash Flows from Operating Activities
Net income for the year	$641	$535
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion and amortization of premiums and discounts on investment and mortgage-backed securities – net	(2)	1
Amortization of deferred loan origination fees	(48)	(50)
Depreciation and amortization	143	177
Amortization of mortgage servicing rights	37	22
Amortization of ESOP expense	90	90
Provision for loan losses	20	25
Gain on sale of real estate acquired through foreclosure	(5)	(31)
Gain on redemption of investment security	––	(35)
Federal Home Loan Bank stock dividends	(56)	(100)
Increase in cash surrender value of life insurance	(144)	(134)
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	(24)	––
Accrued interest receivable on mortgage-backed securities	2	(3)
Accrued interest receivable on investment securities and other	47	––
Prepaid expenses and other assets	(51)	146
Accrued interest payable	62	66
Other liabilities	(53)	(132)
Federal income taxes
Current	(126)	37
Deferred	76	(1)

Net cash provided by operating activities	609	613

Cash Flows Provided by (Used in) Investing Activities
Purchases of investment securities designated as available for sale	(846)	(650)
Proceeds from redemption of investment securities	––	35
Proceeds from maturity of investment securities designated as held to maturity	6,010	1,009
Purchases of mortgage-backed securities designated as held to maturity	––	(975)
Proceeds from repayment of mortgage-backed securities	490	539
Loan principal repayments	14,818	18,594
Loan disbursements	(19,562)	(23,825)
Purchase of office premises and equipment	(96)	(113)
Proceeds from sale of real estate acquired through foreclosure	569	68
Additions to real estate acquired through foreclosure	––	(3)

Net cash provided by (used in) investing activities	1,383	(5,321)

Net cash provided by (used in) operating and investing activities (subtotal carried forward)	1,992	(4,708)

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Cash Flows
For the years ended June 30, 2007 and 2006
(In thousands)

	2007	2006
Net cash provided by (used in) operating and investing activities (subtotal brought forward)	$1,992	$(4,708)

Cash Flows Provided by (Used in) Financing Activities
Net increase (decrease) in deposit accounts	851	(116)
Proceeds from Federal Home Loan Bank advances	36,000	10,000
Repayment of Federal Home Loan Bank advances	(38,052)	(14,066)
Advances by borrowers for taxes and insurance	27	22
Proceeds from issuance of common stock, net	––	8,472
Shares acquired by 2006 equity plan	(255)	––
Dividends paid on common stock	(290)	(66)

Net cash provided by (used in) financing activities	(1,719)	4,246

Increase (Decrease) in Cash and Cash Equivalents	273	(462)

Cash and Cash Equivalents, Beginning of Year	3,254	3,716

Cash and Cash Equivalents, End of Year	$3,527	$3,254

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest on deposits and borrowings	$3,530	$3,224

Federal income taxes	$308	$175

Supplemental Disclosure of Noncash Investing Activities
Transfers from loans to real estate acquired through foreclosure	$811	$54

Loans originated upon sale of real estate acquired through foreclosure	$––	$83

Unrealized losses on securities designated as available for sale, net of related tax benefits	$(24)	$(108)

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Note 1: Summary of Accounting Policies
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
Principles of Consolidation
The consolidated financial statements include the accounts of GFFC, Greenville Federal and Greenville Federal’s wholly-owned subsidiary, Greenville Financial Service Corporation (“Greenville Financial”). Greenville Financial was incorporated for the primary purpose of holding shares in Greenville Federal’s data processing service provider, Intrieve, Inc. In April 2005, Intrieve, Inc. was acquired by John H. Harland Company. As a result, Greenville Financial’s investment in the common stock of Intrieve was redeemed. The redemption resulted in a realized gain of $35,000 during the fiscal year ended June 30, 2006. Greenville Financial transferred its cash to Greenville Federal and then was dissolved on June 30, 2006. All intercompany transactions and balances have been eliminated.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
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
Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. The Corporation had no loans held for sale at June 30, 2007 and 2006.
Securities
Available-for-sale securities, which include any security for which the Corporation has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.
Held-to-maturity securities, which include any security for which the Corporation has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.
Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.
Loan Origination Fees and Costs
All loan origination fees received, net of certain direct origination costs, are deferred on a loan-by-loan basis and amortized to interest income using the interest method, giving effect to actual loan prepayments. Loan origination costs represent the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments are deferred and amortized over the life of the related loan using the interest method.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
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
Impaired loans are measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.
A loan is defined as impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Corporation considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Corporation’s investment in multi-family, nonresidential and commercial real estate loans, and its evaluation of impairment thereof, such loans are collateral dependent and as a result are carried, as a practical expedient, at the lower of cost or fair value.
It is the Corporation’s policy to charge off unsecured credits that are more than 120 days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment at that time. The Corporation had no loans that would be defined as impaired at June 30, 2007 or 2006.
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
June 30, 2007 and 2006
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
Investment in Federal Home Loan Bank Stock
Greenville Federal is required, as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB), to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. Greenville Federal’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At June 30, 2007, the FHLB placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.
Mortgage Servicing Rights
Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. Mortgage servicing rights are included in other assets on the consolidated statement of financial condition.
Income Taxes
Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Corporation files consolidated income tax returns with its subsidiary.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions (including the FHLB and the Federal Reserve Bank) with original terms to maturity of less than ninety days.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Fair Value of Financial Instruments
Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.
The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2007 and 2006:
Cash and cash equivalents: The carrying amounts presented in the consolidated balance sheets for cash and cash equivalents are deemed to approximate fair value.
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
Federal Home Loan Bank stock: The carrying amount presented in the consolidated balance sheets is deemed to approximate fair value.
Accrued Interest Receivable: The carrying amount presented in the consolidated balance sheets is deemed to approximate fair value.
Deposits: The fair value of checking and NOW accounts, savings accounts, and money market deposits is deemed to approximate the amount payable on demand at June 30, 2007 and 2006. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.
Federal Home Loan Bank advances: The fair value of Federal Home Loan Bank advances has been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.
Accrued Interest Payable: The carrying amount presented in the consolidated balance sheets is deemed to approximate fair value.
Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At June 30, 2007 and 2006, the fair value of loan commitments was not material.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments are as follows at June 30:

	2007		2006
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)
Financial Assets
Cash and cash equivalents	$3,527	$3,527	$3,254	$3,254
Investment securities available for sale	17,013	17,013	16,204	16,204
Investment securities held to maturity	11,031	10,859	17,041	16,596
Mortgage-backed securities	1,684	1,692	2,172	2,164
Loans receivable	87,413	86,582	83,452	82,362
Federal Home Loan Bank stock	1,925	1,925	1,869	1,869
Accrued interest receivable	550	550	575	575

	$123,143	$122,148	$124,567	$123,024

Financial Liabilities
Deposits	$79,633	$79,650	$78,782	$78,967
Advances from the Federal Home Loan Bank	26,125	25,625	28,177	27,078
Advances by borrowers for taxes and insurance	382	382	355	355
Accrued interest payable	333	333	271	271

	$106,473	$105,990	$107,585	$106,671

Cash Surrender Value of Life Insurance
The cash surrender value of bank-owned life insurance policies represents the value of life insurance policies on certain officers of the Corporation for which the Corporation is the beneficiary. The Corporation accounts for these assets using the cash surrender value method in determining the carrying value of the insurance policies.
Advertising
Advertising costs are expensed when incurred.
Earnings Per Share
Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year, less shares in the Corporation’s Employee Stock Ownership Plan (“ESOP”) that are unallocated and not committed to be released.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
For the fiscal year ended June 30, 2007, weighted-average shares outstanding were computed as follows: (1) 2,298,411 shares were issued for the period from July 1, 2006 through June 30, 2007, (2) 77,704 weighted-average shares in the ESOP that were unallocated and not committed to be released were not considered outstanding for the fiscal year ended June 30, 2007, and (3) 4,677 weighted-average shares acquired for the 2006 Equity Plan that were not awarded were treated as treasury shares and not considered outstanding. Weighted-average shares outstanding totaled 2,216,030 for the fiscal year ended June 30, 2007. Diluted earnings per common share include the dilutive effect of all additional potential common shares issuable. Weighted-average shares outstanding for purposes of computing diluted earnings per share totaled 2,216,030 for the fiscal year ended June 30, 2007. There was no dilutive effect of the Corporation’s stock option plan for the fiscal year ended June 30, 2007, as no stock options were granted until June 29, 2007.
For the fiscal year ended June 30, 2006, since the conversion of Greenville Federal into the stock form and the formation of the Corporation (the “Reorganization”) was not completed until January 4, 2006, weighted-average shares outstanding were computed as follows: (1) the 1,264,126 shares issued to Greenville Federal MHC in the Reorganization were deemed outstanding for the period from July 1, 2005 through January 3, 2006, (2) total shares issued, or 2,298,411 shares, were outstanding for the period from January 4, 2006 through June 30, 2006, and (3) 89,997 weighted-average shares in the ESOP that were unallocated and not committed to be released were not considered outstanding for the period from January 4, 2006 through June 30, 2006. Weighted-average shares outstanding totaled 1,724,628 for the fiscal year ended June 30, 2006. At June 30, 2006, the Corporation had no dilutive or potentially dilutive securities.
Reclassifications
Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 financial statement presentation. These reclassifications had no effect on net income.
Recent Accounting Developments
In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of SFAS No. 140,” to simplify the accounting for separately recognized servicing assets and servicing liabilities. Specifically, SFAS No. 156 amends SFAS No. 140 to require an entity to take the following steps:
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

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
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
SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, or July 1, 2007 as to the Corporation, with earlier application permitted. The Corporation adopted SFAS No. 156, effective July 1, 2007, as required, without material effect on the Corporation’s statements of financial condition or results of operations.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or July 1, 2008 as to the Corporation, and interim periods within that fiscal year. The adoption of this Statement is not expected to have a material adverse effect on the Corporation’s financial condition or results of operations.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.” This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, or July 1, 2008 as to the Corporation, and interim periods within that fiscal year. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements.” The Corporation is currently evaluating the impact the adoption of SFAS No. 159 will have on the financial statements.
In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008. The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
accounting principle through retrospective application to all periods. The Corporation is in the process of evaluating the impact of the adoption of Issue 06-4 but does not expect the Issue to have a material effect on the financial statements, as the Corporation currently has no split-dollar policies.
In September 2006, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 06-5, “Accounting for Purchases of Life Insurance – Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4.” The guidance in EITF Issue 06-5 requires policyholders to consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, for purposes of determining the amount that could be realized under the terms of the insurance contract. If it is probable that contractual terms would limit the amount that could be realized under the insurance contract, those contractual limitations should be considered when determining the realizable amounts. The amount that could be realized under the insurance contract should be determined on an individual policy (or certificate) level and should include any amount realized on the assumed surrender of the last individual policy or certificate in a group policy
The Corporation holds several life insurance policies, however, the policies do not contain any provisions that would restrict or reduce the cash surrender value of the policies. The consensus in EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The Corporation applied the guidance in EITF Issue 06-5 effective July 1, 2007 which did not have any effect on the Corporation’s financial statements.
Note 2: Investment and Mortgage-backed Securities
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at June 30 are shown below.

	June 30, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Available for Sale:
Asset management fund	$17,527	$––	$(514)	$17,013

Held to Maturity:
Municipal obligations	$31	$––	$––	$31
Federal Home Loan Mortgage Corporation bonds	2,000	––	(24)	1,976
Federal National Mortgage Association bonds	3,000	––	(36)	2,964
Federal Home Loan Bank bonds	6,000	––	(112)	5,888

	$11,031	$––	$(172)	$10,859

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006

	June 30, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(In thousands)
Available for Sale:
Asset management fund	$16,681	$––	$(477)	$16,204

Held to Maturity:
Municipal obligations	$41	$––	$––	$41
Federal Home Loan Mortgage Corporation bonds	2,000	––	(54)	1,946
Federal National Mortgage Association bonds	6,000	––	(132)	5,868
Federal Home Loan Bank bonds	9,000	––	(259)	8,741

	$17,041	$––	$(445)	$16,596

The amortized cost and estimated fair value of U.S. Government agency, government sponsored entities and municipal obligations held to maturity, by term to maturity at June 30, 2007 and 2006, are shown below.

	June 30,
	2007		2006
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Held to Maturity:

Due within one year	$2,000	$1,991	$6,000	$5,924
Due after one year through three years	9,031	8,868	11,000	10,631
Due after three years through five years	––	––	41	41

Total held to maturity	$11,031	$10,859	$17,041	$16,596

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities designated as held to maturity at June 30 are shown below.

	June 30, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Federal Home Loan Mortgage Corporation participation certificates	$232	$1	$––	$233
Federal National Mortgage Association participation certificates	1,436	8	(1)	1,443
Government National Mortgage Association participation certificates	16	––	––	16

Total mortgage-backed securities	$1,684	$9	$(1)	$1,692

	June 30, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Federal Home Loan Mortgage Corporation participation certificates	$344	$2	$(1)	$346
Federal National Mortgage Association participation certificates	1,807	1	(10)	1,797
Government National Mortgage Association participation certificates	21	––	––	21

Total mortgage-backed securities	$2,172	$3	$(11)	$2,164

The amortized cost and estimated fair values of mortgage-backed securities at June 30, 2007 and 2006, by contractual term to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006

	June 30,
	2007		2006
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in less than one year	$––	$––	$––	$––
Due in one to five years	16	17	31	32
Due in five to ten years	165	165	20	20
Due after ten years	1,503	1,510	2,121	2,112

	$1,684	$1,692	$2,172	$2,164

The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at June 30, 2007 and 2006:

				June 30, 2007
	Less than 12 months			12 months or longer			Total
Description of	Number of		Unrealized	Number of		Unrealized	Number of		Unrealized
securities	investments	Fair value	losses	investments	Fair value	losses	investments	Fair value	losses
	(Dollars in thousands)
Investment securities available for sale	––	$––	$––	1	$17,013	$514	1	$17,013	$514
Investment securities held to maturity	––	––	––	11	10,828	172	11	10,828	172
Mortgage-backed securities	5	1,003	1	––	––	––	5	1,003	1

Total temporarily impaired securities	5	$1,003	$1	12	$27,841	$686	17	$28,844	$687

				June 30, 2006
	Less than 12 months			12 months or longer			Total
Description of	Number of		Unrealized	Number of		Unrealized	Number of		Unrealized
securities	investments	Fair value	losses	investments	Fair value	losses	investments	Fair value	losses
	(Dollars in thousands)
Investment securities available for sale	––	$––	$––	1	$16,204	$477	1	$16,204	$477
Investment securities held to maturity	––	––	––	17	16,555	445	17	16,555	445
Mortgage-backed Securities	12	1,825	11	––	––	––	12	1,825	11

Total temporarily impaired securities	12	$1,825	$11	18	$32,759	$922	30	$34,584	$933

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
The Corporation’s investments are generally limited to issuances of U. S. Government, government agencies, government sponsored entities and other high quality debt instruments. The asset management fund represents an open-ended adjustable-rate mortgage fund. The fund invests primarily in high quality adjustable-rate mortgage-related investments, with a target duration generally no shorter than a six-month U. S. Treasury Bill and no longer than a one-year U.S. Treasury Bill. The fund may also invest in U.S. Government and agency securities, government sponsored entities’, certificates of deposit, repurchase agreements and bankers’ acceptances.
Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.
Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.
Management has the intent and ability to hold these securities, including asset management funds, for the foreseeable future. The decline in fair value is primarily due to upward movement in market interest rates. In the opinion of management, the unrealized losses on investment and mortgage-backed securities held to maturity are expected to recover as securities approach the respective maturity dates. The unrealized losses on the asset management fund are expected to recover, based upon the performance of the fund over its history, during a period of stable interest rates and especially during a period of declining interest rates in the economy.
Note 3: Loans Receivable
The composition of the loan portfolio at June 30 is as follows:

	2007	2006
	(In thousands)
Residential real estate
One-to-four family	$72,089	$68,604
Multi-family	3,864	3,936
Construction	701	1,984
Nonresidential real estate	5,242	4,181
Nonresidential real estate construction	750	––
Commercial	3,467	4,258
Consumer and other	3,121	3,089

Total loans	89,234	86,052
Less
Unearned interest	9	14
Deferred loan origination fees, net	371	403
Allowance for loan losses	579	579
Undisbursed portion of loans in process	862	1,604

Net loans	$87,413	$83,452

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $76.0 million, or 87% of the total loan portfolio at June 30, 2007, and approximately $72.9 million, or 87% of the total loan portfolio at June 30, 2006. The preponderence of such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of west central Ohio, thereby impairing collateral values.
The Corporation has sold loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $15.0 million and $17.1 million at June 30, 2007 and 2006, respectively.
Note 4: Allowance for Loan Losses
The activity in the allowance for loan losses for the fiscal years ended June 30 is summarized as follows:

	2007	2006
	(In thousands)
Balance, beginning of year	$579	$590
Provision for loan losses	20	25
Charge-offs of loans	(20)	(36)

Balance, end of year	$579	$579

At June 30, 2007 and 2006, the Corporation had accruing loans delinquent 90 days or more totaling $399,000 and $42,000, respectively. At June 30, 2007 and 2006, the Corporation had non-accruing loans totaling $72,000 and $487,000, respectively. Interest income that would have been recognized had such nonperforming loans performed pursuant to contractual terms totaled approximately $1,000 and $12,000 for the fiscal years ended June 30, 2007 and 2006, respectively.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Note 5: Office Premises and Equipment
Office premises and equipment are summarized as follows at June 30:

	2007	2006
	(In thousands)
Land	$572	$572
Leasehold improvements	204	204
Buildings and improvements	1,721	1,716
Furniture and equipment	1,518	1,493
Vehicles	13	13

	4,028	3,998
Less accumulated depreciation and amortization	(2,006)	(1,929)

Net premises and equipment	$2,022	$2,069

Note 6: Mortgage Servicing Rights
A summary of the Corporation’s mortgage servicing rights for the fiscal years ended June 30, 2007 and 2006 is as follows:

	2007	2006
	(In thousands)
Balance at beginning of year	$185	$208

Recognition of mortgage servicing rights on sale of loans	––	––

Amortization of mortgage servicing rights	(37)	(23)

Balance at end of year	$148	$185

Valuation allowance for impairment at beginning of year	$––	$(3)

Valuation allowance recovered	––	3

Valuation allowance for impairment at end of year	$––	$––

Net carrying value of mortgage servicing rights at end of year	$148	$185

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
At June 30, 2007 and 2006, the fair value of the Corporation’s mortgage servicing rights approximated the net carrying values at the respective dates set forth above. Mortgage servicing rights are included within the prepaid expenses and other assets caption in the consolidated balance sheets.
Note 7: Deposits
Deposits consist of the following major classifications at June 30:

Deposit type and weighted average	2007		2006
interest rate	Amount	%	Amount	%
	(Dollars in thousands)
Non-interest-bearing checking	$4,248	5.3%	$4,153	5.3%
NOW accounts
2007 – 0.56%	4,844	6.1
2006 – 0.56%			4,859	6.2
Money market accounts
2007 – 0.60%	498	0.6
2006 – 0.60%			602	0.7
Savings accounts
2007 – 1.08%	18,818	23.7
2006 – 1.04%	––	––	20,661	26.2

Total demand, transaction and savings deposits	28,408	35.7	30,275	38.4

Certificates of deposit
Original maturities of:
Less than twelve months
2007 – 4.85%	28,596	35.9
2006 – 4.01%			19,045	24.2
Twelve months to thirty-six months
2007 – 3.69%	12,441	15.6
2006 – 3.44%			15,934	20.2
Thirty-six months and greater
2007 – 3.87%	10,188	12.8
2006 – 3.95%	––	––	13,528	17.2

Total certificates of deposit	51,225	64.3	48,507	61.6

Total deposit accounts	$79,633	100.0%	$78,782	100.0%

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
The Corporation had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $13.3 million and $10.5 million at June 30, 2007 and 2006, respectively. Deposits in excess of $100,000 included accounts received from the State of Ohio totaling $11.0 million and $7.4 million at those respective dates. At June 30, 2007, the Corporation had letters of credit from the Federal Home Loan Bank totaling $11.4 million to secure certain deposits.
Interest expense on deposits is summarized as follows for the years ended June 30:

	2007	2006
	(In thousands)
Demand, transaction and savings accounts	$238	$204
Certificate of deposit accounts	2,041	1,666

Balance at end of year	$2,279	$1,870

     Maturities of certificate of deposit accounts as of June 30 are as follows:

	2007	2006
	(In thousands)
Due within one year	$38,758	$29,013
Due after one year to two years	5,758	10,785
Due after two years to three years	3,635	3,632
Due after three years to four years	1,570	3,385
Due after four years to five years	1,504	1,692

	$51,225	$48,507

Note 8: Advances from the Federal Home Loan Bank
Advances from the Federal Home Loan Bank, collateralized at June 30, 2007, by a blanket pledge of residential real estate mortgage loans totaling $46.9 million and the Corporation’s investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing in fiscal year ending June 30,	2007	2006
	(In thousands)
2007	$––	$6,927
2008	14,158	9,283
2009	2,772	2,772
2010	2,391	2,391
2011	5,082	5,082
Thereafter	1,722	1,722

	$26,125	$28,177

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Note 9: Federal Income Taxes
The provision for federal income taxes differs from that computed at the statutory corporate rate for the fiscal years ended June 30 as follows:

	2007	2006
	(In thousands)
Federal income taxes computed at the 34% statutory rate	$305	$254
Increase (decrease) in taxes resulting from:
Increase in cash surrender value of life insurance	(49)	(41)
Other	1	(1)

Federal income tax provision per consolidated financial statements	$257	$212

Effective rate of tax	28.6%	28.4%

The composition of the Corporation’s net deferred tax liability at June 30 is as follows:

	2007	2006
	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:

Deferred tax assets
General loan loss allowance	$189	$194
Deferred loan origination fees	53	85
Charitable contributions	7	10
Unrealized losses on securities available for sale	175	162
Other	––	4

Total deferred tax assets	424	455

Deferred tax liabilities
Federal Home Loan Bank stock dividends	(397)	(378)
Difference between book and tax depreciation	(41)	(23)
Mortgage servicing rights	(50)	(63)
Prepaid expenses and other	(40)	(32)

Total deferred tax liabilities	(528)	(496)

Net deferred tax liability	$(104)	$(41)

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Prior to 1997, the Corporation was allowed a special bad debt deduction generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that previously qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2007, include approximately $1.8 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $600,000 at June 30, 2007.
Management believes that it is more likely than not that the results of future operations, as integrated with the reversal of deferred tax credits, will generate sufficient taxable income to realize reported deferred tax assets.
Note 10: Commitments and Contingencies
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
At June 30, 2007, the Corporation had outstanding commitments of $386,000 to originate adjustable-rate loans and $1.2 million to originate fixed-rate loans at interest rates ranging from 5.5% to 11.0%. Additionally, the Corporation had commitments under unused lines of credit for home equity loans and commerical loans totaling approximately $2.8 million and $224,000, respectively. Finally, the Corporation had commitments under stand-by letters of credit totaling approximately $20,000. Stand-by letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2007 and will be funded from normal cash flow from operations.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Note 11: Lease Commitments
The Corporation conducts a portion of its operations in leased facilities under noncancelable operating leases scheduled to expire in fiscal 2011. The minimum rental commitment under operating leases was as follows:

Year ended June 30,	(In thousands)
2008	$50
2009	52
2010	52
2011	17

$171

Rental expense for all operating leases totaled approximately $48,000 and $47,000 for the fiscal years ended June 30, 2007 and 2006, respectively.
Note 12: Benefit Plans
The Corporation has a contributory 401(k) plan which covers substantially all employees. Eligible participants of the plan may voluntarily make contributions up to 25% of annual compensation. Employer contributions to the plan are required in an amount equal to 100% of the employees’ contributions, not to exceed 6% of the employees’ eligible salary level. The expense for this plan totaled approximately $71,000 and $76,000 for fiscal years ended June 30, 2007 and 2006, respectively.
In connection with the Reorganization, the Corporation implemented an employee stock ownership plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who are credited with at least 1,000 hours of service on the last day of the 12-month period beginning on their employment commencement date or, to the extent necessary, the last day of any plan year thereafter beginning with the plan year that includes the first anniversary of the employee’s commencement date. The ESOP acquired 90,098 shares of Corporation common stock at $10.00 per share in the conversion with funds provided by a loan from the Corporation. Accordingly, $901,000 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares used to repay the ESOP note are treated as compensation expense. Dividends on unallocated shares distributed to participants are treated as compensation expense. The Corporation recognizes compensation expense equal to the fair value of ESOP shares allocated to participants during the fiscal year. Allocation of shares to the ESOP participants are contingent upon the repayment of a loan to the Corporation totaling $738,000 at June 30, 2007. The Corporation recorded expense for the ESOP of approximately $90,000 for each of the fiscal years ended June 30, 2007 and 2006.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006

	2007	2006
Allocated shares	18,020	9,010
Unallocated shares	72,078	81,088

Total ESOP shares	90,098	90,098

Fair value of unallocated shares at June 30	$681,000	$809,000

The Corporation is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement. At June 30, 2007, the fair value of the 18,020 allocated shares held by the ESOP is approximately $170,000.
During fiscal 2007 the Corporation’s shareholders ratified the 2006 Equity Plan that provides for awards of up to 45,048 shares of the Corporation’s common stock to directors, officers and employees of the Corporation. Effective June 29, 2007, awards were made to members of the Board of Directors and executive officers totaling 25,700 shares. The awards are scheduled to vest over a period of five years from the date of the award at a rate of 20% per year. The Corporation did not recognize any compensation expense for these awards during the fiscal year ended June 30, 2007. Management estimated that compensation expense for the awards will total approximately $49,000 for the fiscal year ended June 30, 2008 and for each of the four fiscal years through June 30, 2012.
Note 13: Stock Option Plan
The Greenville Federal Financial Corporation 2006 Equity Plan (the “Plan”), which was approved by shareholders on October 31, 2006, permits the grant of options to purchase shares of the Corporation’s common stock to its directors and employees for up to 112,622 shares. This Plan is intended to foster and promote the long-term financial success of the Corporation and to increase stockholder value by [1] providing employees and directors an opportunity to acquire an ownership interest in the Corporation and [2] enabling the Corporation to attract and retain the services of outstanding employees and directors upon whose judgment, interest and special efforts the successful conduct of the Corporation’s business is largely dependent. Option awards are generally granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have ten-year contractual terms. Option awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The Corporation granted stock option awards for 74,800 shares on June 29, 2007.
The fair value of the option awards was estimated on the date of grant using the Black-Scholes valuation model. Specifically, the model incorporated a stock market price at the grant date of $7.06 per share, which adjusts the market price of the stock for the effect of dividend payments of $0.28 per share annually over the expected life of the option. The option exercise price equaled $9.45 per share and the estimated time remaining before the expiration of the options equaled 10 years. The risk free rate of return equaled 5.03%, which was based on the constant maturity yield of a U.S. Treasury note with a fixed rate term of ten years.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Expected volatility of 8.10% was derived from GFFC’s historical trading data through June 29, 2007 for the length of time that GFFC has been a public company.
Based on the foregoing assumptions, the value of the Corporation’s stock options granted on June 29, 2007 equaled $1.53 per share.
The Corporation recognized no expense for stock option awards for the fiscal year ended June 30, 2007, since the awards were granted on June 29, 2007.
A summary of option activity under the Plan as of June 30, 2007, and changes during the year then ended, is presented below:

2007
Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding, beginning of year	––	$––	––	$––
Granted	74,800	9.45	10 years	––
Exercised	––	––	––	––
Forfeited or expired	––	––	––	––

Outstanding, end of year	74,800	$9.45	10 years	$––

Exercisable, end of year	––

As of June 30, 2007, there was approximately $114,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the next five fiscal years at approximately $23,000 per year.
The shares of the stock to be delivered under the Plan may consist, in whole or in part, of treasury stock or authorized but unissued shares not reserved for any other purpose; provided, however, that the use of shares purchased in the secondary market will be limited to such repurchases as are permitted by applicable regulations of the Office of Thrift Supervision.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Note 14: Regulatory Capital
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
As of June 30, 2007, the most recent notification from the OTS categorized Greenville Federal as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized” Greenville Federal must maintain minimum capital ratios as set forth in the following table.
As of June 30, 2007 and 2006, management believes that Greenville Federal met all capital adequacy requirements to which it was subject.

	As of June 30, 2007
							To Be Well Capitalized
			For Capital Adequacy				Under Prompt Corrective
	Actual		Purposes				Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)
Tangible capital	$13,881	10.7%	>$	1,946	>	1.5%	>$	6,486	>	5.0%

Core capital	$13,881	10.7%	>$	5,189	>	4.0%	>$	7,784	>	6.0%

Risk-based capital	$14,437	20.4%	>$	5,655	>	8.0%	>$	7,069	>	10.0%

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006

	As of June 30, 2006
							To Be Well Capitalized
			For Capital Adequacy				Under Prompt Corrective
	Actual		Purposes				Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)
Tangible capital	$17,926	13.7%	>$	1,965	>	1.5%	>$	6,550	>	5.0%

Core capital	$17,926	13.7%	>$	5,240	>	4.0%	>$	7,860	>	6.0

Risk-based capital	$18,497	26.7%	>$	5,537	>	8.0%	>$	6,921	>	10.0%
The following table reconciles capital as determined under generally accepted accounting principles (GAAP) to tangible, core and risk-based capital as determined by Greenville Federal’s primary regulator (Regulatory Capital).

	June 30,
	2007	2006
	(In thousands)
GAAP capital	$13,891	$17,930
Reconciling items:
Mortgage servicing rights excluded	(10)	(4)

Tangible and core capital	13,881	17,926
General valuation allowance	556	571

Risk-based capital	$14,437	$18,497

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
Greenville Federal is subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Corporation. Generally, Greenville Federal’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During fiscal 2007, Greenville Federal received OTS approval to make a capital distribution of $4.7 million to the Corporation. The capital distribution was declared in June 2007. None of the distribution was paid prior to June 30, 2007.
Regulations of the OTS governing mutual holding companies permit Greenville Federal MHC to waive the receipt by it of any common stock dividend declared by GFFC or Greenville Federal, provided the OTS does not object to such waiver. Pursuant to these provisions, Greenville Federal waived $354,000 in dividends during the fiscal year ended June 30, 2007.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Note 15: Related Party Transactions
In the ordinary course of business, the Corporation has made loans to some of its directors, officers and their related business interests. In the opinion of management, such loans are consistent with sound lending practices and are within applicable regulatory lending limitations. The balance of such loans totaled approximately $454,000 and $584,000 at June 30, 2007 and 2006, respectively. During the fiscal year ended June 30, 2007, new borrowings to related parties, including draws on line of credit loans, amounted to $29,000 and repayments totaled $159,000. Additionally, line of credit commitments to related parties totaled $64,000 and $167,000 at June 30, 2007 and 2006, respectively.
Deposits from related parties held by the Corporation at June 30, 2007 and 2006 totaled $562,000 and $439,000, respectively.
Note 16: Greenville Federal Financial Corporation Condensed Financial Statements
The following condensed financial statements summarize the financial position of Greenville Federal Financial Corporation as of June 30, 2007 and 2006, and the results of its operations and its cash flows for the fiscal year ended June 30, 2007 and the period from January 4, 2006 to June 30, 2006.
Greenville Federal Financial Corporation
Balance Sheets
June 30, 2007 and 2006
(In thousands)

	2007	2006
Assets
Interest-bearing deposits in Greenville Federal	$3,426	$3,735
Demand deposit in Greenville Federal	5	114
Loan receivable from ESOP	738	808
Dividend receivable from Greenville Federal	4,712	––
Investment in Greenville Federal	13,891	17,930

Total assets	$22,772	$22,587

Liabilities and Stockholders’ Equity

Accrued expenses and other liabilities	$28	$5
Stockholders’ equity
Common stock and additional paid-in capital	9,168	9,423
Retained earnings	14,636	14,285
Shares acquired by employee stock ownership plan trust	(721)	(811)
Unrealized losses on securities designated as available for sale, net of tax effects	(339)	(315)

Total stockholders’ equity	22,744	22,582

Total liabilities and stockholders’ equity	$22,772	$22,587

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006
Greenville Federal Financial Corporation
Statements of Income
Year ended June 30, 2007 and period ended June 30, 2006
(In thousands)

	2007	2006
Revenue
Interest income	$193	$54
Equity in earnings of Greenville Federal	607	238

Total revenue	800	292
General and administrative expenses	142	46

Income before income taxes	658	246
Income taxes	17	1

Net Income	$641	$245

Greenville Federal Financial Corporation
Statements of Cash Flows
Year ended June 30, 2007 and period ended June 30, 2006
(In thousands)

	2007	2006
Cash flows from operating activities:
Net income for the period	$641	$245
Equity in undistributed income of Greenville Federal	(607)	(238)
Increase in cash due to changes in:
Other liabilities	23	5

Net cash provided by operating activities	57	12

Cash flows from investing activities:
Purchase of investment in Greenville Federal	––	(4,712)
Disbursement of loan to ESOP	––	(901)
Principal repayments on loan to ESOP	70	93

Net cash provided by (used in) investing activities	70	(5,520)

Cash flows from financing activities:
Proceeds from issuance of common stock	––	9,423
Shares acquired by 2006 equity plan	(255)	––
Dividends paid	(290)	(66)

Net cash (used in) provided by financing activities	(545)	9,357

Net (decrease) increase in cash and cash equivalents	(418)	3,849

Cash and cash equivalents at beginning of period	3,849	––

Cash and cash equivalents at end of period	$3,431	$3,849

Greenville Federal Financial Corporation
Directors and Officers

Directors of Greenville	Executive
Federal Financial	Officers of	Executive
Corporation and	Greenville Federal	Officers of
Greenville Federal	Financial Corporation	Greenville Federal
David M. Kepler	David M. Kepler	David M. Kepler
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer
Greenville Federal Financial
Corporation and Greenville	Susan J. Allread	Susan J. Allread
Federal	Chief Financial Officer,	Chief Financial Officer,
	Treasurer, Vice President	Treasurer, Secretary,
David Feltman	and Secretary	Vice President and
Retired		Compliance Officer

George S. Luce, Jr.
Salesperson
Best Equipment Company, Inc.

Richard J. O’Brien
Retired, President
Q.O.B. Electric, Inc.;
Caretaker
Greenville Union Cemetery

Eunice F. Steinbrecher
Chair of the Board
Messiah College;
Real Estate Management
and Investment

James W. Ward
Certified Public Accountant
Fry and Company

David R. Wolverton
Retired, President and Chief
Executive Officer
Greenville Federal

Greenville Federal Financial Corporation
Investor and Corporate Information
Market Price of GFFC’s Common Stock and Related Stockholder Matters
Greenville Federal Financial Corporation common stock is listed on the OTC Bulletin Board under the symbol “GVFF”.
As of August 31, 2007, there were 2,298,411 shares of Greenville Federal Financial Corporation common stock outstanding (including shares held by the trusts for the ESOP and the 2006 Equity Plan and shares held by Greenville Federal MHC) and there were approximately 389 holders of record.
Set forth below are the high and low prices of our common stock since January 4, 2006, as reported by the OTC Bulletin Board, as well as our quarterly dividend payment history.

			Dividends
			declared per
Quarter Ended	High	Low	share

June 30, 2007	$10.05	$9.45	$0.07
March 31, 2007	$10.60	$9.85	$0.07
December 31, 2006	$10.34	$9.60	$0.07
September 30, 2006	$9.88	$9.25	$0.07

			Dividends
			declared per
Quarter Ended	High	Low	share

June 30, 2006	$10.10	$9.70	$0.07
March 31, 2006	$10.25	$10.00	––
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
If Greenville Federal Financial Corporation pays dividends to its stockholders, generally it will be required to pay dividends to Greenville Federal MHC, unless Greenville Federal MHC waives the receipt of dividends and the Office of Thrift Supervision approves of such waiver. The dividends paid in fiscal 2007 and 2006 were waived by Greenville Federal MHC with the approval of the Office of Thrift Supervision.

Greenville Federal Financial Corporation
Stockholder and General Inquiries
Greenville Federal Financial Corporation
690 Wagner Avenue
Greenville, Ohio 45331
(937) 548-4158
Attn: David M. Kepler

Registered Independent Auditors	Corporate Counsel

BKD, LLP	Vorys, Sater, Seymour and Pease LLP
312 Walnut Street	Suite 2000, Atrium Two
Suite 3000	221 E. Fourth Street
Cincinnati, Ohio 45202	Cincinnati, Ohio 45202
(513) 621-8300	(513) 723-4000
     Annual Reports
A copy of the Greenville Federal Financial Corporation Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Ms. Susan Allread, Greenville Federal Financial Corporation, 690 Wagner Avenue, Greenville, Ohio 45331.
OFFICE LOCATIONS
Full Service Banking Locations

Main Office:	690 Wagner Avenue	Branch Office:	GF XPRESS
	Greenville, Ohio 45331		200 Lease Avenue
	(937) 548-4158		Greenville, Ohio 45331
(937) 548-4158
Internet Banking: www.greenvillefederal.com

GREENVILLE FEDERAL FINANCIAL CORPORATION

690 Wagner Avenue

Greenville, Ohio 45331
937-548-4158
www.greenvillefederal.com