Form 10-K, Exhibit 13
period 2008-06-30
Greenville Federal Financial CORP
filed 2008-09-25
CIK 1330365

Exhibit 13

Greenville Federal Financial Corporation

2008 Annual Report

Greenville Federal Financial Corporation
June 30, 2008 and 2007

Contents

Letter from the President and Chief Executive Officer	1

Business of Greenville Federal Financial Corporation	2

Selected Financial and Other Data	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Financial Statements

Report of Independent Registered Public Accounting Firm	20

Consolidated Balance Sheets	21

Consolidated Statements of Operations	22

Consolidated Statements of Comprehensive Income	23

Consolidated Statements of Stockholders’ Equity	24

Consolidated Statements of Cash Flows	25

Notes to Consolidated Financial Statements	27

Directors and Officers	53

Investors and Corporate Information	54

Office Locations	55

Letter from the President and Chief Executive Officer
Dear Stockholders:
This 2008 Annual Report to Stockholders of Greenville Federal Financial Corporation (the “Corporation”), the holding company that owns 100% of the outstanding stock of Greenville Federal (the “Bank”) is the third annual report since formation in connection with Greenville Federal’s conversion to stock form.
The economic turmoil that started in 2007 has continued into 2008. Nationally, extreme disruptions in the mortgage, housing and credit markets, combined with other economic factors affecting the ability of homeowners to make mortgage payments, have caused foreclosures and bankruptcies to continue to increase. Greenville Federal was not immune from these market conditions. The level of our loan delinquencies and loan losses increased during the year from our normally low levels.
Due largely to a $1.8 million non-cash other-than-temporary impairment charge with respect to one investment and an increase in the provision for loan losses, the net loss for the fiscal year ended June 30, 2008, was $923,000, or $0.42 per share, compared to net income of $641,000 in the fiscal year ended June 30, 2007. Unfortunately, this non-cash impairment charge overwhelmed our income from our core banking business. Excluding the $1.4 million, after tax, non-cash impairment charge, the Corporation recorded net income of $500,000. Our core banking business, where we deal one-on-one with our neighbors and friends as we provide personalized banking services in Darke and surrounding counties, was solid in fiscal 2008.
Despite the increase in delinquencies and loan losses and the net loss for the year, as of June 30, 2008, the Office of Thrift Supervision (the “OTS”) continued to categorize Greenville Federal as “well capitalized” under its regulatory framework. The Bank’s core capital ratio was 10.6%, compared to the OTS minimum requirement of 4.0%. The Bank’s risk-based capital ratio was 16.6%, more than double the OTS minimum requirement of 8.0%.
The strong capital position of the Bank will help us weather the current economic storm. Management will continue to focus on its core business, accepting deposits and making primarily one- to four-family mortgage loans. Our historic cautious approach to loan underwriting, avoiding the types of higher-yielding but also riskier “subprime” mortgages, has served us well for many years, and we do not intend to change course now. That approach to business distinguishes Greenville Federal from so many of the larger financial institutions that have found themselves in crisis in recent months.
Thank you for the banking relationships you have with Greenville Federal. Management will continue to strive to improve performance for you as stockholders.

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
Greenville Federal’s principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate. Greenville Federal also originates construction loans, loans secured by nonresidential real estate and multi-family real estate, and consumer loans. Greenville Federal offers a variety of deposit accounts, including savings, certificate of deposit and demand accounts.
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

Greenville Federal Financial Corporation
Selected Financial and Other Data
The summary information presented below under “Selected Financial Condition Data,” “Selected Operations Data,” and the “Selected Financial Ratios and Other Data” as of and for each of the two years ended June 30, 2008 and 2007, is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 20.

	At June 30,
	2008	2007
	(In thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets	$126,126	$129,708
Cash and cash equivalents	7,220	3,527
Investment securities available for sale	16,157	17,013
Investment securities held to maturity	2,021	11,031
Mortgage-backed securities held to maturity	1,280	1,684
Loans receivable	89,851	87,413
Deposits	83,697	79,633
Advances from the Federal Home Loan Bank	19,214	26,125
Stockholders’ equity	21,856	22,744
Allowance for loan losses	583	579
Nonperforming loans	747	471

	For the year ended June 30,
	2008	2007
	(In thousands, except per share data)
SELECTED OPERATIONS DATA:
Total interest income	$7,422	$7,471
Total interest expense	3,416	3,592

Net interest income	4,006	3,879
Provision for loan losses	189	20

Net interest income after provision for loan losses	3,817	3,859
Total other income	858	825
Total general, administrative and other expense	5,829	3,786

Income (loss) before income taxes (credits)	(1,154)	898
Federal income taxes (credits)	(231)	257

Net income (loss)	$(923)	$641

Earnings (loss) per share — basic and diluted	$(0.42)	$0.29

Greenville Federal Financial Corporation
Selected Financial and Other Data

	At or for the year ended
	June 30,
	2008	2007
Performance Ratios:
Return on average assets	(0.72)%	0.49%
Return on average equity	(4.15)	2.84
Average equity to average assets	17.47	17.41
Equity to assets at the end of the year	17.33	17.53
Interest rate spread [1]	2.80	2.64
Net interest margin [2]	3.37	3.20
Average interest-earning assets to average interest-bearing liabilities	119.85	118.81
Total general, administrative and other expenses to average total assets[5]	3.15	2.92
Efficiency ratio [3] [6]	82.43	80.48
Dividend payout ratio [4]	NA	96.55

Asset Quality Ratios:

Nonperforming loans as a percent of total loans	0.81	0.53
Nonperforming assets as a percent of total assets	1.14	0.55
Allowance for loan losses as a percent of total loans	0.64	0.65
Allowance for loan losses as a percent of nonperforming loans	78.05	122.93

Regulatory Capital Ratios:

Tangible capital	10.56	10.71
Core capital	10.56	10.71
Risk-based capital	16.56	20.44

Number of banking offices	2	2

[1]	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.

[2]	Net interest margin represents net interest income as a percent of average interest-earning assets for the year.

[3]	The efficiency ratio represents general, administrative and other expenses as a percent of the total of net interest income and other income.

[4]	The dividend payout ratio represents dividends declared per share divided by earnings per share. The ratio has not been adjusted for dividends waived by Greenville Federal MHC.

[5]	This ratio was calculated without the other-than-temporary impairment charge on investment securities of $1.8 million. Including the impairment charge, the ratio was 4.58%.

[6]	This ratio was calculated without the other-than-temporary impairment charge on investment securities. Including the impairment charge, the ratio was 119.8%.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
This discussion and analysis reflects GFFC’s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with our consolidated financial statements and their notes beginning on page 20 of this annual report, and the other statistical data provided in this report. The preparation of financial statements involves the application of accounting policies relevant to our business. Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances that could affect these judgments include, without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.
General
GFFC’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for loan losses and service charges and fees collected on our deposit accounts. GFFC’s general, administrative and other expense primarily consists of employee compensation and benefits, occupancy and equipment expense, franchise taxes, data processing expense, other operating expenses and federal income taxes. For 2008, general, administrative and other expense also consisted of an other-than-temporary impairment charge on securities. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.
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
Comparison of financial condition at June 30, 2008 and June 30, 2007
At June 30, 2008, Greenville Federal had total assets of $126.1 million, a decrease of $3.6 million, or 2.8%, compared to the $129.7 million total at June 30, 2007. The decrease in total assets was due primarily to a decrease in investment securities, partially offset by an increase in cash and cash equivalents and loans receivable.
Cash and cash equivalents, consisting of cash and due from banks and interest-bearing deposits in other financial institutions, totaled $7.2 million at June 30, 2008, an increase of $3.7 million, or 104.7%, from June 30, 2007. Investment securities totaled $18.2 million at June 30, 2008, a decrease of $9.9 million, or 35.2%, from the $28.0 million total at June 30, 2007. The decrease in investment securities was due primarily to a $1.8 million other-than-temporary impairment charge on equity securities and $9.0 million of U. S. Government sponsored entity obligations called for

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
redemption prior to maturity, partially offset by purchases of $450,000 of equity securities during the year ended June 30, 2008, through the reinvestment of dividends.
Mortgage-backed securities totaled $1.3 million at June 30, 2008, a decrease of $404,000, or 24.0%, from the $1.7 million total at June 30, 2007, due primarily to principal repayments during the period. Loans receivable totaled $89.9 million at June 30, 2008, an increase of $2.4 million, or 2.8%, over June 30, 2007. The increase resulted primarily from loan disbursements of $15.7 million, which were partially offset by principal repayments of $12.4 million and loans transferred into real estate owned of $673,000. At June 30, 2008, the loan portfolio, before net items, was comprised of $79.8 million of residential real estate loans, 95.1% of which were loans secured by one- to four-family residential real estate, $6.0 million of loans secured by nonresidential real estate, $2.9 million of commercial loans and $3.0 million in consumer loans. During fiscal 2008, Greenville Federal increased its portfolio of residential real estate loans by $3.1 million, or 4.1%. However, its portfolio of commercial loans decreased by $589,000, or 17.0%. Management would like to increase nonresidential, consumer and commercial lending as a means to diversify the portfolio and to obtain an increase in yield. While these loan types generally entail a greater degree of risk than one- to four-family residential loans, management believes such loans have been conservatively underwritten. The majority of these loans have been made to existing customers. While Greenville Federal did not realize increases in nonresidential, consumer and commercial loans during the year ended June 30, 2008, management intends to pursue a limited rate of growth over the next year in these loans, but is committed to retaining its historical focus on one- to four-family residential lending.
At June 30, 2008, the allowance for loan losses totaled $583,000, or 0.64% of total loans, compared to $579,000, or 0.65% of total loans, at June 30, 2007. Nonperforming loans totaled $747,000 at June 30, 2008, compared to $471,000 at June 30, 2007. At June 30, 2008, non-performing loans were comprised primarily of one- to four-family loans. The allowance for loan losses totaled 78.1% and 122.9% of nonperforming loans at June 30, 2008 and 2007, respectively. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using Greenville Federal’s historic loss experience, adjusted for changes in economic trends in Greenville Federal’s lending area, by applying these adjusted loss percentages to the loan types to be evaluated collectively in the portfolio.
Greenville Federal’s analysis of the allowance for loan losses as of and for the year ended June 30, 2008, included recognition of the increasing level of foreclosure actions filed in Greenville Federal’s lending area over the past year. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at June 30, 2008. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Deposits totaled $83.7 million at June 30, 2008, an increase of $4.1 million, or 5.1%, from the $79.6 million total at June 30, 2007. The increase resulted primarily from an increase in short-term certificates of deposit and savings accounts during the period. Greenville Federal participates in a bidding process for short-term public deposits through the Bid Ohio program. On the first Tuesday of each month, the Ohio Treasurer’s office sponsors an online auction for eligible Ohio state depository banks to bid on interim State funds. Such short-term deposits from the State of Ohio increased by $2.0 million to a total of $13.0 million at June 30, 2008, compared to $11.0 million at June 30, 2007. Greenville Federal also participates in a bidding process for local short-term public funds. Such short-term deposits from the Darke County Treasurer totaled $1.0 million at June 30, 2008, while the Corporation held no such deposits at June 30, 2007.
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
Advances from the Federal Home Loan Bank amounted to $19.2 million at June 30, 2008, a decrease of $6.9 million, or 26.5%, compared to June 30, 2007. The decrease in advances was primarily the result of using funds from investment securities redemptions to repay advances during the period.
Stockholders’ equity totaled $21.9 million at June 30, 2008, a decrease of $888,000, or 3.9%, from June 30, 2007. The decrease resulted from a net loss of $923,000 for the fiscal year ended June 30, 2008, dividends paid on common stock of $270,000, and shares acquired by the 2006 equity plan trust of $185,000, which were partially offset by the effects of amortization of ESOP expense of $77,000, stock benefit plan expense of $74,000, and a $339,000 decrease in the unrealized losses on securities designated as available for sale. Greenville Federal is required to maintain minimum regulatory capital pursuant to federal regulations. In March 2007, management was notified by the Office of Thrift Supervision that Greenville Federal was categorized as well capitalized under regulatory guidelines. At June 30, 2008, Greenville Federal’s regulatory capital substantially exceeded all minimum regulatory capital requirements.
Comparison of results of operations for the fiscal years ended June 30, 2008 and June 30, 2007
General. Greenville Federal recorded a net loss of $923,000 for the fiscal year ended June 30, 2008, compared to net income of $641,000 recorded for the fiscal year ended June 30, 2007. The decline in net income was primarily attributable to a $1.8 million non-cash impairment charge on investment securities, an increase in other components of general, administrative, and other expense of $223,000, and a $169,000 increase in the provision for losses on loans, which were partially offset by a $127,000 increase in net interest income and a decrease of $488,000 in the provision for federal income taxes.
Excluding the $1.4 million, after-tax, non-cash impairment charge on investment securities, Greenville Federal recorded net income of $500,000.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Interest income. Total interest income amounted to $7.4 million for the fiscal year ended June 30, 2008, a decrease of $49,000, or 0.7%, compared to the fiscal year ended June 30, 2007. The decrease in interest income primarily reflects the effect of a decrease in average interest-earning assets outstanding year to year, partially offset by an increase in the weighted-average yield from 6.17% in fiscal 2007 to 6.24% in fiscal 2008.
Interest income on loans increased by $216,000, or 3.7%, for the fiscal year ended June 30, 2008, compared to fiscal 2007, due primarily to a $3.5 million, or 4.1%, increase in the average balance outstanding, partially offset by a decrease in the weighted-average yield on loans, to 6.80% for fiscal 2008 from 6.82% for fiscal 2007. Interest income on mortgage-backed securities decreased by $17,000, or 16.0%, during the fiscal year ended June 30, 2008, due primarily to a $481,000 decrease in the average balance outstanding, partially offset by an increase in the weighted-average yield from 5.39% in fiscal 2007 to 5.99% in fiscal 2008. Interest income on investment securities decreased by $247,000, or 18.4%, during the fiscal year ended June 30, 2008, due primarily to a decrease of $6.6 million, or 21.5%, in the average balance outstanding, which was offset by an increase in the weighted-average yield from 4.39% in fiscal 2007 to 4.57% in fiscal 2008.
Interest expense. Interest expense totaled $3.4 million for the fiscal year ended June 30, 2008, a decrease of $176,000, or 4.9%, from interest expense of $3.6 million for fiscal 2007. This decrease resulted from a decrease in the weighted-average cost of funds, to 3.44% for fiscal 2008, compared to 3.53% for fiscal 2007, along with a $2.7 million, or 2.6%, decrease in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2008. Interest expense on deposits totaled $2.3 million for the fiscal year ended June 30, 2008, an increase of $31,000, or 1.4%, from fiscal 2007. This increase was a result of an increase in the average balance of deposits outstanding of $837,000, or 1.1%. The weighted-average cost of deposits was the same for both fiscal 2008 and 2007 at 3.06%. Interest expense on borrowings totaled $1.1 million for the fiscal year ended June 30, 2008, a decrease of $207,000, or 15.8%, from fiscal 2007. This decrease was due to a decrease in the average balance outstanding of $3.5 million, or 12.9%, coupled with a decrease in the weighted-average cost of borrowings from 4.81% to 4.65%.
Net interest income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $127,000, or 3.3%, during the fiscal year ended June 30, 2008, compared to fiscal 2007. The average interest rate spread increased to 2.80% for the fiscal year ended June 30, 2008, from 2.64% for fiscal 2007. The net interest margin increased to 3.37% for the fiscal year ended June 30, 2008, from 3.20% for fiscal 2007.
Provision for loan losses. A provision for loan losses is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Greenville Federal, the status of past due principal and interest payments and management’s assessment of economic factors in Greenville Federal’s lending area that may affect the collectibility of Greenville Federal’s loan portfolio. Based upon an analysis of these factors, management recorded a provision for loan losses totaling $189,000 for the fiscal year ended June 30, 2008, an increase of $169,000 compared to fiscal 2007. The provision recorded during the fiscal year ended June 30, 2008, generally reflects management’s perception of the risk prevalent in the economy integrated with the overall increase in the level of the loan portfolio and the level of charge-offs recorded in fiscal 2008. Specifically, Greenville Federal has experienced increased activity in the form of charge-offs due to foreclosures or accepting a deed-in-lieu of foreclosure on single-family homes during the last year. Greenville Federal is unable to

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
attribute the increase in foreclosures in Darke County to any reason particular to its market area. The local increase in foreclosures is part of a state and nation-wide trend. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the allowance for loan losses will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.
Other income. Other income totaled $858,000 for the fiscal year ended June 30, 2008, an increase of $33,000, or 4.0%, compared to other income of $825,000 recorded for the fiscal year ended June 30, 2007. The increase was primarily attributable to an increase of $43,000, or 7.8%, in customer service charges, which were partially offset by a decrease of $6,000, or 120.0%, from gain on sale of real estate owned, and a decrease of $4,000, or 1.5%, in other operating income.
General, administrative and other expense. General, administrative and other expense, net of the $1.8 million non-cash impairment charge on investment securities, totaled $4.0 million for the fiscal year ended June 30, 2008, an increase of $223,000, or 5.9%, compared to fiscal 2007. The increase in general, administrative and other expense was due primarily to an $84,000, or 14.0%, increase in other operating expense, a $77,000, or 16.6%, increase in data processing expense, a $44,000, or 2.1%, increase in employee compensation and benefits, and a $31,000, or 100.0%, increase in provision for loss on real estate acquired through foreclosure, which were partially offset by a $16,000, or 4.1%, decrease in occupancy and equipment expense. The increase in data processing expense was due primarily to an increase in the customer base and increased usage of the ATM network and the internet banking service, as well as an increase in the rate structure from the data processor year to year. The increase in employee compensation and benefits was primarily attributable to an increase in stock benefit plan expense, partially offset by a decrease in employee stock ownership plan expense and education expense. The increase in other operating expense was due primarily to an increase in professional fees expense, mostly related to the Corporation’s public company reporting requirements, an increase in stationary, printing, office supplies and postage, and a provision for the valuation of mortgage servicing rights. The decrease in occupancy and equipment expense was due primarily to a decrease in depreciation expense, as three major software applications were fully depreciated in fiscal 2008.
The non-cash impairment charge on investment securities resulted from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). Rating agency downgrades of the underlying mortgage-related securities held in the Fund had significantly decreased the net asset value of the Fund. In May 2008, the manager of the Fund informed Greenville Federal that the “redemption in kind” feature of the Fund had been activated, meaning that any investor in the Fund wanting to redeem its investment in the Fund would receive payment mostly in the form of the securities held in the Fund’s portfolio in the amount of its representative interest in the securities held by the Fund, rather than in the form of cash. It is the policy of the Fund to pay cash in an amount not to exceed $250,000 over a ninety-day period to each investor requesting redemption. In light of the continuing decline in the fair value of the Fund, the securities downgrades and the activation of the redemption in kind feature, the Board of Directors of Greenville Federal determined that the impairment in the value of the Fund was other-than-temporary, requiring the expensing of the impairment charge.
At June 30, 2008, after the non-cash impairment charge, GFFC recorded the value of Greenville Federal’s investment in the Fund as $16.2 million. Since June 30, 2008, the net asset value of the Fund has continued to decline. As of September 12, 2008, the net asset value of Greenville Federal’s percentage of the Fund had declined by approximately $1.1 million.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
GFFC can provide no assurance with respect to the future net asset value of the Fund nor whether Greenville Federal will record further non-cash impairment charges if management determines that any declines in the net asset value of the Fund after June 30, 2008, are other-than-temporary.
Federal income taxes. Greenville Federal recorded a federal income tax credit provision of $231,000 for the fiscal year ended June 30, 2008, compared to $257,000 provision recorded for fiscal 2007. The decrease resulted primarily from a decrease in pre-tax income of $2.1 million year to year. The effective tax rate (credit) was (20.0%) and 28.6% for the fiscal years ended June 30, 2008 and 2007, respectively, which reflected the effects of nontaxable income.
Average balance sheets
The following table presents certain of GFFC’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of customer deposits and Federal Home Loan Bank of Cincinnati advances for the fiscal years ended June 30, 2008 and 2007. Such yields and costs are derived by dividing annual income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, net of the allowance for loan losses.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations

		2008			2007
		Interest income/	Yield		Interest income/	Yield
	Average balances	expense	rates	Average balances	expense	rates
	(Dollars in thousands)

Loans receivable [1]	$88,761	$6,034	6.80%	$85,263	$5,818	6.82%
Mortgage-backed securities	1,485	89	5.99	1,966	106	5.39
Investment securities	24,032	1,098	4.57	30,606	1,345	4.39
Other interest-bearing deposits	4,594	201	4.38	3,205	202	6.30

Total interest-earning assets	118,872	7,422	6.24	121,040	7,471	6.17
Non-interest-earning assets	8,516			8,729

Total assets	$127,388			$129,769

Interest-bearing deposits:
Interest-bearing demand deposits	$4,459	25	0.56	$4,829	28	0.58
Savings deposits	19,379	215	1.11	20,272	209	1.03
Time deposits	51,567	2,070	4.01	49,466	2,042	4.13

Total interest-bearing deposits	75,405	2,310	3.06	74,567	2,279	3.06

Borrowings	23,781	1,106	4.65	27,312	1,313	4.81

Total interest-bearing liabilities	99,186	3,416	3.44	101,879	3,592	3.53

Non-interest-bearing demand deposits	4,420			4,178
Non-interest-bearing liabilities	1,525			1,116

Total liabilities	105,131			107,173
Stockholders’ equity	22,257			22,596

Total liabilities and stockholders’ equity	$127,388			$129,769

Net interest income		$4,006			$3,879

Interest rate spread			2.80%			2.64%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.37%			3.20%

Average interest-earning assets to average interest-bearing liabilities			119.85%			118.81%

[1]	Includes average balances of non-accrual loans.

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

	At June 30,	Year ended June 30,
	2008	2008	2007

Weighted-average yield on loan portfolio[1]	6.58%	6.80%	6.82%
Weighted-average yield on mortgage-backed securities	5.62	5.99	5.39
Weighted-average yield on investment securities	4.16	4.57	4.39
Weighted-average yield on interest-bearing deposits	2.89	4.38	6.30
Weighted-average yield on all interest-earning assets	5.96	6.24	6.17

Weighted-average interest rate on deposits	2.45	3.06	3.06
Weighted-average interest rate on Federal Home Loan Bank advances	4.43	4.65	4.81
Weighted-average interest rate paid on all interest-bearing liabilities	2.81	3.44	3.53

Interest rate spread (spread between weighted-average interest rate on all interest-earning assets and all interest-bearing liabilities)	3.15	2.80	2.64
Net interest margin (net interest income as a percentage of average interest-earning assets)	N/A	3.37	3.20

[1]	Includes average balances of non-accrual loans.

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

		Year ended June 30,
		2008 vs. 2007
		Increase
		(decrease)
		due to
	Volume	Rate	Total
		(In thousands)
Interest income attributable to:
Loans receivable	$238	$(22)	$216
Mortgage-backed securities	(28)	11	(17)
Investment securities	(298)	51	(247)
Interest-earning deposits	72	(73)	(1)

Total interest income	(16)	(33)	(49)

Interest expense attributable to:
Savings deposits	(10)	16	6
Time deposits	85	(60)	25
Federal Home Loan Bank advances	(165)	(42)	(207)

Total interest expense	(90)	(86)	(176)

Increase (decrease) in net interest income	$74	$53	$127

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
Presented below, as of June 30, 2008 and 2007, is an analysis of Greenville Federal’s interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in market interest rates.

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

	June 30, 2008
	Net portfolio value(2)
				Net portfolio value as
		Estimated increase (decrease)		a percentage of
		in NPV		present value of assets(3)
Change in
interest rates	Estimated				Change in
(basis points)(1)	NPV	Amount	Percent	NPV ratio(4)	basis points
	(Dollars in thousands)

+300	$14,541	$(3,933)	(21)%	11.58%	(241	)bp
+200	15,791	(2,683)	(15)	12.37		(162)
+100	17,295	(1,179)	(6)	13.31		(68)
0	18,474	—	—	13.99	—
-100	19,095	621	3	14.29		30
-200 (5)

	June 30, 2007
	Net portfolio value(2)
				Net portfolio value as
		Estimated increase (decrease)		a percentage of
		in NPV		present value of assets(3)
Change in
interest rates	Estimated				Change in
(basis points)(1)	NPV	Amount	Percent	NPV ratio(4)	basis points
	(Dollars in thousands)

+300	$13,224	$(5,974)	(31)%	10.49%	(382	)bp
+200	15,424	(3,774)	(20)	11.96		(235)
+100	17,523	(1,675)	(9)	13.30		(101)
0	19,198	—	—	14.31	—
-100	20,294	1,096	6	14.91		60
-200	20,695	1,497	8	15.07		76

(1)	One hundred basis points equals one percent. Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV ratio represents the net portfolio value divided by the present value of assets.

(5)	Because of the low interest rate environment, the Office of Thrift Supervision did not calculate results for minus 200 bp.

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
If interest rates rise from the current levels, Greenville Federal’s net interest income will be adversely affected. In order to maintain Greenville Federal’s net interest margin, management is continually developing and modifying Greenville Federal’s strategies to stimulate the demand for quality loans and tailoring the types of loan products available that can be adjusted to match the current market conditions.
Liquidity and capital resources
GFFC’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the fiscal years ended June 30, 2008 and 2007.

	Year ended June 30,
	2008	2007
	(In thousands)

Net income (loss)	$(923)	$641
Adjustments to reconcile net income (loss) to net cash from operating activities	2,000	(32)

Net cash provided by operating activities	1,077	609
Net cash provided by investing activities	5,902	1,383
Net cash used in financing activities	(3,286)	(1,719)

Net increase in cash and cash equivalents	3,693	273
Cash and cash equivalents at beginning of year	3,527	3,254

Cash and cash equivalents at end of year	$7,220	$3,527

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
The following table sets forth information regarding Greenville Federal’s obligations and commitments to make future payments under contract as of June 30, 2008.

	Payments due by period
				More
	1 year or	Over 1-3	Over 3-5	than
	less	years	years	5 years	Total
	(In thousands)
Contractual obligations:
Advances from the Federal Home Loan Bank	$3,380	$12,016	$1,823	$1,995	$19,214
Certificate of deposit maturities	39,141	8,896	5,587	—	53,624

Amount of commitments expiration per period:
Commitments to originate one- to four-family loans	2,132	—	—	—	2,132
Letters of credit	35	20	—	—	55
Home equity and commercial lines of credit	3,041	—	—	—	3,041
Undisbursed loans in process	857	—	—	—	857
Data processing contracts	626	160	—	—	786
Lease obligations	52	68	—	—	120

Total contractual obligations	$49,264	$21,160	$7,410	$1,995	$79,829

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

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Greenville Federal is required by applicable law to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. Greenville Federal exceeded all of its capital requirements at June 30, 2008.
The following table summarizes Greenville Federal’s regulatory capital requirements and actual capital at June 30, 2008:

			June 30, 2008
					Excess of regulatory capital
	Regulatory capital		Current requirement		over current requirement
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Tangible capital	$13,319	10.6%	$1,892	1.5%	$11,427	9.1%

Core capital	$13,319	10.6%	$5,045	4.0%	$8,274	6.6%

Risk-based capital	$13,834	16.6%	$6,683	8.0%	$7,151	8.6%
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

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Greenville Federal Financial Corporation
Greenville, Ohio
We have audited the accompanying consolidated balance sheets of Greenville Federal Financial Corporation as of June 30, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greenville Federal Financial Corporation as of June 30, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.
Cincinnati, Ohio
September 10, 2008

Greenville Federal Financial Corporation
Consolidated Balance Sheets
June 30, 2008 and 2007
(In thousands, except share data)

	2008	2007

Assets
Cash and due from banks	$1,601	$2,030
Interest-bearing deposits in other financial institutions	5,619	1,497

Cash and cash equivalents	7,220	3,527

Investment securities available for sale — at market	16,157	17,013
Investment securities held to maturity — at amortized cost	2,021	11,031
Mortgage-backed securities held to maturity — at amortized cost	1,280	1,684
Loans receivable — net of allowance for loans losses of $583 and $579 at June 30, 2008 and 2007, respectively	89,851	87,413
Office premises and equipment — at depreciated cost	1,907	2,022
Real estate acquired through foreclosure	687	247
Stock in Federal Home Loan Bank — at cost	1,976	1,925
Cash surrender value of life insurance	4,002	3,849
Accrued interest receivable	549	550
Deferred federal income taxes	157	—
Prepaid expenses and other assets	319	447

Total assets	$126,126	$129,708

Liabilities and Stockholders’ Equity
Deposits	$83,697	$79,633
Advances from the Federal Home Loan Bank	19,214	26,125
Advances by borrowers for taxes and insurance	398	382
Accrued interest payable	215	333
Other liabilities	691	387
Accrued federal income taxes	55	—
Deferred federal income taxes	—	104

Total liabilities	104,270	106,964

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock — authorized 1,000,000 shares, $.01 par value; no shares issued	—	—
Common stock — authorized 8,000,000 shares, $.01 par value; 2,298,411 shares issued and outstanding	23	23
Additional paid-in capital	9,021	9,145
Retained earnings — restricted	13,443	14,636
Shares acquired by Employee Stock Ownership Plan	(631)	(721)
Accumulated comprehensive loss — unrealized losses on securities designated as available for sale, net of related tax benefits	—	(339)

Total stockholders’ equity	21,856	22,744

Total liabilities and stockholders’ equity	$126,126	$129,708

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Operations
For the years ended June 30, 2008 and 2007
(In thousands, except share data)

	2008	2007

Interest Income
Loans	$6,034	$5,818
Mortgage-backed securities	89	106
Investment securities	1,098	1,345
Interest-bearing deposits and other	201	202

Total interest income	7,422	7,471

Interest Expense
Deposits	2,310	2,279
Borrowings	1,106	1,313

Total interest expense	3,416	3,592

Net Interest Income	4,006	3,879

Provision for Loan Losses	189	20

Net Interest Income After Provision for Loan Losses	3,817	3,859

Other Income
Customer service charges	596	553
Gain (loss) on sale of real estate acquired through foreclosure	(1)	5
Other operating	263	267

Total other income	858	825

General, Administrative and Other Expense
Employee compensation and benefits	2,092	2,048
Occupancy and equipment	377	393
Franchise taxes	215	212
Data processing	541	464
Advertising	69	69
Other operating	684	600
Impairment charge on investment securities	1,820	—
Provision for loss on real estate acquired through foreclosure	31	—

Total general, administrative and other expense	5,829	3,786

Income (Loss) Before Federal Income Taxes (Credits)	(1,154)	898

Federal Income Taxes (Credits)
Current	48	181
Deferred	(279)	76

Total federal income taxes (credits)	(231)	257

Net Income (Loss)	$(923)	$641

Earnings (Loss) Per Share — Basic and Diluted	$(0.42)	$0.29

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Comprehensive Income (Loss)
For the years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Net Income (Loss)	$(923)	$641

Other Comprehensive Loss, Net of Related Tax Benefits:
Unrealized holding losses on securities during the year, net of taxes of $13 for the year ended June 30, 2007	—	(24)
Reclassification of impairment charge included in net loss, net of taxes of $175 for the year ended June 30, 2008	339	—

Comprehensive Income (Loss)	$(584)	$617

Accumulated Comprehensive Loss	$—	$(339)

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Stockholders’ Equity
For the years ended June 30, 2008 and 2007
(In thousands, except share data)

				Shares	Unrealized
				Acquired	Losses on
				by Employee	Securities
		Additional		Stock	Designated
	Common	Paid-in	Retained	Ownership	as Available
	Stock	Capital	Earnings	Plan	for Sale	Total

Balance, July 1, 2006	$23	$9,400	$14,285	$(811)	$(315)	$22,582

Unrealized losses on securities designated as available for sale, net of related tax benefits	—	—	—	—	(24)	(24)

Net income for the year ended June 30, 2007	—	—	641	—	—	641

Cash dividends paid of $.28 per share	—	—	(290)	—	—	(290)

Amortization of ESOP expense	—	—	—	90	—	90

Shares acquired by 2006 equity plan trust	—	(255)	—	—	—	(255)

Balance, June 30, 2007	23	9,145	14,636	(721)	(339)	22,744

Impairment losses recognized on securities designated as available for sale, net of related taxes	—	—	—	—	339	339

Net loss for the year ended June 30, 2008	—	—	(923)	—	—	(923)

Cash dividends paid of $.28 per share	—	—	(270)	—	—	(270)

Amortization of ESOP expense	—	(13)	—	90	—	77

Expense recognized for 2006 equity plan trust	—	74	—	—	—	74

Shares acquired by 2006 equity plan trust	—	(185)	—	—	—	(185)

Balance, June 30, 2008	$23	$9,021	$13,443	$(631)	$—	$21,856

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Cash Flows
For the years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Cash Flows from Operating Activities
Net income (loss)	$(923)	$641
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accretion and amortization of premiums and discounts on investment and mortgage-backed securities — net	(4)	(2)
Amortization of deferred loan origination fees	(43)	(48)
Depreciation and amortization	125	143
Amortization of mortgage servicing rights	30	37
Amortization of ESOP expense	77	90
Other-than-temporary impairment charge on investment securities	1,820	—
Provision for loan losses	189	20
Provision for losses on mortgage servicing rights	10	—
Provision for losses on real estate acquired through foreclosure	31	—
(Gain) loss on sale of real estate acquired through foreclosure	1	(5)
Amortization of expense related to stock benefit plans	74	—
Federal Home Loan Bank stock dividends	(51)	(56)
Increase in cash surrender value of life insurance	(153)	(144)
Increase (decrease) in cash due to changes in:
Accrued interest receivable	1	25
Prepaid expenses and other assets	(69)	(51)
Accrued interest payable	(118)	62
Other liabilities	304	(53)
Federal income taxes
Current	55	(126)
Deferred	(279)	76

Net cash provided by operating activities	1,077	609

Cash Flows Provided by (Used in) Investing Activities
Purchases of investment securities designated as available for sale	(450)	(846)
Proceeds from maturity of investment securities designated as held to maturity	9,010	6,010
Proceeds from repayment of mortgage-backed securities	408	490
Loan principal repayments	12,415	14,818
Loan disbursements	(15,672)	(19,562)
Purchase of office premises and equipment	(10)	(96)
Proceeds from sale of real estate acquired through foreclosure	201	569

Net cash provided by investing activities	5,902	1,383

Net cash provided by operating and investing activities (subtotal carried forward)	6,979	1,992

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Cash Flows
For the years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Net cash provided by operating and investing activities (subtotal brought forward)	$6,979	$1,992

Cash Flows Provided by (Used in) Financing Activities
Net increase in deposit accounts	4,064	851
Proceeds from Federal Home Loan Bank advances	30,000	36,000
Repayment of Federal Home Loan Bank advances	(36,911)	(38,052)
Advances by borrowers for taxes and insurance	16	27
Shares acquired by 2006 equity plan	(185)	(255)
Dividends paid on common stock	(270)	(290)

Net cash used in financing activities	(3,286)	(1,719)

Increase in Cash and Cash Equivalents	3,693	273

Cash and Cash Equivalents, Beginning of Year	3,527	3,254

Cash and Cash Equivalents, End of Year	$7,220	$3,527

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest on deposits and borrowings	$3,534	$3,530

Federal income taxes	$83	$308

Supplemental Disclosure of Noncash Investing Activities
Transfers from loans to real estate acquired through foreclosure	$673	$811

Unrealized losses on securities designated as available for sale, net of related tax benefits	$—	$(24)

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
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
Principles of Consolidation
The consolidated financial statements include the accounts of GFFC and Greenville Federal. All intercompany transactions and balances have been eliminated.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
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
Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. The Corporation had no loans held for sale at June 30, 2008 and 2007.
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
June 30, 2008 and 2007
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
It is the Corporation’s policy to charge off unsecured credits that are more than 120 days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment at that time. The Corporation had no loans that would be defined as impaired at June 30, 2008 or 2007.
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
June 30, 2008 and 2007
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
Investment in Federal Home Loan Bank Stock
Greenville Federal is required, as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB), to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. Greenville Federal’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At June 30, 2008, the FHLB placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.
Mortgage Servicing Rights
Mortgage servicing rights on originated loans that have been sold are capitalized based on their fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. Mortgage servicing rights are included in other assets on the consolidated statement of financial condition.
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
June 30, 2008 and 2007
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
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2008 and 2007:
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
Deposits: The fair value of checking and NOW accounts, savings accounts, and money market deposits is deemed to approximate the amount payable on demand at June 30, 2008 and 2007. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.
Federal Home Loan Bank advances: The fair value of Federal Home Loan Bank advances has been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.
Accrued Interest Payable: The carrying amount presented in the consolidated balance sheets is deemed to approximate fair value.
Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At June 30, 2008 and 2007, the fair value of loan commitments was not material.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments are as follows at June 30:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)
Financial Assets
Cash and cash equivalents	$7,220	$7,220	$3,527	$3,527
Investment securities available for sale	16,157	16,157	17,013	17,013
Investment securities held to maturity	2,021	2,022	11,031	10,859
Mortgage-backed securities	1,280	1,300	1,684	1,692
Loans receivable	89,851	89,307	87,413	86,582
Federal Home Loan Bank stock	1,976	1,976	1,925	1,925
Accrued interest receivable	549	549	550	550

	$119,054	$118,531	$123,143	$122,148

Financial Liabilities
Deposits	$83,697	$84,324	$79,633	$79,650
Advances from the Federal Home Loan Bank	19,214	19,183	26,125	25,625
Advances by borrowers for taxes and insurance	398	398	382	382
Accrued interest payable	215	215	333	333

	$103,524	$104,120	$106,473	$105,990

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

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
For the fiscal year ended June 30, 2008, weighted-average shares outstanding were computed as follows: (1) 2,298,411 shares were issued for the period from July 1, 2007 through June 30, 2008, (2) 68,700 weighted-average shares in the ESOP that were unallocated and not committed to be released were not considered outstanding for the fiscal year ended June 30, 2008, and (3) 11,127 weighted-average shares acquired for the 2006 Equity Plan that were not awarded were treated as treasury shares and not considered outstanding. Weighted-average shares outstanding totaled 2,218,584 for the fiscal year ended June 30, 2008. Diluted earnings per common share include the dilutive effect of all additional potential common shares issuable. Weighted-average shares outstanding for purposes of computing diluted earnings per share totaled 2,218,584 for the fiscal year ended June 30, 2008. Options to purchase 74,800 shares of common stock at $9.45 per share were outstanding at June 30, 2008, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average fair value of the common shares.
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
Reclassifications
Certain reclassifications have been made to the 2007 financial statements to conform to the 2008 financial statement presentation. These reclassifications had no effect on net income.
Recent Accounting Developments
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or July 1, 2008 as to the Corporation, and interim periods within that fiscal year. The adoption of this Statement is not expected to have a material adverse effect on the Corporation’s financial condition or results of operations.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.” This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, or July 1, 2008 as to the Corporation, and interim periods within that fiscal year. Early adoption was permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elected to apply the provisions of SFAS No. 157, “Fair Value Measurements.” The Corporation adopted SFAS No. 159 effective July 1, 2008, as required. The Corporation did not elect the fair value option for any of its financial assets and liabilities, therefore the adoption had no effect on the financial statements.
In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008. The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods. The Corporation adopted Issue 06-4 without effect on the financial statements, as the Corporation currently has no split-dollar policies.
In September 2006, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4.” The guidance in EITF Issue 06-5 requires policyholders to consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, for purposes of determining the amount that could be realized under the terms of the insurance contract. If it is probable that contractual terms would limit the amount that could be realized under the insurance contract, those contractual limitations should be considered when determining the realizable amounts. The amount that could be realized under the insurance contract should be determined on an individual policy (or certificate) level and should include any amount realized on the assumed surrender of the last individual policy or certificate in a group policy.
The Corporation holds several life insurance policies; however, the policies do not contain any provisions that would restrict or reduce the cash surrender value of the policies. The consensus in EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The Corporation applied the guidance in EITF Issue 06-5 effective July 1, 2007, which did not have any effect on the Corporation’s financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109,

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
“Accounting for Income Taxes.” Specifically, FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken on a tax return. FIN 48 also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006, or July 1, 2007 as to the Corporation. Management adopted FIN 48, effective July 1, 2007, as required, without material effect on the Corporation’s consolidated financial position or results of operations.
Note 2: Investment and Mortgage-backed Securities
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at June 30 are shown below.

	June 30, 2008
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
	Amortized Cost	Gains	Losses	Value
	(In thousands)
Available for Sale:
Asset management fund	$16,157	$—	$—	$16,157

Held to Maturity:
Municipal obligations	$21	$—	$—	$21
Federal Home Loan Bank bonds	2,000	1	—	2,001

	$2,021	$1	$—	$2,022

	June 30, 2007
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
	Amortized Cost	Gains	Losses	Value
	(In thousands)
Available for Sale:
Asset management fund	$17,527	$—	$(514)	$17,013

Held to Maturity:
Municipal obligations	$31	$—	$—	$31
Federal Home Loan Mortgage Corporation bonds	2,000	—	(24)	1,976
Federal National Mortgage Association bonds	3,000	—	(36)	2,964
Federal Home Loan Bank bonds	6,000	—	(112)	5,888

	$11,031	$—	$(172)	$10,859

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
The amortized cost and estimated fair value of U.S. Government agency, government sponsored entities and municipal obligations held to maturity, by term to maturity at June 30, 2008 and 2007, are shown below.

	June 30,
	2008		2007
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Held to Maturity:
Due within one year	$2,000	$2,001	$2,000	$1,991
Due after one year through three years	21	21	9,031	8,868
Due after three years through five years	—	—	—	—

Total held to maturity	$2,021	$2,022	$11,031	$10,859

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities held to maturity at June 30 are shown below.

	June 30, 2008
				Estimated
		Gross Unrealized	Gross Unrealized	Fair
	Amortized Cost	Gains	Losses	Value
	(In thousands)
Federal Home Loan Mortgage Corporation participation certificates	$180	$1	$—	$181
Federal National Mortgage Association participation certificates	1,088	20	—	1,108
Government National Mortgage Association participation certificates	12	—	—	12

Total mortgage-backed securities	$1,280	$21	$—	$1,301

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007

	June 30, 2007
				Estimated
		Gross Unrealized	Gross Unrealized	Fair
	Amortized Cost	Gains	Losses	Value
		(In thousands)
Federal Home Loan Mortgage Corporation participation certificates	$232	$1	$—	$233
Federal National Mortgage Association participation certificates	1,436	8	(1)	1,443
Government National Mortgage Association participation certificates	16	—	—	16

Total mortgage-backed securities	$1,684	$9	$(1)	$1,692

The amortized cost and estimated fair values of mortgage-backed securities at June 30, 2008 and 2007, by contractual term to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	June 30,
	2008		2007
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in less than one year	$3	$3	$—	$—
Due in one to five years	1	1	16	17
Due in five to ten years	154	155	165	165
Due after ten years	1,122	1,142	1,503	1,510

	$1,280	$1,301	$1,684	$1,692

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
The Corporation had no securities in an unrealized loss position at June 30, 2008. The table below indicates the length of time individual securities have been in a continuous unrealized loss position at June 30, 2007:

				June 30, 2007
	Less than 12 months			12 months or longer			Total

Description of	Number of		Unrealized	Number of		Unrealized	Number of		Unrealized
securities	investments	Fair value	losses	investments	Fair value	losses	investments	Fair value	losses
(Dollars in thousands)

Investment securities available for sale	—	$—	$—	1	$17,013	$514	1	$17,013	$514
Investment securities held to maturity	—	—	—	11	10,828	172	11	10,828	172
Mortgage-backed securities	5	1,003	1	—	—	—	5	1,003	1

Total temporarily impaired securities	5	$1,003	$1	12	$27,841	$686	17	$28,844	$687

The Corporation’s investments are generally limited to issuances of U. S. Government, government agencies, government sponsored entities and other high quality debt instruments. The asset management fund (the “Fund”) represents an open-ended adjustable-rate mortgage fund. The Fund invests primarily in high quality adjustable-rate mortgage-related investments, with a target duration generally no shorter than a six-month U. S. Treasury Bill and no longer than a one-year U.S. Treasury Bill. The Fund may also invest in U.S. Government and agency securities, government sponsored entities’, certificates of deposit, repurchase agreements and bankers’ acceptances.
At June 30, 2007, based on evaluation of available evidence, including changes in market interest rates, credit rating information and information obtained from regulatory filings, management believed the declines in fair value for these securities were temporary.
During fiscal 2008, management evaluated Greenville Federal’s investment in the Fund and the unrealized loss that had accumulated on the investment. Rating agency downgrades of the underlying mortgage-related securities held in the Fund had significantly decreased the net asset value of the Fund. In May 2008, the manager of the Fund informed Greenville Federal that the “redemption in kind” feature of the Fund had been activated, meaning that any investor in the Fund wanting to redeem its investment in the Fund would receive payment mostly in the form of the securities held in the Fund’s portfolio in the amount of its representative interest in the securities held by the Fund, rather than in the form of cash. It is the policy of the Fund to pay cash in an amount not to exceed $250,000 over a ninety-day period to each investor requesting redemption. In light of the continuing decline in the fair value of the Fund, the securities downgrades and the activation of the redemption in kind feature, the Board of Directors of Greenville Federal determined that the impairment in the value of the Fund was other-than-temporary, and accordingly recognized the impairment, totaling $1.8 million, through a charge to the operating statement. The impairment was recognized based upon the fair value of the investment as of June 30, 2008, and Greenville Federal has established a new cost basis of the investment as of that date.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Note 3: Loans Receivable
The composition of the loan portfolio at June 30 is as follows:

	2008	2007
	(In thousands)

Residential real estate
One- to four-family	$74,882	$72,089
Multi-family	3,907	3,864
Construction	998	701
Nonresidential real estate	5,999	5,242
Nonresidential real estate construction	—	750
Commercial	2,879	3,467
Consumer and other	3,004	3,121

Total loans	91,669	89,234
Less
Unearned interest	10	9
Deferred loan origination fees, net	368	371
Allowance for loan losses	583	579
Undisbursed portion of loans in process	857	862

Net loans	$89,851	$87,413

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $78.9 million, or 88% of the total loan portfolio at June 30, 2008, and approximately $76.0 million, or 87% of the total loan portfolio at June 30, 2007. The preponderence of such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of west central Ohio, thereby impairing collateral values.
The Corporation has sold loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $12.3 million and $15.0 million at June 30, 2008 and 2007, respectively.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Note 4: Allowance for Loan Losses
The activity in the allowance for loan losses for the fiscal years ended June 30 is summarized as follows:

	2008	2007
	(In thousands)

Balance, beginning of year	$579	$579
Provision for loan losses	189	20
Charge-offs of loans, net of recoveries	(185)	(20)

Balance, end of year	$583	$579

At June 30, 2008 and 2007, the Corporation had accruing loans delinquent 90 days or more totaling $503,000 and $399,000, respectively. At June 30, 2008 and 2007, the Corporation had non-accruing loans totaling $244,000 and $72,000, respectively. Interest income that would have been recognized had such nonperforming loans performed pursuant to contractual terms totaled approximately $10,000 and $1,000 for the fiscal years ended June 30, 2008 and 2007, respectively.
Note 5: Office Premises and Equipment
Office premises and equipment are summarized as follows at June 30:

	2008	2007
	(In thousands)

Land	$572	$572
Leasehold improvements	204	204
Buildings and improvements	1,721	1,721
Furniture and equipment	1,528	1,518
Vehicles	13	13

	4,038	4,028
Less accumulated depreciation and amortization	(2,131)	(2,006)

Net premises and equipment	$1,907	$2,022

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Note 6: Mortgage Servicing Rights
A summary of the Corporation’s mortgage servicing rights for the fiscal years ended June 30, 2008 and 2007 is as follows:

	2008	2007
	(In thousands)

Balance at beginning of year	$148	$185
Recognition of mortgage servicing rights on sale of loans	—	—
Amortization of mortgage servicing rights	(30)	(37)

Balance at end of year	$118	$148

Valuation allowance for impairment at beginning of year	$—	$—
Valuation allowance recorded	(10)	—

Valuation allowance for impairment at end of year	$(10)	$—

Net carrying value of mortgage servicing rights at end of year	$108	$148

At June 30, 2008 and 2007, the fair value of the Corporation’s mortgage servicing rights approximated the net carrying values at the respective dates set forth above. Mortgage servicing rights are included within the prepaid expenses and other assets caption in the consolidated balance sheets.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Note 7: Deposits
     Deposits consist of the following major classifications at June 30:

	2008		2007
Deposit type and weighted average interest rate	Amount	%	Amount	%
	(Dollars in thousands)

Non-interest-bearing checking	$4,806	5.7%	$4,248	5.3%
NOW accounts
2008 — 0.56%	4,580	5.5
2007 — 0.56%			4,844	6.1
Money market accounts
2008 — 0.60%	330	0.4
2007 — 0.60%			498	0.6
Savings accounts
2008 — 1.50%	20,357	24.3

2007 — 1.08%			18,818	23.7

Total demand, transaction and savings deposits	30,073	35.9	28,408	35.7

Certificates of deposit Original maturities of:
Less than twelve months
2008 — 2.75%	32,130	38.4
2007 — 4.85%			28,596	35.9
Twelve months to thirty-six months
2008 — 3.68%	9,678	11.6
2007 — 3.69%			12,441	15.6
Thirty-six months and greater
2008 — 3.92%	11,816	14.1

2007 — 3.87%			10,188	12.8

Total certificates of deposit	53,624	64.1	51,225	64.3

Total deposit accounts	$83,697	100.0%	$79,633	100.0%

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
The Corporation had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $17.3 million and $13.3 million at June 30, 2008 and 2007, respectively. Deposits in excess of $100,000 included accounts received from the State of Ohio totaling $13.0 million and $11.0 million at those respective dates. At June 30, 2008, the Corporation had letters of credit from the Federal Home Loan Bank totaling $15.2 million to secure certain deposits.

Interest expense on deposits is summarized as follows for the years ended June 30:

	2008	2007
	(In thousands)

Demand, transaction and savings accounts	$242	$238
Certificate of deposit accounts	2,068	2,041

Balance at end of year	$2,310	$2,279

Maturities of certificate of deposit accounts as of June 30 are as follows:

	2008	2007
	(In thousands)

Due within one year	$39,141	$38,758
Due after one year to two years	6,498	5,758
Due after two years to three years	2,398	3,635
Due after three years to four years	1,915	1,570
Due after four years to five years	3,672	1,504

	$53,624	$51,225

Note 8: Advances from the Federal Home Loan Bank
Advances from the Federal Home Loan Bank, collateralized at June 30, 2008, by a blanket pledge of residential real estate mortgage loans totaling $25.9 million and the Corporation’s investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing in fiscal year ending June 30,	2008	2007
	(In thousands)

2008	$—	$14,158
2009	3,380	2,772
2010	6,657	2,391
2011	5,359	5,082
2012	1,114	828
Thereafter	2,704	894

	$19,214	$26,125

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Note 9: Federal Income Taxes (Credits)
The provision for federal income taxes (credits) differs from that computed at the statutory corporate rate for the fiscal years ended June 30 as follows:

	2008	2007
	(In thousands)

Federal income taxes (credits) computed at the 34% statutory rate	$(392)	$305
Increase (decrease) in taxes resulting from:
Increase in cash surrender value of life insurance	(52)	(49)
Valuation allowance on deferred tax assets	210	—
Other	3	1

Federal income tax provision (credit) per consolidated financial statements	$(231)	$257

Effective rate of tax	(20.0)%	28.6%

The composition of the Corporation’s net deferred tax asset (liability) at June 30 is as follows:

	2008	2007
	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax liabilities
Federal Home Loan Bank stock dividends	$(406)	$(397)
Difference between book and tax depreciation	(27)	(41)
Mortgage servicing rights	(37)	(50)
Prepaid expenses and other	(32)	(40)

Total deferred tax liabilities	(502)	(528)

Deferred tax assets
General loan loss allowance	185	189
Deferred loan origination fees	73	53
Charitable contributions	—	7
Unrealized losses on securities available for sale	—	175
Other-than-temporary impairment loss	607	—
Other	4	—

Gross deferred tax assets	869	424
Less: valuation allowance	(210)	—

Total deferred tax assets, net	659	424

Net deferred tax asset (liability)	$157	$(104)

The valuation allowance relates to the other-than-temporary impairment loss which may not be deductible in future periods. Should the loss be realized upon redemption of the security, since the loss will be capital in nature, it may only be deducted to the extent the Corporation has capital gains. The realized capital loss can be carried back three years and carried forward five years.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Prior to 1997, the Corporation was allowed a special bad debt deduction generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that previously qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2008, include approximately $1.8 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $600,000 at June 30, 2008. Management believes that it is more likely than not that the results of future operations, as integrated with the reversal of deferred tax credits, will generate sufficient taxable income to realize reported deferred tax assets.
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

At June 30, 2008, the Corporation had outstanding commitments of $65,000 to originate adjustable-rate loans and $2.4 million to originate fixed-rate loans at interest rates ranging from 5.75% to 9.625%. Additionally, the Corporation had commitments under unused lines of credit for home equity loans and commerical loans totaling approximately $2.7 million and $349,000, respectively. Finally, the Corporation had commitments under stand-by letters of credit totaling approximately $55,000. Stand-by letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2008 and will be funded from normal cash flow from operations.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007

Note 11:	Lease Commitments
The Corporation conducts a portion of its operations in leased facilities under noncancelable operating leases scheduled to expire in fiscal 2011. The minimum rental commitment under operating leases was as follows:

Year ended June 30,	(In thousands)

2009	$52
2010	52
2011	16

$120

Rental expense for all operating leases totaled approximately $48,000 for each of the fiscal years ended June 30, 2008 and 2007.

Note 12:	Benefit Plans
The Corporation has a contributory 401(k) plan which covers substantially all employees. Eligible participants of the plan may voluntarily make contributions up to 25% of annual compensation. Employer contributions to the plan are required in an amount equal to 100% of the employees’ contributions, not to exceed 6% of the employees’ eligible salary level. The expense for this plan totaled approximately $73,000 and $71,000 for fiscal years ended June 30, 2008 and 2007, respectively.
In connection with the Reorganization, the Corporation implemented an employee stock ownership plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who are credited with at least 1,000 hours of service on the last day of the 12-month period beginning on their employment commencement date or, to the extent necessary, the last day of any plan year thereafter beginning with the plan year that includes the first anniversary of the employee’s commencement date. The ESOP acquired 90,098 shares of Corporation common stock at $10.00 per share in the conversion with funds provided by a loan from the Corporation. Accordingly, $901,000 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares used to repay the ESOP note are treated as compensation expense. The Corporation recognizes compensation expense equal to the fair value of ESOP shares allocated to participants during the fiscal year. Allocation of shares to the ESOP participants are contingent upon the repayment of a loan to the Corporation totaling $663,000 at June 30, 2008. The Corporation recorded expense for the ESOP of approximately $77,000 and $90,000 for the fiscal years ended June 30, 2008 and 2007, respectively.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007

	2008	2007

Allocated shares	27,030	18,020
Unallocated shares	63,068	72,078

Total ESOP shares	90,098	90,098

Fair value of unallocated shares at June 30	$460,000	$681,000

The Corporation is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement. At June 30, 2008, the fair value of the 27,030 allocated shares held by the ESOP is approximately $197,000.
During fiscal 2007 the Corporation’s shareholders ratified the 2006 Equity Plan that provides for awards of up to 45,048 shares of the Corporation’s common stock to directors, officers and employees of the Corporation. Effective June 29, 2007, awards were made to members of the Board of Directors and executive officers totaling 25,700 shares. Effective January 25, 2008, awards were made to an executive officer totaling 4,200 shares. The awards are scheduled to vest over a period of five years from the date of the award at a rate of 20% per year. The Corporation did not recognize any compensation expense for these awards during the fiscal year ended June 30, 2007. Compensation expense for the awards totaled approximately $52,000 for the fiscal year ended June 30, 2008.

Note 13:	Stock Option Plan
The Greenville Federal Financial Corporation 2006 Equity Plan (the “Plan”), which was approved by shareholders on October 31, 2006, permits the grant of options to purchase shares of the Corporation’s common stock to its directors and employees for up to 112,622 shares. This Plan is intended to foster and promote the long-term financial success of the Corporation and to increase stockholder value by [1] providing employees and directors an opportunity to acquire an ownership interest in the Corporation and [2] enabling the Corporation to attract and retain the services of outstanding employees and directors upon whose judgment, interest and special efforts the successful conduct of the Corporation’s business is largely dependent. Option awards are generally granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have ten-year contractual terms. Upon a change in control of the Corporation (as defined in the Plan), each option will be treated as provided in a separate written agreement with the option holder or, if no such agreement exists, will be cancelled in exchange for cash or the merger or acquisition consideration, as provided in the merger or acquisition agreement. The Corporation granted stock option awards for 74,800 shares on June 29, 2007.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
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
The Corporation recognized no expense for stock option awards for the fiscal year ended June 30, 2007, since the awards were granted on June 29, 2007. Compensation expense for the awards totaled approximately $23,000 for the fiscal year ended June 30, 2008.
There were no grants, exercises or forfeitures of outstanding options during the fiscal year ended June 30, 2008. At June 30, 2008, there were 14,960 options exercisable at a weighted-average exercise price of $9.45.
As of June 30, 2008, there was approximately $92,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost will be recognized over the next four fiscal years at approximately $23,000 per year.
The shares of the stock to be delivered under the Plan may consist, in whole or in part, of treasury stock or authorized but unissued shares not reserved for any other purpose; provided, however, that the use of shares purchased in the secondary market will be limited to such repurchases as are permitted by applicable regulations of the Office of Thrift Supervision.

Note 14:	Regulatory Capital
Greenville Federal is subject to the regulatory capital requirements of the Office of Thrift Supervision (the “OTS”). Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on Greenville Federal’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Greenville Federal must meet specific capital guidelines that involve quantitative measures of Greenville Federal’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Greenville Federal’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
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
As of June 30, 2008, the most recent notification from the OTS categorized Greenville Federal as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized” Greenville Federal must maintain minimum capital ratios as set forth in the following table.
As of June 30, 2008 and 2007, management believes that Greenville Federal met all capital adequacy requirements to which it was subject.

	As of June 30, 2008
					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tangible capital	$13,319	10.6%	> $1,892	> 1.5%	> $6,306	> 5.0%

Core capital	$13,319	10.6%	> $5,045	> 4.0%	> $7,568	> 6.0%

Risk-based capital	$13,834	16.6%	> $6,683	> 8.0%	> $8,353	>10.0%

			As of June 30, 2007
					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Tangible capital	$13,881	10.7%	> $1,946	> 1.5%	> $6,486	> 5.0%

Core capital	$13,881	10.7%	> $5,189	> 4.0%	> $7,784	> 6.0%

Risk-based capital	$14,437	20.4%	> $5,655	> 8.0%	> $7,069	>10.0%

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
The following table reconciles capital as determined under generally accepted accounting principles (GAAP) to tangible, core and risk-based capital as determined by Greenville Federal’s primary regulator (Regulatory Capital).

	June 30,
	2008	2007
	(In thousands)

GAAP capital	$13,326	$13,891
Reconciling items:
Mortgage servicing rights excluded	(7)	(10)

Tangible and core capital	13,319	13,881
General valuation allowance	515	556

Risk-based capital	$13,834	$14,437

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
Greenville Federal is subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Corporation. Generally, Greenville Federal’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During fiscal 2008, no capital distributions were made to the Corporation.
Regulations of the OTS governing mutual holding companies permit Greenville Federal MHC to waive the receipt by it of any common stock dividend declared by GFFC or Greenville Federal, provided the OTS does not object to such waiver. Pursuant to these provisions, Greenville Federal waived $354,000 in dividends during the fiscal year ended June 30, 2008.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007

Note 15:	Related Party Transactions
In the ordinary course of business, the Corporation has made loans to some of its directors, officers and their related business interests. In the opinion of management, such loans are consistent with sound lending practices and are within applicable regulatory lending limitations. The balance of such loans totaled approximately $679,000 and $454,000 at June 30, 2008 and 2007, respectively. Included in the June 30, 2008 balance are loans in the amount of $193,000 to a newly appointed officer effective June 17, 2008. During the fiscal year ended June 30, 2008, new borrowings to related parties, including draws on line of credit loans, amounted to $388,000 and repayments totaled $356,000. Additionally, line of credit commitments to related parties totaled $71,000 and $64,000 at June 30, 2008 and 2007, respectively.
Deposits from related parties held by the Corporation at June 30, 2008 and 2007 totaled $651,000 and $562,000, respectively.

Note 16:	Greenville Federal Financial Corporation Condensed Financial Statements
The following condensed financial statements summarize the financial position of Greenville Federal Financial Corporation as of June 30, 2008 and 2007, and the results of its operations and its cash flows for the fiscal years then ended.
Greenville Federal Financial Corporation
Balance Sheets
June 30, 2008 and 2007
(In thousands)

	2008	2007

Assets
Interest-bearing deposits in Greenville Federal	$7,855	$3,426
Demand deposit in Greenville Federal	3	5
Loan receivable from ESOP	663	738
Dividend receivable from Greenville Federal	—	4,712
Receivable from Greenville Federal	61	—
Investment in Greenville Federal	13,326	13,891

Total assets	$21,908	$22,772

Liabilities and Stockholders’ Equity

Accrued expenses and other liabilities	$52	$28
Stockholders’ equity Common stock and additional paid-in capital	9,044	9,168
Retained earnings	13,443	14,636
Shares acquired by employee stock ownership plan	(631)	(721)
Unrealized losses on securities designated as available for sale, net of tax effects	—	(339)

Total stockholders’ equity	21,856	22,744

Total liabilities and stockholders’ equity	$21,908	$22,772

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Greenville Federal Financial Corporation
Statements of Operations
Years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Revenue
Interest income	$286	$193
Equity in earnings (loss) of Greenville Federal	(981)	607

Total revenue (loss)	(695)	800
General and administrative expenses	198	142

Income (loss) before income taxes	(893)	658
Income taxes	30	17

Net Income (Loss)	$(923)	$641

Greenville Federal Financial Corporation
Statements of Cash Flows
Years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Cash flows from operating activities:
Net income (loss)	$(923)	$641
Equity in undistributed (income) loss of Greenville Federal	981	(607)
Amortization of expense related to stock benefit plans	75	—
Increase in cash due to changes in:
Prepaid expenses and other assets	4,651	—
Other liabilities	23	23

Net cash provided by operating activities	4,807	57

Cash flows from investing activities:
Principal repayments on loan to ESOP	75	70

Net cash provided by investing activities	75	70

Cash flows from financing activities:
Shares acquired under 2006 equity plan	(185)	(255)
Dividends paid	(270)	(290)

Net cash used in financing activities	(455)	(545)

Net increase (decrease) in cash and cash equivalents	4,427	(418)

Cash and cash equivalents at beginning of year	3,431	3,849

Cash and cash equivalents at end of year	$7,858	$3,431

Greenville Federal Financial Corporation
Directors and Officers

Directors of Greenville	Executive
Federal Financial	Officers of	Executive
Corporation and	Greenville Federal	Officers of
Greenville Federal	Financial Corporation	Greenville Federal

David M. Kepler
President and Chief
Executive Officer
Greenville Federal Financial
Corporation and Greenville
Federal

David T. Feltman
Retired

George S. Luce, Jr.
Salesperson
Best Equipment Company, Inc.
(Distributor)

Richard J. O’Brien
Retired

Eunice F. Steinbrecher
Chair of the Board
Messiah College;
Real Estate Management
and Investment

James W. Ward
Certified Public Accountant
Fry and Company

David R. Wolverton
Retired, President and Chief
Executive Officer
Greenville Federal
	David M. Kepler President and Chief Executive Officer Susan J. Allread Chief Financial Officer, Treasurer, Vice President and Secretary	David M. Kepler President and Chief Executive Officer Susan J. Allread Chief Financial Officer, Treasurer, Secretary, Vice President and Compliance Officer

Greenville Federal Financial Corporation
Investor and Corporate Information
Market Price of GFFC’s Common Stock and Related Stockholder Matters
Greenville Federal Financial Corporation common stock is listed on the OTC Bulletin Board under the symbol “GVFF”.
As of August 31, 2008, there were 2,298,411 shares of Greenville Federal Financial Corporation common stock outstanding (including shares held by the trusts for the ESOP and the 2006 Equity Plan and shares held by Greenville Federal MHC) and there were approximately 376 holders of record.
Set forth below are the high and low prices of our common stock since January 4, 2006, as reported by the OTC Bulletin Board, as well as our quarterly dividend payment history.

			Dividends
			declared per
Quarter Ended	High	Low	share

June 30, 2008	$8.25	$7.05	$0.07
March 31, 2008	$8.68	$8.00	$0.07
December 31, 2007	$9.50	$8.10	$0.07
September 30, 2007	$9.75	$8.85	$0.07

			Dividends
			declared per
Quarter Ended	High	Low	share

June 30, 2007	$10.05	$9.45	$0.07
March 31, 2007	$10.60	$9.85	$0.07
December 31, 2006	$10.34	$9.60	$0.07
September 30, 2006	$9.88	$9.25	$0.07
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
If Greenville Federal Financial Corporation pays dividends to its stockholders, generally it will be required to pay dividends to Greenville Federal MHC, unless Greenville Federal MHC waives the receipt of dividends and the Office of Thrift Supervision approves of such waiver. The dividends paid in fiscal 2008 and 2007 were waived by Greenville Federal MHC with the approval of the Office of Thrift Supervision.

Greenville Federal Financial Corporation
Stockholder and General Inquiries
Greenville Federal Financial Corporation
690 Wagner Avenue
Greenville, Ohio 45331
(937) 548-4158
Attn: David M. Kepler

Registered Independent Auditors	Corporate Counsel

BKD, LLP 312 Walnut Street Suite 3000 Cincinnati, Ohio 45202 (513) 621-8300	Vorys, Sater, Seymour and Pease LLP Suite 2000, Atrium Two 221 E. Fourth Street Cincinnati, Ohio 45202 (513) 723-4000
Annual Reports
A copy of the Greenville Federal Financial Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Ms. Susan Allread, Greenville Federal Financial Corporation, 690 Wagner Avenue, Greenville, Ohio 45331.
OFFICE LOCATIONS
Full Service Banking Locations

Main Office:	690 Wagner Avenue Greenville, Ohio 45331 (937) 548-4158	Branch Office:	GF XPRESS 200 Lease Avenue Greenville, Ohio 45331 (937) 548-4158
Internet Banking: www.greenvillefederal.com

Greenville Federal Financial Corporation

690 Wagner Avenue
Greenville, Ohio 45331
937-548-4158
www.greenvillefederal.com