Form 10-K, Exhibit 13
period 2009-06-30
Greenville Federal Financial CORP
filed 2009-09-28
CIK 1330365

Exhibit 13
Greenville Federal Financial Corporation
2009 Annual Report

Greenville Federal Financial Corporation
June 30, 2009 and 2008
Contents

Letter from the President and Chief Executive Officer	1

Business of Greenville Federal Financial Corporation	3

Selected Financial and Other Data	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	6

Financial Statements

Report of Independent Registered Public Accounting Firm	22

Consolidated Balance Sheets	23

Consolidated Statements of Operations	24

Consolidated Statements of Comprehensive Income	25

Consolidated Statements of Stockholders’ Equity	26

Consolidated Statements of Cash Flows	27

Notes to Consolidated Financial Statements	29

Management’s Report On Internal Controls	58

Directors and Officers	59

Investor and Corporate Information	60

Office Locations	61

Letter from the President and Chief Executive Officer
Dear Fellow Shareholders and Friends:
The 2009 Annual Report of Greenville Federal Financial Corporation reflects a year of challenge and transition for our company. We recorded a net loss of $3.2 million, compared to a loss of $923,000 in 2008. The increased loss was primarily attributable to a $3.3 million non-cash impairment charge on investment securities. Excluding this charge, Greenville Federal recorded net income of $176,000. Our net interest margin improved 46 basis points compared to 2008. In these unprecedented financial times, 2009 was a challenging year for most financial institutions, and we were not immune to many of these same challenges. The counties we serve experienced declining real estate values and increasing delinquency rates. We continue to monitor our loan portfolio as nonperforming loans increased $87,000 compared to 2008, yet remain manageable at 0.9% of total loans. Our prudent underwriting has enabled Greenville Federal to avoid significant increases in loan loss provisions, unlike other banks. Our core lending product is mortgage loans secured by single family homes, and we experienced an increase of $2.6 million in that loan category in 2009 even in a tough real estate market. Although the banking industry will continue to face pressure on interest rate margins, earnings and loan quality and be challenged to operate more efficiently, I am confident our company is moving in the right direction with great opportunities ahead of us.
I joined Greenville Federal in May as your new President and Chief Executive Officer with excitement and eagerness to build upon the tradition that has been established over 126 years. Prior to accepting the offer to become President and CEO, my research revealed a strong community-focused bank with loyal customers and hard-working employees and directors who are committed to the company’s success. The opportunity to be a part of such a proud community and to reclaim Greenville Federal’s positive performance history was a dynamic draw for me and my family.
In working to reclaim our positive financial performance, we have experienced progress towards improving our earnings, efficiency and customer service these past four months. This is a time for new beginnings and realizing the full potential of Greenville Federal, and we are working hard to make that a reality. To accomplish this we are also improving our products, processes and training to provide our teammates with the best possible tools for their success. Improving our processes, implementing sales and service standards, providing additional training and accepting personal accountability will be the platform for future growth and improved efficiency for our company.
As stated above, these are unprecedented times in the banking industry and despite the economic turmoil and credit concerns, Greenville Federal’s capital qualifies it to be deemed “well capitalized” by the Office of Thrift Supervision (the “OTS”). The bank’s core capital ratio, 8.6%, was more than double the OTS minimum requirement of 4%. The bank’s risk-based capital ratio was 13.8%, compared to the OTS minimum requirement of 8%, and our tangible capital ratio was 8.6%, compared to the OTS minimum requirement of 1.5%. As these key ratios indicate, Greenville Federal is financially sound and a safe and secure place for customers to do business.

Finally, I would like to express appreciation to all of our dedicated employees and directors for their commitment to moving Greenville Federal forward and also for their many hours of community service. From supporting our local schools, non-profits and The Great Darke County Fair to promoting buying from our local stores with our Generation Gold merchant discounts, Greenville Federal is a true community bank. As the oldest bank headquartered in Greenville, we are very proud of our community roots and value our customer relationships. I would also like to acknowledge David Kepler who retired as President and CEO in April. David provided many years of service to our company and was a steady hand, especially during the challenging times of these past few years.
Thank you for continuing to support Greenville Federal, your local community bank. We will work hard to earn your business each and every day.
Sincerely,
Jeff D. Kniese
President and CEO

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

Greenville Federal Financial Corporation
Selected Financial and Other Data
The summary information presented below under “Selected Financial Condition Data,” “Selected Operations Data,” and the “Selected Financial Ratios and Other Data” as of and for each of the two years ended June 30, 2009 and 2008, is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 22.

	At June 30,
	2009	2008
	(In thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets	$119,570	$126,126
Cash and cash equivalents	4,474	7,220
Investment securities available for sale	11,888	16,157
Investment securities held to maturity	11	2,021
Mortgage-backed securities held to maturity	1,822	1,280
Loans receivable	91,663	89,851
Deposits	72,918	83,697
Advances from the Federal Home Loan Bank	26,903	19,214
Stockholders’ equity	18,614	21,856
Allowance for loan losses	577	583
Nonperforming loans	834	747

	For the year ended June 30,
	2009	2008
	(In thousands, except per share data)
SELECTED OPERATIONS DATA:
Total interest income	$6,809	$7,422
Total interest expense	2,511	3,416

Net interest income	4,298	4,006
Provision for loan losses	155	189

Net interest income after provision for loan losses	4,143	3,817
Total other income	843	858
Total general, administrative and other expense	8,175	5,829

Loss before income credits	(3,189)	(1,154)
Federal income credits	(36)	(231)

Net loss	$(3,153)	$(923)

Earnings (loss) per share — basic and diluted	$(1.42)	$(0.42)

Greenville Federal Financial Corporation
Selected Financial and Other Data

	At or for the year ended
	June 30,
	2009	2008

Performance Ratios:
Return on average assets	(2.59)%	(0.72)%
Return on average equity	(16.09)	(4.15)
Average equity to average assets	16.07	17.47
Equity to assets at the end of the year	15.57	17.33
Interest rate spread [1]	3.46	2.80
Net interest margin [2]	3.83	3.37
Average interest-earning assets to average interest-bearing liabilities	116.47	119.85
Total general, administrative and other expenses to average total assets[5]	3.98	3.15
Efficiency ratio [3] [6]	94.27	82.43
Dividend payout ratio [4]	NA	NA

Asset Quality Ratios:

Nonperforming loans as a percent of total loans	0.90	0.81
Nonperforming assets as a percent of total assets	1.17	1.14
Allowance for loan losses as a percent of total loans	0.62	0.64
Allowance for loan losses as a percent of nonperforming loans	69.18	78.05

Regulatory Capital Ratios:

Tangible capital	8.62	10.56
Core capital	8.62	10.56
Risk-based capital	13.83	16.56

Number of banking offices	2	2

[1]	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.

[2]	Net interest margin represents net interest income as a percent of average interest-earning assets for the year.

[3]	The efficiency ratio represents general, administrative and other expenses as a percent of the total of net interest income and other income.

[4]	The dividend payout ratio represents dividends declared per share divided by earnings per share. The ratio has not been adjusted for dividends waived by Greenville Federal MHC.

[5]	This ratio was calculated without the other-than-temporary impairment charge on investment securities of $1.8 million. Including the impairment charge, the ratio was 4.58%.

[6]	This ratio was calculated without the other-than-temporary impairment charge on investment securities. Including the impairment charge, the ratio was 158.9%.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
This discussion and analysis reflects GFFC’s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with our consolidated financial statements and their notes beginning on page 22 of this annual report, and the other statistical data provided in this report. The preparation of financial statements involves the application of accounting policies relevant to our business. Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances that could affect these judgments include, without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.
General
GFFC’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for loan losses and service charges and fees collected on our deposit accounts. GFFC’s general, administrative and other expense primarily consists of employee compensation and benefits, occupancy and equipment expense, franchise taxes, data processing expense, other operating expenses and federal income taxes. For 2008 and 2009, general, administrative and other expense also consisted of an other-than-temporary impairment charge on securities. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.
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
Comparison of financial condition at June 30, 2009 and June 30, 2008
At June 30, 2009, Greenville Federal had total assets of $119.6 million, a decrease of $6.6 million, or 5.2%, compared to the $126.1 million total at June 30, 2008. The decrease in total assets was due primarily to the decline in the fair value of investment securities designated as available for sale and maturing investment securities, partially offset by an increase in loans receivable.
Cash and cash equivalents, consisting of cash and due from banks and interest-bearing deposits in other financial institutions, totaled $4.5 million at June 30, 2009, a decrease of $2.7 million, or 38.0%, from June 30, 2008. Investment securities totaled $11.9 million at June 30, 2009, a decrease of $6.3 million, or 34.5%, from the $18.2 million total at June 30, 2008.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
The decrease in investment securities was due primarily to a $3.3 million other-than-temporary impairment charge on equity securities and $2.0 million of U. S. Government sponsored entity obligations maturing during the year ended June 30, 2009.
Mortgage-backed securities totaled $1.8 million at June 30, 2009, an increase of $542,000, or 42.3%, from the $1.3 million total at June 30, 2008, due primarily to the purchase of a Gennie Mae mortgage-backed security, partially offset by principal repayments during the period. Loans receivable totaled $91.7 million at June 30, 2009, an increase of $1.8 million, or 2.0%, over June 30, 2008. The increase resulted primarily from loan disbursements of $15.2 million, which were partially offset by principal repayments of $13.0 million and loans transferred into real estate owned of $378,000. At June 30, 2009, the loan portfolio, before net items, was comprised of $82.4 million of residential real estate loans, 95.4% of which were loans secured by one- to four-family residential real estate, $5.8 million of loans secured by nonresidential real estate, $2.3 million of commercial loans and $2.7 million in consumer loans. During fiscal 2009, Greenville Federal increased its portfolio of residential real estate loans by $2.6 million, or 3.3%. However, its portfolio of commercial loans decreased by $609,000, or 21.2%. Management would like to increase nonresidential, consumer and commercial lending as a means to diversify the portfolio and to obtain an increase in yield. While these loan types generally entail a greater degree of risk than one- to four-family residential loans, management believes such loans have been conservatively underwritten. The majority of these loans have been made to existing customers. While Greenville Federal did not realize increases in nonresidential, consumer and commercial loans during the year ended June 30, 2009, management intends to pursue a limited rate of growth over the next year in these loans, but is committed to retaining its historical focus on one- to four-family residential lending.
At June 30, 2009, the allowance for loan losses totaled $577,000, or 0.62% of total loans, compared to $583,000, or 0.64% of total loans, at June 30, 2008. Nonperforming loans totaled $834,000 at June 30, 2009, compared to $747,000 at June 30, 2008. At June 30, 2009, non-performing loans were comprised primarily of one- to four-family loans. The allowance for loan losses totaled 69.2% and 78.1% of nonperforming loans at June 30, 2009 and 2008, respectively. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using Greenville Federal’s historic loss experience, adjusted for changes in economic trends in Greenville Federal’s lending area, by applying these adjusted loss percentages to the loan types to be evaluated collectively in the portfolio.
Greenville Federal’s analysis of the allowance for loan losses as of and for the year ended June 30, 2009, included recognition of the increasing level of foreclosure actions filed in Greenville Federal’s lending area over the past year. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at June 30, 2009. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Deposits totaled $72.9 million at June 30, 2009, a decrease of $10.8 million, or 12.9%, from the $83.7 million total at June 30, 2008. The decrease resulted primarily from a decrease in short-term certificates of deposit during the period. Greenville Federal participates in a bidding process for short-term public deposits through the Bid Ohio program. On the first Tuesday of each month, the Ohio Treasurer’s office sponsors an online auction for eligible Ohio state depository banks to bid on interim State funds. Such short-term deposits from the State of Ohio decreased by $12.0 million to a total of $1.0 million at June 30, 2009, compared to $13.0 million at June 30, 2008. Greenville Federal also participates in a bidding process for local short-term public funds. Such short-term deposits from the City of Greenville totaled $500,000 at June 30, 2009.
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
Advances from the Federal Home Loan Bank amounted to $26.9 million at June 30, 2009, an increase of $7.7 million, or 40.0%, compared to June 30, 2008. The increase in advances was primarily the result of low interest rates offered on advances by the Federal Home Loan Bank. During the fiscal year ended June 30, 2009, funds from advances were a more affordable option than the above mentioned short-term public deposits. The advances taken had maturities between five and ten years with rates ranging from 2.77% to 3.63%.
Stockholders’ equity totaled $18.6 million at June 30, 2009, a decrease of $6.6, or 5.2%, from June 30, 2008. The decrease resulted from a net loss of $3.2 million for the fiscal year ended June 30, 2009, and dividends paid on common stock of $272,000, which were partially offset by the effects of amortization of ESOP expense of $47,000, stock benefit plan expense of $73,000, and a $67,000 increase in the unrealized gains on securities designated as available for sale. Greenville Federal is required to maintain minimum regulatory capital pursuant to federal regulations. At June 30, 2009, Greenville Federal’s regulatory capital continued to exceed all minimum regulatory capital requirements and met the requirements for Greenville Federal to be deemed well capitalized.
Comparison of results of operations for the fiscal years ended June 30, 2009 and June 30, 2008
General. Greenville Federal recorded a net loss of $3.2 million for the fiscal year ended June 30, 2009, compared to a net loss of $923,000 recorded for the fiscal year ended June 30, 2008. The decline in net income was primarily attributable to a $3.3 million non-cash impairment charge on investment securities, an increase in other components of general, administrative, and other expense of $845,000, and a $195,000 increase in federal income taxes, which were partially offset by a $292,000 increase in net interest income and a decrease of $34,000 in the provision for losses on loans.
Excluding the $3.3 million, non-cash impairment charge on investment securities, Greenville Federal recorded net income of $176,000.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Interest income. Total interest income amounted to $6.8 million for the fiscal year ended June 30, 2009, a decrease of $613,000, or 8.3%, compared to the fiscal year ended June 30, 2008. The decrease in interest income primarily reflects the effect of a decrease in average interest-earning assets outstanding year to year, coupled with a decrease in the weighted-average yield from 6.24% in fiscal 2008 to 6.07% in fiscal 2009.
Interest income on loans decreased by $52,000, or 0.9%, for the fiscal year ended June 30, 2009, compared to fiscal 2008, due primarily to a decrease in the weighted-average yield on loans, to 6.59% for fiscal 2009 from 6.80% for fiscal 2008, partially offset by a $2.0 million, or 2.2%, increase in the average balance outstanding. Interest income on mortgage-backed securities increased by $8,000, or 9.0%, during the fiscal year ended June 30, 2009, due primarily to a $243,000 increase in the average balance outstanding, partially offset by a decrease in the weighted-average yield from 5.99% in fiscal 2008 to 5.61% in fiscal 2009. Interest income on investment securities decreased by $487,000, or 44.4%, during the fiscal year ended June 30, 2009, due primarily to a decrease of $10.3 million, or 42.7%, in the average balance outstanding, along with a decrease in the weighted-average yield from 4.57% in fiscal 2008 to 4.43% in fiscal 2009. All yields decreased due to lower interest rates in the economy during fiscal year 2009.
Interest expense. Interest expense totaled $2.5 million for the fiscal year ended June 30, 2009, a decrease of $905,000, or 26.5%, from interest expense of $3.4 million for fiscal 2008. This decrease resulted from a decrease in the weighted-average cost of funds, to 2.61% for fiscal 2009, compared to 3.44% for fiscal 2008, along with a $2.9 million, or 2.9%, decrease in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2009. Interest expense on deposits totaled $1.6 million for the fiscal year ended June 30, 2009, a decrease of $694,000, or 30.0%, from fiscal 2008. This decrease was a result of a decrease in the weighted-average cost of deposits, to 2.18% for fiscal 2009, compared to 3.06% for fiscal 2008, coupled with a decrease in the average balance of deposits outstanding of $1.2 million, or 1.6%. Interest expense on borrowings totaled $895,000 for the fiscal year ended June 30, 2009, a decrease of $211,000, or 19.1%, from fiscal 2008. This decrease was due to a decrease in the average balance outstanding of $1.7 million, or 7.1%, coupled with a decrease in the weighted-average cost of borrowings from 4.65% to 4.05%. The weighted-average cost of deposits and borrowings decreased due to lower interest rates in the economy during fiscal year 2009.
Net interest income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $292,000, or 7.3%, during the fiscal year ended June 30, 2009, compared to fiscal 2008. The average interest rate spread increased to 3.46% for the fiscal year ended June 30, 2009, from 2.80% for fiscal 2008. The net interest margin increased to 3.83% for the fiscal year ended June 30, 2009, from 3.37% for fiscal 2008.
Provision for loan losses. A provision for loan losses is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Greenville Federal, the status of past due principal and interest payments and management’s assessment of economic factors in Greenville Federal’s lending area that may affect the collectability of Greenville Federal’s loan portfolio. Based upon an analysis of these factors, management recorded a provision for loan losses totaling $155,000 for the fiscal year ended June 30, 2009, a decrease of $34,000 compared to fiscal 2008. The provision recorded during the fiscal year ended June 30, 2009, generally reflects management’s perception of the risk prevalent in the economy integrated with the overall increase in the level of the loan portfolio and the decrease in charge-offs due to foreclosures or accepting deeds in lieu of foreclosure recorded in fiscal 2009. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the allowance for loan losses will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Other income. Other income totaled $843,000 for the fiscal year ended June 30, 2009, a decrease of $15,000, or 1.7%, compared to other income of $858,000 recorded for the fiscal year ended June 30, 2008. The decrease was primarily attributable to a decrease of $24,000, or 4.0%, in customer service charges, which were partially offset by an increase of $7,000, or 700.0%, from gain on sale of real estate owned, and an increase of $2,000, or 0.8%, in other operating income. The decrease in customer service charges was a result of customers not allowing their checking accounts to be overdrawn. Greenville Federal has not experienced material changes in the volume of real estate owned during fiscal year 2009. The property values are reevaluated from time to time and adjusted based on the appraisal findings. The ability to sell the properties has remained similar to trends from previous years.
General, administrative and other expense. General, administrative and other expense, net of the $3.3 million non-cash impairment charge on investment securities, totaled $4.8 million for the fiscal year ended June 30, 2009, an increase of $837,000, or 20.9%, compared to fiscal 2008. The increase in general, administrative and other expense was due primarily to a $425,000, or 62.1%, increase in other operating expense, a $334,000, or 16.0%, increase in employee compensation and benefits, a $180,000, or 580.6%, increase in provision for loss on real estate acquired through foreclosure, and a $57,000, or 15.1% increase in occupancy and equipment expense, which were partially offset by a $133,000 or 24.6%, decrease in data processing expense, and a $25,000, or 11.6%, decrease in franchise taxes. The increase in other operating expense was due primarily to a $193,000 increase in professional fees expense, mostly related to the Corporation’s search for a new President and Chief Executive Officer; a $127,000 increase in FDIC insurance premiums due primarily to a special assessment imposed on all insured financial institutions; and a $38,000 increase for repairs on real estate acquired through foreclosure or deed in lieu of foreclosure. Additional FDIC special assessments or increases are possible in the future. The increase in employee compensation and benefits was primarily attributable to an increase in employee compensation due to regular merit increases, final payments for sick and vacation time for past employees, and a $10,000 sign-on bonus for the new Chief Executive Officer. Accrued compensation also contributed to the increase, along with an increase in group medical insurance. The increase in occupancy and equipment expense was due primarily to a computer and server equipment upgrade that was implemented during fiscal 2009. The decrease in data processing expense was primarily attributable to a decrease in the rate structure from the data processor during the year. The decrease in franchise taxes is due to the decreased size of our capital from year to year.

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
At June 30, 2009, after several quarterly non-cash impairment charges, GFFC recorded the value of Greenville Federal’s investment in the Fund as $11.9 million. During the final quarter of fiscal year 2009, the value of the Fund began to increase slowly. As of September 18, 2009, the net asset value of Greenville Federal’s percentage of the Fund had increased to approximately $12.0 million. Since July 2008, Greenville Federal has redeemed $1.3 million in cash from the Fund.
GFFC can provide no assurance with respect to the future net asset value of the Fund nor whether Greenville Federal will record further non-cash impairment charges if management determines that any declines in the net asset value of the Fund after June 30, 2009, are other-than-temporary. Although Greenville Federal expects to make additional cash redemptions as permitted, no assurance can be provided that it will continue to do so as such a decision will depend upon management’s analysis of the Fund and its condition from time to time.
Federal income taxes. Greenville Federal recorded a federal income tax credit provision of $36,000 for the fiscal year ended June 30, 2009, compared to a $231,000 provision recorded for fiscal 2008. The difference resulted primarily from not receiving any tax related benefits during fiscal 2009 relating to the additional $1.5 million non-cash impairment charge recorded for the Fund. The effective tax credit was 1.1% and 20.0% for the fiscal years ended June 30, 2009 and 2008, respectively, which reflected the effects of nontaxable income.

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
Average balance sheets
The following table presents certain of GFFC’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of customer deposits and Federal Home Loan Bank of Cincinnati advances for the fiscal years ended June 30, 2009 and 2008. Such yields and costs are derived by dividing annual income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, net of the allowance for loan losses.

		2009			2008
		Interest			Interest
	Average	income/	Yield/	Average	income/	Yield/
	balances	expense	rates	balances	expense	rates
	(Dollars in thousands)

Loans receivable [1]	$90,729	$5,983	6.59%	$88,761	$6,034	6.80%
Mortgage-backed securities	1,729	97	5.63	1,485	89	5.99
Investment securities	13,778	611	4.44	24,032	1,098	4.57
Other interest-bearing deposits	5,933	118	2.00	4,594	201	4.38

Total interest-earning assets	112,169	6,809	6.07	118,872	7,422	6.24
Non-interest-earning assets	9,794			8,516

Total assets	$121,963			$127,388

Interest-bearing deposits:
Interest-bearing demand deposits	$4,680	19	0.40	$4,459	25	0.56
Savings deposits	20,971	164	0.74	19,379	215	1.11
Time deposits	48,567	1,433	2.95	51,567	2,070	4.01

Total interest-bearing deposits	74,218	1,616	2.14	75,405	2,310	3.06

Borrowings	22,092	895	4.05	23,781	1,106	4.65

Total interest-bearing liabilities	96,310	2,511	2.61	99,186	3,416	3.44

Non-interest-bearing demand deposits	4,792			4,420
Non-interest-bearing liabilities	1,263			1,525

Total liabilities	6,055			105,131
Stockholders’ equity	19,598			22,257

Total liabilities and stockholders’ equity	$121,963			$127,388

Net interest income		$4,298			$4,006

Interest rate spread			3.46%			2.80%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.83%			3.37%

Average interest-earning assets to average interest- bearing liabilities			116.47%			119.85%

[1]	Includes average balances of non-accrual loans.

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

	At June 30,	Year ended June 30,
	2009	2009	2008

Weighted-average yield on loan portfolio[1]	6.21%	6.59%	6.80%
Weighted-average yield on mortgage-backed securities	5.40	5.63	5.99
Weighted-average yield on investment securities	4.20	4.44	4.57
Weighted-average yield on interest-bearing deposits	1.97	2.00	4.38
Weighted-average yield on all interest-earning assets	5.81	6.07	6.24

Weighted-average interest rate on deposits	1.77	2.14	3.06
Weighted-average interest rate on Federal Home Loan Bank advances	3.83	4.05	4.65
Weighted-average interest rate paid on all interest-bearing liabilities	2.31	2.61	3.44

Interest rate spread (spread between weighted-average interest rate on all interest-earning assets and all interest-bearing liabilities)	3.49	3.46	2.80
Net interest margin (net interest income as a percentage of average interest-earning assets)	NA	3.83	3.37

[1]	Includes average balances of non-accrual loans.

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

	Year ended June 30,
	2009 vs. 2008
	Increase
	(decrease)
	due to
	Volume	Rate	Total
	(In thousands)
Interest income attributable to:
Loans receivable	$132	$(184)	$(52)
Mortgage-backed securities	14	(6)	8
Investment securities	(455)	(33)	(488)
Interest-earning deposits	48	(129)	(81)

Total interest income	(261)	(352)	(613)

Interest expense attributable to:
Demand deposits	1	(7)	(6)
Savings deposits	16	(68)	(52)
Time deposits	(115)	(521)	(636)
Federal Home Loan Bank advances	(75)	(136)	(211)

Total interest expense	(173)	(732)	(905)

Increase (decrease) in net interest income	$(88)	$380	$292

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
Presented below, as of June 30, 2009 and 2008, is an analysis of Greenville Federal’s interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in market interest rates.

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

	June 30, 2009
	Net portfolio value(2)
				Net portfolio value as
		Estimated increase (decrease)		a percentage of
Change in		in NPV		present value of assets(3)
interest rates	Estimated				Change in
(basis points)(1)	NPV	Amount	Percent	NPV ratio(4)	basis points
	(Dollars in thousands)

+300	$12,150	$(2,437)	(17)%	10.17%	(140	)bp
+200	13,334	(1,253)	(9)	10.93	(64)
+100	14,202	(386)	(3)	11.43	(14)
0	14,587	—	—	11.57	—
-100	14,282	(305)	(2)	11.22	(35)
-200 (5)

	June 30, 2008
	Net portfolio value(2)
				Net portfolio value as
		Estimated increase (decrease)		a percentage of
Change in		in NPV		present value of assets(3)
interest rates	Estimated				Change in
(basis points)(1)	NPV	Amount	Percent	NPV ratio(4)	basis points
	(Dollars in thousands)

+300	$14,541	$(3,933)	(21)%	11.58%	(241	) bp
+200	15,791	(2,683)	(15)	12.37	(162)
+100	17,295	(1,179)	(6)	13.31	(68)
0	18,474	—	—	13.99	—
-100	19,095	621	3	14.29	30
-200 (5)

(1)	One hundred basis points equals one percent. Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV ratio represents the net portfolio value divided by the present value of assets.

(5)	Because of the low interest rate environment, the Office of Thrift Supervision did not calculate results for minus 200 bp.

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
Liquidity and capital resources
GFFC’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the fiscal years ended June 30, 2009 and 2008.

	Year ended June 30,
	2009	2008
	(In thousands)

Net loss	$(3,153)	$(923)
Adjustments to reconcile net loss to net cash from operating activities	3,407	2,000

Net cash provided by operating activities	254	1,077
Net cash provided by investing activities	358	5,902
Net cash used in financing activities	(3,358)	(3,286)

Net increase in cash and cash equivalents	(2,746)	3,693
Cash and cash equivalents at beginning of year	7,220	3,527

Cash and cash equivalents at end of year	$4,474	$7,220

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
GFFC has announced its intention to conduct a tender offer for its shares. As more fully described in the Schedule TO filed with the Securities and Exchange Commission, as amended, GFFC will pay up to a maximum of $1.5 million for the repurchase of its shares. The repurchase will be funded by cash held on deposit by GFFC at Greenville Federal. GFFC anticipates that Greenville Federal will continue to exceed all regulatory requirements to be deemed well capitalized and to have adequate liquidity following such repurchases. GFFC has no other material commitments or need for capital resources or liquidity, at the holding company level, other than regular quarterly dividends, and it will continue to have substantial cash that can be contributed to Greenville Federal if necessary for Greenville Federal’s capital and liquidity requirements.
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

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
The following table sets forth information regarding Greenville Federal’s obligations and commitments to make future payments under contract as of June 30, 2009.

	Payments due by period
				More
	1 year or	Over 1-3	Over 3-5	than
	less	years	years	5 years	Total
	(In thousands)
Contractual obligations:
Advances from the Federal Home Loan Bank	$8,363	$8,811	$4,101	$5,628	$26,903
Certificate of deposit maturities	23,786	10,024	7,700	11	41,521

Amount of commitments expiration per period:
Commitments to originate one- to four-family loans	1,394	—	—	—	1,394
Letters of credit	35	20	—	—	55
Home equity and commercial lines of credit	2,486	—	—	—	2,486
Undisbursed loans in process	562	—	—	—	562
Lease obligations	52	17	—	—	69

Total contractual obligations	$36,678	$18,872	$11,801	$5,639	$72,990

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

Greenville Federal Financial Corporation
Management’s Discussion and Analysis of Financial Condition and
Results of Operations
The Corporation’s capital supports business growth, provides protection to depositors and represents the investment of stockholders. The Corporation maintains capital commensurate with the overall risk profile of the Corporation and to meet all regulatory guidelines. The Corporation’s stockholders’ equity decreased from $22.3 million at June 30, 2008, to $18.6 million at June 30, 2009, primarily as a result of a $3.2 million net loss for fiscal year 2009. The Corporation’s stockholders’ equity was 15.57% of total assets at June 30, 2009 and 17.33% of total assets at June 30, 2008.
Greenville Federal is required by applicable law to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. Greenville Federal exceeded all of its capital requirements at June 30, 2009.
The following table summarizes Greenville Federal’s regulatory capital requirements and actual capital at June 30, 2009:

			June 30, 2009
					Excess of regulatory
					capital over current
	Regulatory capital		Current requirement		requirement
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Tangible capital	$10,288	8.6%	$1,791	1.5%	$8,498	7.1%

Core capital	$10,288	8.6%	$4,776	4.0%	$5,512	4.6%

Risk-based capital	$10,813	13.8%	$6,257	8.0%	$4,556	5.8%
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

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Greenville Federal Financial Corporation
Greenville, Ohio
We have audited the accompanying consolidated balance sheets of Greenville Federal Financial Corporation as of June 30, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greenville Federal Financial Corporation as of June 30, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 16 to the financial statements, effective July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements.
/s/ BKD, LLP
Cincinnati, Ohio
September 28, 2009

Greenville Federal Financial Corporation
Consolidated Balance Sheets
June 30, 2009 and 2008
(In thousands, except share data)

	2009	2008
Assets
Cash and due from banks	$1,870	$1,601
Interest-bearing deposits in other financial institutions	2,604	5,619

Cash and cash equivalents	4,474	7,220

Investment securities available for sale — at market	11,888	16,157
Investment securities held to maturity — at amortized cost	11	2,021
Mortgage-backed securities held to maturity — at amortized cost	1,822	1,280
Loans receivable — net of allowance for loans losses of $577 and $583 at June 30, 2009 and 2008, respectively	91,663	89,851
Office premises and equipment — at depreciated cost	1,958	1,907
Real estate acquired through foreclosure	559	687
Stock in Federal Home Loan Bank — at cost	2,003	1,976
Cash surrender value of life insurance	4,151	4,002
Accrued interest receivable	511	549
Deferred federal income taxes	176	157
Prepaid expenses and other assets	354	319

Total assets	$119,570	$126,126

Liabilities and Stockholders’ Equity
Deposits	$72,918	$83,697
Advances from the Federal Home Loan Bank	26,903	19,214
Advances by borrowers for taxes and insurance	406	398
Accrued interest payable	111	215
Other liabilities	618	691
Accrued federal income taxes	—	55

Total liabilities	100,956	104,270

Commitments and Contingencies	—	—

Common stock — authorized 8,000,000 shares, $.01 par value; 2,298,411 shares issued and 2,297,851 outstanding	23	23
Treasury Stock, at cost, 560 shares	(4)	—
Additional paid-in capital	9,051	9,021
Retained earnings — restricted	10,018	13,443
Shares acquired by Employee Stock Ownership Plan	(541)	(631)
Accumulated comprehensive loss — unrealized losses on securities designated as available for sale	67	—

Total stockholders’ equity	18,614	21,856

Total liabilities and stockholders’ equity	$119,570	$126,126

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Operations
For the years ended June 30, 2009 and 2008
(In thousands, except share data)

	2009	2008
Interest Income
Loans	$5,982	$6,034
Mortgage-backed securities	97	89
Investment securities	611	1,098
Interest-bearing deposits and other	119	201

Total interest income	6,809	7,422

Interest Expense
Deposits	1,616	2,310
Borrowings	895	1,106

Total interest expense	2,511	3,416

Net Interest Income	4,298	4,006

Provision for Loan Losses	155	189

Net Interest Income After Provision for Loan Losses	4,143	3,817

Other Income
Customer service charges	572	596
Gain (loss) on sale of real estate acquired through foreclosure	6	(1)
Other operating	265	263

Total other income	843	858

General, Administrative and Other Expense
Employee compensation and benefits	2,426	2,092
Occupancy and equipment	434	377
Franchise taxes	190	215
Data processing	408	541
Advertising	62	69
Loss on sale of investments	6	—
Other operating	1,109	684
Impairment charge on investment securities	3,329	1,820
Provision for loss on real estate acquired through foreclosure	211	31

Total general, administrative and other expense	8,175	5,829

Loss Before Federal Income Taxes (Credits)	(3,189)	(1,154)

Federal Income Taxes (Credits)
Current	(36)	48
Deferred	—	(279)

Total federal income tax credits	(36)	(231)

Net Loss	$(3,153)	$(923)

Loss Per Share — Basic and Diluted	$(1.42)	$(0.42)

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Comprehensive Income (Loss)
For the years ended June 30, 2009 and 2008
(In thousands)

	2009	2008

Net Loss	$(3,153)	$(923)

Other Comprehensive (Loss) Gain, Net of Related Tax Benefits:
Unrealized holding gains on securities during the year	61	—
Reclassification adjustment for realized loss on securities	6	—
Reclassification of impairment charge included in net loss, net of taxes of $175 for the year ended June 30, 2008	—	339

Comprehensive Loss	$(3.086)	$(584)

Accumulated Comprehensive Gain	$67	$—

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Stockholders’ Equity
For the years ended June 30, 2009 and 2008
(In thousands, except share data)

						Unrealized
					Shares	Gains
					Acquired	(Losses) on
					by Employee	Securities
			Additional		Stock	Designated
	Common	Treasury	Paid-in	Retained	Ownership	as Available
	Stock	Shares	Capital	Earnings	Plan	for Sale	Total

Balance, July 1, 2007	$23	$—	$9,145	$14,636	$(721)	$(339)	$22,744

Impairment losses recognized on securities designated as available for sale, net of related taxes	—	—	—	—	—	339	339

Net loss for the year ended June 30, 2008	—	—	—	(923)	—	—	(923)

Cash dividends paid of $.28 per share	—	—	—	(270)	—	—	(270)

Amortization of ESOP expense	—	—	(13)	—	90	—	77

Expense recognized for 2006 equity plan trust	—	—	74	—	—	—	74

Shares acquired by 2006 equity plan trust	—	—	(185)	—	—	—	(185)

Balance, June 30, 2008	23	—	9,021	13,443	(631)	—	21,856

Unrealized gain on securities designated as available for sale, net of related taxes	—	—	—	—	—	67	67

Net loss for the year ended June 30, 2009	—	—	—	(3,153)	—	—	(3,153)

Cash dividends paid of $.28 per share	—	—	—	(272)	—	—	(272)

Repurchase of ESOP shares, now Treasury shares	—	(4)	—	—	—	—	(4)

Amortization of ESOP expense	—	—	(43)	—	90	—	47

Expense recognized for 2006 equity plan trust	—	—	73	—	—	—	73

Balance, June 30, 2009	$23	$(4)	$9051	$10,018	$(541)	$67	$18,614

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Cash Flows
For the years ended June 30, 2009 and 2008
(In thousands)

	2009	2008
Cash Flows from Operating Activities
Net loss	$(3,153)	$(923)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accretion and amortization of premiums and discounts on investment and mortgage-backed securities — net	(4)	(4)
Amortization of deferred loan origination fees	(121)	(43)
Depreciation and amortization	135	125
Amortization of mortgage servicing rights	32	30
Amortization of ESOP expense	47	77
Other-than-temporary impairment charge on investment securities	3,329	1,820
Loss on redemption of investment security	6	—
Provision for loan losses	155	189
Provision for losses on mortgage servicing rights	2	10
Provision for losses on real estate acquired through foreclosure	211	31
(Gain) loss on sale of real estate acquired through foreclosure	(6)	1
Amortization of expense related to stock benefit plans	73	74
Federal Home Loan Bank stock dividends	(27)	(51)
Increase in cash surrender value of life insurance	(149)	(153)
Increase (decrease) in cash due to changes in:
Accrued interest receivable	38	1
Prepaid expenses and other assets	(82)	(69)
Accrued interest payable	(104)	(118)
Other liabilities	(73)	304
Federal income taxes
Current	(55)	55
Deferred	—	(279)

Net cash provided by operating activities	254	1,077

Cash Flows Provided by (Used in) Investing Activities
Purchases of investment securities designated as available for sale	—	(450)
Purchases of mortgage securities designated as held to maturity	(1,004)	—
Proceeds from redemption of investment securities designated as available for sale	1,000	—
Proceeds from maturity of investment securities designated as held to maturity	2,010	9,010
Proceeds from repayment of mortgage-backed securities	466	408
Loan principal repayments	12,955	12,415
Loan disbursements	(15,179)	(15,672)
Purchase of office premises and equipment	(186)	(10)
Additions to real estate acquired through foreclosure	(14)	—
Proceeds from sale of real estate acquired through foreclosure	310	201

Net cash provided by investing activities	358	5,902

Net cash provided by operating and investing activities (subtotal carried forward)	612	6,979

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Consolidated Statements of Cash Flows
For the years ended June 30, 2009 and 2008
(In thousands)

	2009	2008

Net cash provided by operating and investing activities (subtotal brought forward)	$612	$6,979

Cash Flows Provided by (Used in) Financing Activities
Net increase (decrease) in deposit accounts	(10,779)	4,064
Proceeds from Federal Home Loan Bank advances	11,750	30,000
Repayment of Federal Home Loan Bank advances	(4,061)	(36,911)
Advances by borrowers for taxes and insurance	8	16
Shares acquired by 2006 equity plan	—	(185)
Purchase of Treasury Stock	(4)	—
Dividends paid on common stock	(272)	(270)

Net cash used in financing activities	(3,358)	(3,286)

Increase (Decrease) in Cash and Cash Equivalents	(2,746)	3,693

Cash and Cash Equivalents, Beginning of Year	7,220	3,527

Cash and Cash Equivalents, End of Year	$4,474	$7,220

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest on deposits and borrowings	$2,615	$3,534

Federal income taxes	$92	$83

Supplemental Disclosure of Noncash Investing Activities
Transfers from loans to real estate acquired through foreclosure	$378	$673

Unrealized gains on securities designated as available for sale, net of related tax benefits	$67	$—

See Notes to Consolidated Financial Statements

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
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
June 30, 2009 and 2008
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
Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. The Corporation had no loans held for sale at June 30, 2009 and 2008.
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
June 30, 2009 and 2008
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
It is the Corporation’s policy to charge off unsecured credits that are more than 120 days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment at that time. The Corporation had $1.0 million in loans that would be defined as impaired at June 30, 2009.
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
June 30, 2009 and 2008
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
Investment in Federal Home Loan Bank Stock
Greenville Federal is required, as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB), to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. Greenville Federal’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At June 30, 2009, the FHLB placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.
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
June 30, 2009 and 2008
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
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2009 and 2008:
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
Deposits: The fair value of checking and NOW accounts, savings accounts, and money market deposits is deemed to approximate the amount payable on demand at June 30, 2009 and 2008. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.
Federal Home Loan Bank advances: The fair value of Federal Home Loan Bank advances has been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.
Accrued Interest Payable: The carrying amount presented in the consolidated balance sheets is deemed to approximate fair value.
Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At June 30, 2009 and 2008, the fair value of loan commitments was not material.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments are as follows at June 30:

	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)

Financial Assets
Cash and cash equivalents	$4,474	$4,474	$7,220	$7,220
Investment securities available for sale	11,888	11,888	16,157	16,157
Investment securities held to maturity	11	11	2,021	2,022
Mortgage-backed securities	1,822	1,893	1,280	1,300
Loans receivable	91,663	96,002	89,851	89,307
Federal Home Loan Bank stock	2,003	2,003	1,976	1,976
Accrued interest receivable	511	511	549	549

	$112,372	$116,782	$119,054	$118,531

Financial Liabilities
Deposits	$72,918	$73,859	$83,697	$84,324
Advances from the Federal Home Loan Bank	26,903	26,192	19,214	19,183
Advances by borrowers for taxes and insurance	406	406	398	398
Accrued interest payable	111	111	215	215

	$100,338	$100,568	$103,524	$104,120

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

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
For the fiscal year ended June 30, 2009, weighted-average shares outstanding were computed as follows: (1) 2,298,210 shares were issued for the period from July 1, 2008 through June 30, 2009, (2) 59,684 weighted-average shares in the ESOP that were unallocated and not committed to be released were not considered outstanding for the fiscal year ended June 30, 2009, and (3) 14,792 weighted-average shares acquired for the Greenville Federal Financial Corporation 2006 Equity Plan (the “2006 Equity Plan”) that were not awarded were treated as treasury shares and not considered outstanding. Weighted-average shares outstanding totaled 2,223,734 for the fiscal year ended June 30, 2009. Diluted earnings per common share include the dilutive effect of all additional potential common shares issuable. Weighted-average shares outstanding for purposes of computing diluted earnings per share totaled 2,223,734 for the fiscal year ended June 30, 2009. Options to purchase 52,400 shares of common stock at $9.45 per share and 28,000 shares at $4.13 per share were outstanding at June 30, 2009, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average fair value of the common shares.
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
Reclassifications
Certain reclassifications have been made to the 2008 financial statements to conform to the 2009 financial statement presentation. These reclassifications had no effect on net income.
Recent Accounting Developments
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. As discussed in Note 16, the Corporation adopted SFAS 157, effective July 1, 2008, as required, without material effect on the Corporation’s statement of financial condition or results of operations.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, or July 1, 2008 as to the Corporation, and interim periods within that fiscal year. The Corporation adopted SFAS No. 159 effective July 1, 2008, as required. The Corporation did not elect the fair value option for any of its financial assets and liabilities; therefore, the adoption had no effect on the financial statements.
In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008. The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods. The Corporation adopted Issue 06-4 without effect on the financial statements, as the Corporation currently has no split-dollar policies.
In September 2006, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 06-5, Accounting for Purchases of Life Insurance — Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4. The guidance in EITF Issue 06-5 requires policyholders to consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, for purposes of determining the amount that could be realized under the terms of the insurance contract. If it is probable that contractual terms would limit the amount that could be realized under the insurance contract, those contractual limitations should be considered when determining the realizable amounts. The amount that could be realized under the insurance contract should be determined on an individual policy (or certificate) level and should include any amount realized on the assumed surrender of the last individual policy or certificate in a group policy.
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
In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109,

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Accounting for Income Taxes. Specifically, FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken on a tax return. FIN 48 also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006, or July 1, 2007 as to the Corporation. Management adopted FIN 48, effective July 1, 2007, as required, without material effect on the Corporation’s consolidated financial position or results of operations.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”, which replaces SFAS No. 141. The Statement applies to all transactions or other events in which one entity obtains control of one or more businesses. It requires all assets acquired, liabilities assumed and any noncontrolling interest to be measured at fair value at the acquisition date. The Statement requires certain costs such as acquisition-related costs that were previously recognized as a component of the purchase price, and expected restructuring costs that were previously recognized as an assumed liability, to be recognized separately from the acquisition as an expense when incurred.
SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. Concurrent with SFAS No. 141 (revised 2007), the FASB recently issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51”. SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest (formerly known as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. A subsidiary, as defined by SFAS No. 160, includes a variable interest entity that is consolidated by a primary beneficiary. A noncontrolling interest in a subsidiary, previously reported in the statement of financial position as a liability or in the mezzanine section outside of permanent equity, will be included within consolidated equity as a separate line item upon the adoption of SFAS No. 160. Further, consolidated net income will be reported at amounts that include both the parent (or primary beneficiary) and the noncontrolling interest with separate disclosure on the face of the consolidated statement of income of the amounts attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.
On April 9, 2009, the FASB finalized three FASB Staff Positions (“FSPs”) regarding the accounting treatment for investments, including mortgage-backed securities. These FSP’s changed the method for determining if an Other-than temporary impairment (“OTTI”) exists and the amount of OTTI to be recorded through an entity’s income statement. The changes brought about by the FSPs provide greater clarity and reflect a more accurate representation of the credit and noncredit components of an OTTI event. The three FSPs are as follows:
•	FAS “SFAS 157-4 Determining Fair Value When the Volume and Level of Activity for the Assets or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” addresses the criteria to be used in the determination of an active market in determining whether observable transactions are Level 1 or Level 2 under the framework established by SFAS 157, “Fair Value Measurements.” The FSP reiterates that fair value is based on the notion of exit price in an orderly transaction between willing market participants at the valuation date.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
•	FSP “SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-than-Temporary Impairments” provide additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities.
•	FSP “SFAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments” enhances consistency in financial reporting by increasing the frequency of fair value disclosures.
These staff positions are effective for financial statements issued for periods ending after June 15, 2009. The Corporation adopted these staff positions as of June 30, 2009 and they did not have material effect on the Corporation’s financial position or results of operations.
Treasury Stock
Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.
Note 2: Investment and Mortgage-backed Securities
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at June 30 are shown below.

	June 30, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Available for Sale:
Asset management fund	$11,821	$67	$—	$11,888

Held to Maturity:
Municipal obligations	$11	$—	$—	$11

	June 30, 2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Available for Sale:
Asset management fund	$16,157	$—	$—	$16,157

Held to Maturity:
Municipal obligations	$21	$—	$—	$21
Federal Home Loan Bank bonds	2,000	1	—	2,001

	$2,021	$1	$—	$2,022

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
The amortized cost and estimated fair value of U.S. Government agency, government sponsored entities and municipal obligations held to maturity, by term to maturity at June 30, 2009 and 2008, are shown below.

	June 30,
	2009		2008
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Held to Maturity:
Due within one year	$11	$11	$2,000	$2,001
Due after one year through three years	—	—	21	21

Total held to maturity	$11	$11	$2,021	$2,022

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities held to maturity at June 30 are shown below.

	June 30, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Federal Home Loan Mortgage Corporation participation certificates	$155	$—	$—	$155
Federal National Mortgage Association participation certificates	881	42	—	923
Government National Mortgage Association participation certificates	786	29	—	815

Total mortgage-backed securities	$1,822	$72	$—	$1,893

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008

	June 30, 2008
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

The amortized cost and estimated fair values of mortgage-backed securities at June 30, 2009 and 2008, by contractual term to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	June 30,
	2009		2008
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$—	$—	$3	$3
Due after one year through five years	1	1	1	1
Due after five years through ten years	135	135	154	155
Due after ten years	1,686	1,757	1,122	1,142

	$1,822	$1,893	$1,280	$1,301

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
The Corporation had no securities in an unrealized loss position at June 30, 2009 or June 30, 2008.
The Corporation’s investments are generally limited to issuances of U. S. Government, government agencies, government sponsored entities and other high quality debt instruments. The asset management fund (the “Fund”) represents an open-ended adjustable-rate mortgage fund. The Fund invests primarily in high quality adjustable-rate mortgage-related investments, with a target duration generally no shorter than a six-month U. S. Treasury Bill and no longer than a one-year U.S. Treasury Bill. The Fund may also invest in U.S. Government and agency securities, government sponsored entities’securities, certificates of deposit, repurchase agreements and bankers’ acceptances.
During fiscal 2009, additional rating agency downgrades of the underlying mortgage-related securities held in the Fund continued to decrease the net asset value of the Fund. In May 2008, the manager of the Fund informed Greenville Federal that the “redemption in kind” feature of the Fund had been activated, meaning that any investor in the Fund wanting to redeem its investment in the Fund would receive payment mostly in the form of the securities held in the Fund’s portfolio in the amount of its representative interest in the securities held by the Fund, rather than in the form of cash. It is the policy of the Fund to pay cash in an amount not to exceed $250,000 over a ninety-day period to each investor requesting redemption. Greenville Federal took the $250,000 redemption option once each quarter during fiscal 2009. Greenville Federal also recognized impairment charges during the first three quarters, totaling $3.3 million, through a charge to the operating statement. The impairment was recognized based upon the fair value of the investment. During the fourth quarter of fiscal 2009, the Fund began showing improvement and ended the year with an unrealized gain of $67,000.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 3: Loans Receivable
The composition of the loan portfolio at June 30 is as follows:

	2009	2008
	(In thousands)
Residential real estate
One- to four-family	$77,866	$74,882
Multi-family	3,825	3,907
Construction	686	998
Nonresidential real estate	5,793	5,999
Commercial	2,270	2,879
Consumer and other	2,710	3,004

Total loans	93,150	91,669
Less
Unearned interest	10	10
Deferred loan origination fees, net	338	368
Allowance for loan losses	577	583
Undisbursed portion of loans in process	562	857

Net loans	$91,663	$89,851

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $81.8 million, or 89% of the total loan portfolio at June 30, 2009, and approximately $78.9 million, or 88% of the total loan portfolio at June 30, 2008. The preponderence of such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of west central Ohio, thereby impairing collateral values.
The Corporation has sold loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $9.1 million and $12.3 million at June 30, 2009 and 2008, respectively.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 4: Allowance for Loan Losses
The activity in the allowance for loan losses for the fiscal years ended June 30 is summarized as follows:

	2009	2008
	(In thousands)

Balance, beginning of year	$583	$579
Provision for loan losses	155	189
Charge-offs of loans, net of recoveries	(161)	(185)

Balance, end of year	$577	$583

At June 30, 2009 and 2008, the Corporation had accruing loans delinquent 90 days or more totaling $438,000 and $503,000, respectively. At June 30, 2009 and 2008, the Corporation had non-accruing loans totaling $397,000 and $244,000, respectively. Interest income that would have been recognized had such nonperforming loans performed pursuant to contractual terms totaled approximately $20,000 and $10,000 for the fiscal years ended June 30, 2009 and 2008, respectively.
Impaired loans totaled $1.0 million at June 30, 2009. There were no impaired loans at June 30, 2008. Interest of $73,000 was recognized on average impaired loans of $1.0 million for 2009. Interest of $61,000 was recognized on impaired loans on a cash basis during 2009.
Note 5: Office Premises and Equipment
Office premises and equipment are summarized as follows at June 30:

	2009	2008
	(In thousands)

Land	$572	$572
Leasehold improvements	204	204
Buildings and improvements	1,721	1,721
Furniture and equipment	1,714	1,528
Vehicles	13	13

	4,224	4,038
Less accumulated depreciation and amortization	(2,266)	(2,131)

Net premises and equipment	$1,958	$1,907

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 6: Mortgage Servicing Rights
A summary of the Corporation’s mortgage servicing rights for the fiscal years ended June 30, 2009 and 2008 is as follows:

	2009	2008
	(In thousands)

Balance at beginning of year	$118	$148

Amortization of mortgage servicing rights	(32)	(30)

Balance at end of year	$86	$118

Valuation allowance for impairment at beginning of year	$(10)	$—

Valuation allowance recorded	(2)	(10)

Valuation allowance for impairment at end of year	$(12)	$(10)

Net carrying value of mortgage servicing rights at end of year	$74	$108

At June 30, 2009 and 2008, the fair value of the Corporation’s mortgage servicing rights approximated the net carrying values at the respective dates set forth above. Mortgage servicing rights are included within the prepaid expenses and other assets caption in the consolidated balance sheets.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 7: Deposits
Deposits consist of the following major classifications at June 30:

Deposit type and weighted average	2009		2008
interest rate	Amount	%	Amount	%
	(Dollars in thousands)

Non-interest-bearing checking	$4,832	6.6%	$4,806	5.7%
NOW accounts
2009 – 0.17%	4,937	6.8
2008 – 0.56%			4,580	5.5
Money market accounts
2009 – 0.20%	338	0.5
2008 – 0.60%			330	0.4
Savings accounts
2009 – 0.57%	21,290	29.2

2008 – 1.50%			20,357	24.3

Total demand, transaction and savings deposits	31,397	43.1	30,073	35.9

Certificates of deposit
Original maturities of:
Less than twelve months
2009 – 1.63%	14,566	20.0
2008 – 2.75%			32,130	38.4
Twelve months to thirty-six months
2009 – 2.88%	11,385	15.6
2008 – 3.68%			9,678	11.6
Thirty-six months and greater
2009 – 3.98%	15,570	21.4

2008 – 3.92%			11,816	14.1

Total certificates of deposit	41,521	56.9	53,624	64.1

Total deposit accounts	$72,918	100.0%	$83,697	100.0%

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
The Corporation had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $5.5 million and $17.3 million at June 30, 2009 and 2008 respectively. Deposits in excess of $100,000 included accounts received from the State of Ohio totaling $1.0 million and $13.0 million at those respective dates. At June 30, 2009, the Corporation had letters of credit from the Federal Home Loan Bank totaling $2.4 million to secure certain deposits.
Interest expense on deposits is summarized as follows for the years ended June 30:

	2009	2008
	(In thousands)

Demand, transaction and savings accounts	$184	$242
Certificate of deposit accounts	1,432	2,068

Balance at end of year	$1,616	$2,310

Maturities of certificate of deposit accounts as of June 30 are as follows:

	2009	2008
	(In thousands)

Due within one year	$23,786	$39,141
Due after one year to two years	5,260	6,498
Due after two years to three years	4,764	2,398
Due after three years to four years	5,936	1,915
Due after four years to five years	1,775	3,672

	$41,521	$53,624

Note 8: Advances from the Federal Home Loan Bank
Advances from the Federal Home Loan Bank, collateralized at June 30, 2009, by a blanket pledge of residential real estate mortgage loans totaling $36.3 million and the Corporation’s investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing in fiscal year ending June 30,	2009	2008
	(In thousands)

2009	$—	$3,380
2010	8,364	6,657
2011	6,584	5,359
2012	2,226	1,114
2013	1,727	709
Thereafter	8,002	1,995

	$26,903	$19,214

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 9: Federal Income Taxes (Credits)
The provision for federal income taxes (credits) differs from that computed at the statutory corporate rate for the fiscal years ended June 30 as follows:

	2009	2008
	(In thousands)

Federal income tax credits computed at the 34% statutory rate	$(1,084)	$(392)
Increase (decrease) in taxes resulting from:
Increase in cash surrender value of life insurance	(51)	(52)
Valuation allowance on deferred tax assets	1,132	210
Other	(30)	3

Federal income tax credit per consolidated financial statements	$(36)	$(231)

Effective rate of tax	(1.1)%	(20.0)%

The composition of the Corporation’s net deferred tax asset (liability) at June 30 is as follows:

	2009	2008
	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax liabilities
Federal Home Loan Bank stock dividends	$(424)	$(406)
Difference between book and tax depreciation	(70)	(27)
Mortgage servicing rights	(25)	(37)
Prepaid expenses and other	(29)	(32)

Total deferred tax liabilities	(548)	(502)

Deferred tax assets
General loan loss allowance	188	185
Deferred loan origination fees	46	73
Other-than-temporary impairment loss	1,750	607
Other	82	4

Gross deferred tax assets	2,066	869
Less: valuation allowance	(1,342)	(210)

Total deferred tax assets, net	724	659

Net deferred tax asset	$176	$157

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

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Prior to 1997, the Corporation was allowed a special bad debt deduction generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that previously qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2009, include approximately $1.8 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $600,000 at June 30, 2009. Management believes that it is more likely than not that the results of future operations, as integrated with the reversal of deferred tax credits, will generate sufficient taxable income to realize reported deferred tax assets.
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
At June 30, 2009, the Corporation had outstanding commitments of $175,000 to originate adjustable-rate loans and $1.4 million to originate fixed-rate loans at interest rates ranging from 5.00% to 9.75%. Additionally, the Corporation had commitments under unused lines of credit for home equity loans and commercial loans totaling approximately $2.3 million and $229,000, respectively. Finally, the Corporation had commitments under stand-by letters of credit totaling approximately $55,000. Stand-by letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2009 and will be funded from normal cash flow from operations. From time to time, certain due-from bank accounts may exceed federally insured deposit limits.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 11: Lease Commitments
The Corporation conducts a portion of its operations in leased facilities under noncancelable operating leases scheduled to expire in fiscal 2011. The minimum rental commitment under operating leases was as follows:

Year ended June 30,	(In thousands)

2010	52
2011	17

$69

Rental expense for all operating leases totaled approximately $54,000 and $48,000 for each of the fiscal years ended June 30, 2009 and 2008, respectively.
Note 12: Benefit Plans
The Corporation has a contributory 401(k) plan which covers substantially all employees. Eligible participants of the plan may voluntarily make contributions up to 25% of annual compensation. Employer contributions to the plan are required in an amount equal to 100% of the employees’ contributions, not to exceed 6% of the employees’ eligible salary level. The expense for this plan totaled approximately $80,000 and $73,000 for fiscal years ended June 30, 2009 and 2008, respectively.
In connection with the Reorganization, the Corporation implemented an employee stock ownership plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who are credited with at least 1,000 hours of service on the last day of the 12-month period beginning on their employment commencement date or, to the extent necessary, the last day of any plan year thereafter beginning with the plan year that includes the first anniversary of the employee’s commencement date. The ESOP acquired 90,098 shares of Corporation common stock at $10.00 per share in the conversion with funds provided by a loan from the Corporation. Accordingly, $901,000 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares used to repay the ESOP note are treated as compensation expense. The Corporation recognizes compensation expense equal to the fair value of ESOP shares allocated to participants during the fiscal year. Allocation of shares to the ESOP participants are contingent upon the repayment of a loan to the Corporation totaling $584,000 at June 30, 2009. The Corporation recorded expense for the ESOP of approximately $47,000 and $77,000 for the fiscal years ended June 30, 2009 and 2008, respectively.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008

	2009	2008

Allocated shares	35,479	27,030
Unallocated shares	54,059	63,068

Total ESOP shares	89,538	90,098

Fair value of unallocated shares at June 30	$178,000	$460,000

The Corporation is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement. In February 2009, 560 shares were repurchased from a former employee. At June 30, 2009, the fair value of the 35,479 allocated shares held by the ESOP is approximately $142,000.
During fiscal 2007 the Corporation’s shareholders ratified the 2006 Equity Plan that provides for awards of up to 45,048 shares of the Corporation’s common stock to directors, officers and employees of the Corporation. Effective June 29, 2007, awards were made to members of the Board of Directors and executive officers totaling 25,700 shares. Effective January 25, 2008, awards were made to an executive officer totaling 4,200 shares. Effective May 1, 2009, awards were made to an executive officer totaling 11,200 shares. The awards are scheduled to vest over a period of five years from the date of the award at a rate of 20% per year. Compensation expense for the awards totaled approximately $54,000 and $52,000 for the fiscal years ended June 30, 2009 and June 30, 2008, respectively. During fiscal year 2009, an award of 8,960 shares was forfeited upon an employee’s retirement.
Note 13: Stock Option Plan
The 2006 Equity Plan, which was approved by shareholders on October 31, 2006, permits the grant of options to purchase shares of the Corporation’s common stock to its directors and employees for up to 112,622 shares. The 2006 Equity Plan is intended to foster and promote the long-term financial success of the Corporation and to increase stockholder value by [1] providing employees and directors an opportunity to acquire an ownership interest in the Corporation and [2] enabling the Corporation to attract and retain the services of outstanding employees and directors upon whose judgment, interest and special efforts the successful conduct of the Corporation’s business is largely dependent. Option awards are generally granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have ten-year contractual terms. Upon a change in control of the Corporation (as defined in the 2006 Equity Plan), each option will be treated as provided in a separate written agreement with the option holder or, if no such agreement exists, will be cancelled in exchange for cash or the merger or acquisition consideration, as provided in the merger or acquisition agreement. The Corporation granted stock option awards for 74,800 shares on June 29, 2007 and 28,000 shares on May 1, 2009.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
The fair value of the option awards was estimated on the date of grant using the Black-Scholes valuation model. Specifically, for the 2007 awards the model incorporated a stock market price at the grant date of $7.06 per share, which adjusts the market price of the stock for the effect of dividend payments of $0.28 per share annually over the expected life of the option. The option exercise price equaled $9.45 per share, and the estimated time remaining before the expiration of the options equaled 10 years. The risk free rate of return equaled 5.03%, which was based on the constant maturity yield of a U.S. Treasury note with a fixed rate term of ten years.
Expected volatility of 8.10% was derived from GFFC’s historical trading data through June 29, 2007 for the length of time that GFFC has been a public company.
Based on the foregoing assumptions, the value of the Corporation’s stock options granted on June 29, 2007 equaled $1.53 per share.
For the 2009 awards the model incorporated a stock market price at the grant date of $3.30 per share, which adjusts the market price of the stock for the effect of dividend payments of $0.28 per share annually over the expected life of the option. The option exercise price equaled $4.13 per share and the estimated time remaining before the expiration of the options equaled 10 years. The risk free rate of return equaled 3.21%, which was based on the constant maturity yield of a U.S. Treasury note with a fixed rate term of ten years.
Expected volatility of 9.20% was derived from GFFC’s historical trading data through June 30, 2009 for the length of time that GFFC has been a public company.
Based on the foregoing assumptions, the value of the Corporation’s stock options granted on May 1, 2009 equaled $0.05 per share.
Compensation expense for the awards totaled approximately $23,000 for the fiscal year ended June 30, 2008 and $21,000 for the fiscal year ended June 30, 2009.
An option to purchase 22,400 shares was forfeited during the fiscal year ended June 30, 2009. At June 30, 2009, there were exercisable options to purchase 21,320 shares at a weighted-average exercise price of $9.45.
As of June 30, 2009, there was approximately $70,000 of total unrecognized compensation cost related to nonvested options granted under the Plan. That cost will be recognized over the next three fiscal years at approximately $23,000 per year.
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
June 30, 2009 and 2008
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
As of June 30, 2009, Greenville Federal’s capital met the requirements to be deemed “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized” Greenville Federal must maintain minimum capital ratios as set forth in the following table.
As of June 30, 2009 and 2008, management believes that Greenville Federal met all capital adequacy requirements to which it was subject.

	As of June 30, 2009
							To Be Well Capitalized
			For Capital Adequacy				Under Prompt Corrective
	Actual		Purposes				Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)

Tangible capital	$10,288	8.6%	≥$	1,791	≥	1.5%	≥$	5,970	≥	5.0%

Core capital	$10,288	8.6%	≥$	4,776	≥	4.0%	≥$	7,164	≥	6.0%

Risk-based capital	$10,813	13.8%	≥$	6,257	≥	8.0%	≥$	7,821	≥	10.0%

	As of June 30, 2008
							To Be Well Capitalized
			For Capital Adequacy				Under Prompt Corrective
	Actual		Purposes				Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)

Tangible capital	$13,319	10.6%	≥$	1,892	≥	1.5%	≥$	6,306	≥	5.0%

Core capital	$13,319	10.6%	≥$	5,045	≥	4.0%	≥$	7,568	≥	6.0%

Risk-based capital	$13,834	16.6%	≥$	6,683	≥	8.0%	≥$	8,353	≥	10.0%

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
The following table reconciles capital as determined under generally accepted accounting principles (GAAP) to tangible, core and risk-based capital as determined by Greenville Federal’s primary regulator (Regulatory Capital).

	June 30,
	2009	2008
	(In thousands)

GAAP capital	$10,363	$13,326
Reconciling items:
Unrealized gain on investments available-for-sale	(67)	—
Mortgage servicing rights excluded	(8)	(7)

Tangible and core capital	10,288	13,319
General valuation allowance	525	515

Risk-based capital	$10,813	$13,834

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
Greenville Federal is subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Corporation. Generally, Greenville Federal’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During fiscal 2009, no capital distributions were made to the Corporation.
Regulations of the OTS governing mutual holding companies permit Greenville Federal MHC to waive the receipt by it of any common stock dividend declared by GFFC or Greenville Federal, provided the OTS does not object to such waiver. Pursuant to these provisions, Greenville Federal waived $354,000 in dividends during the fiscal year ended June 30, 2009.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 15: Related Party Transactions
In the ordinary course of business, the Corporation has made loans to some of its directors, officers and their related business interests. In the opinion of management, such loans that were outstanding at June 30, 2009, are consistent with sound lending practices and are within applicable regulatory lending limitations. The balance of such loans totaled approximately $526,000 and $679,000 at June 30, 2009 and 2008, respectively. Excluded from the June 30, 2009 balance are loans in the amount of $99,000 to a retired executive officer effective April 30, 2009. During the fiscal year ended June 30, 2009, new borrowings to related parties, including draws on line of credit loans, amounted to $364,000 and repayments totaled $418,000. Additionally, line of credit commitments to related parties totaled $31,000 and $71,000 at June 30, 2009 and 2008, respectively.
Deposits from related parties held by the Corporation at June 30, 2009 and 2008 totaled $718,000 and $651,000, respectively.
Note 16: Disclosures About Fair Value of Assets and Liabilities
Effective July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the period.
FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Available-for-Sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include the AMF Ultra Short Mortgage Fund (the “Fund”) based on the net asset value of the fund.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
The following table presents the fair value measurements of assets measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at June 30, 2009:

Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Available-for-sale securities	$11,888,000		$11,888,000
As of June 30, 2009, the Company does not have any financial assets or liabilities for which fair value is measured on a non-recurring basis.
Note 17: Subsequent Events
Subsequent events have been evaluated through September 28, 2009, which is the date the financial statements were issued.
GFFC has announced its intention to conduct a tender offer for its shares. As more fully described in the Schedule TO filed with the Securities and Exchange Commission, as amended, GFFC will pay up to a maximum of $1.5 million for the repurchase of its shares. The repurchase will be funded by cash held on deposit by GFFC at Greenville Federal.
On July 21, 2009, the Corporation and Greenville Federal entered into an employment agreement with Susan J. Allread, Chief Financial Officer, Treasurer, Secretary, and Vice President of the Company and Chief Financial Officer, Treasurer, Secretary, Vice President and Compliance Officer of Greenville Federal. This employment agreement replaces the agreement executed with Ms. Allread in December 2007 with the only changes being an increased salary amount and changes in payments and benefits in the event of termination of employment. The agreement has a term of three years commencing July 1, 2009, and a salary and performance review by the board of directors not less often than annually. Ms. Allread is entitled to inclusion in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible.
On August 12, 2009, Greenville Federal made a $410,000 loan to Jeff D. Kniese, President and Chief Executive Officer, to finance the purchase of his principal residence. The single-payment loan, with an interest rate of 0.001% and no payments due until the entire balance is due on February 12, 2010, was made on terms not normally offered by Greenville Federal pending the sale of Mr. Kniese’s former residence in Indiana and will be replaced with a loan made in the ordinary course of business once the Indiana home is sold.

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Note 18: Greenville Federal Financial Corporation Condensed Financial Statements
The following condensed financial statements summarize the financial position of Greenville Federal Financial Corporation as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the fiscal years then ended.
Greenville Federal Financial Corporation
Balance Sheets
June 30, 2009 and 2008
(In thousands)

	2009	2008
Assets
Interest-bearing deposits in Greenville Federal	$7,477	$7,855
Demand deposit in Greenville Federal	15	3
Loan receivable from ESOP	584	663
Prepaid expenses and other assets	109	61
Receivable from Greenville Federal	123	61
Investment in Greenville Federal	10,363	13,326

Total assets	$18,671	$21,908

Liabilities and Stockholders’ Equity

Accrued expenses and other liabilities	$57	$52
Stockholders’ equity
Common stock and additional paid-in capital	9,074	9,044
Treasury stock	(4)	—
Retained earnings	10,018	13,443
Shares acquired by employee stock ownership plan	(541)	(631)
Unrealized gains on securities designated as available for sale, net of tax effects	67	—

Total stockholders’ equity	18,614	21,856

Total liabilities and stockholders’ equity	$18,671	$21,908

Greenville Federal Financial Corporation
Notes to Consolidated Financial Statements
June 30, 2009 and 2008
Greenville Federal Financial Corporation
Statements of Operations
Years ended June 30, 2009 and 2008
(In thousands)

	2009	2008
Revenue
Interest income	$166	$286
Equity in loss of Greenville Federal	(3,077)	(981)

Total loss	(2,910)	(695)
General and administrative expenses	283	198

Loss before income taxes	(3,193)	(893)
Income taxes	(40)	30

Net Loss	$(3,153)	$(923)

Greenville Federal Financial Corporation
Statements of Cash Flows
Years ended June 30, 2009 and 2008
(In thousands)

	2009	2008
Cash flows from operating activities:
Net loss	$(3,153)	$(923)
Equity in undistributed loss of Greenville Federal	3042	981
Amortization of expense related to stock benefit plans	77	75
Increase in cash due to changes in:
Prepaid expenses and other assets	(171)	4,651
Other liabilities	36	23

Net cash provided by (used in) operating activities	(169)	4,807

Cash flows from investing activities:
Principal repayments on loan to ESOP	79	75

Net cash provided by investing activities	79	75

Cash flows from financing activities:
Shares acquired under 2006 equity plan	—	(185)
Treasury shares	(4)	—
Dividends paid	(272)	(270)

Net cash used in financing activities	(276)	(455)

Net increase (decrease) in cash and cash equivalents	(366)	4,427

Cash and cash equivalents at beginning of year	7,858	3,431

Cash and cash equivalents at end of year	$7,492	$7,858

Greenville Federal Financial Corporation
Management’s Report On Internal Controls
Greenville Federal Financial Corporation
Management’s Report on Internal Control Over Financial Reporting
Management of Greenville Federal Financial Corporation (the “Corporation”) is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.
Under the supervision of the chief executive officer and chief financial officer, management of the Corporation conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management of the Corporation has concluded that the Corporation maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of June 30, 2009.
Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. It is possible, though, to design into the process safeguards to reduce, though not eliminate, the risks from these inherent limitations.
This annual report does not include an attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Corporation’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this annual report.

/s/ Jeff D. Kniese	/s/ Susan J. Allread

Jeff D. Kniese	Susan J. Allread
President & Chief Executive Officer	Chief Financial Officer
September 28, 2009	September 28, 2009

Greenville Federal Financial Corporation
Directors and Officers

Directors of Greenville	Executive
Federal Financial	Officers of	Executive
Corporation and	Greenville Federal	Officers of
Greenville Federal	Financial Corporation	Greenville Federal

Jeff D. Kniese	Jeff D. Kniese	Jeff D. Kniese
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer
Greenville Federal Financial
Corporation and Greenville	Susan J. Allread	Susan J. Allread
Federal	Chief Financial Officer,	Chief Financial Officer,
	Treasurer, Vice President	Treasurer, Secretary,
David T. Feltman	and Secretary	Vice President and
Retired		Compliance Officer

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
As of August 31, 2009, there were 2,297,851 shares of Greenville Federal Financial Corporation common stock outstanding (including shares held by the trusts for the ESOP and the 2006 Equity Plan and shares held by Greenville Federal MHC) and there were approximately 404 holders of record.
Set forth below are the high and low prices of our common stock for the last two fiscal years, as reported by the OTC Bulletin Board, as well as our quarterly dividend payment history.

			Dividends
			declared per
Quarter Ended	High	Low	share

June 30, 2009	$3.90	$3.30	$0.07
March 31, 2009	$5.05	$3.09	$0.07
December 31, 2008	$6.25	$4.88	$0.07
September 30, 2008	$7.25	$6.16	$0.07

			Dividends
			declared per
Quarter Ended	High	Low	share

June 30, 2008	$8.25	$7.05	$0.07
March 31, 2008	$8.68	$8.00	$0.07
December 31, 2007	$9.50	$8.10	$0.07
September 30, 2007	$9.75	$8.85	$0.07
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
If Greenville Federal Financial Corporation pays dividends to its stockholders, generally it will be required to pay dividends to Greenville Federal MHC, unless Greenville Federal MHC waives the receipt of dividends and the Office of Thrift Supervision approves of such waiver. The dividends paid in fiscal 2009 and 2008 were waived by Greenville Federal MHC with the approval of the Office of Thrift Supervision.

Greenville Federal Financial Corporation
Stockholder and General Inquiries
Greenville Federal Financial Corporation
690 Wagner Avenue
Greenville, Ohio 45331
(937) 548-4158
Attn: Jeff D. Kniese

Registered Independent Auditors	Corporate Counsel

BKD, LLP	Vorys, Sater, Seymour and Pease LLP
312 Walnut Street	Suite 2000, Atrium Two
Suite 3000	221 E. Fourth Street
Cincinnati, Ohio 45202	Cincinnati, Ohio 45202
(513) 621-8300	(513) 723-4000
Annual Reports
A copy of the Greenville Federal Financial Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Ms. Susan Allread, Greenville Federal Financial Corporation, 690 Wagner Avenue, Greenville, Ohio 45331.
OFFICE LOCATIONS
Full Service Banking Locations

Main Office:		Branch Office:	GF XPRESS
	690 Wagner Avenue		200 Lease Avenue
	Greenville, Ohio 45331		Greenville, Ohio 45331
	(937) 548-4158		(937) 548-4158
Internet Banking: www.greenvillefederal.com

Greenville Federal Financial Corporation
690 Wagner Avenue
Greenville, Ohio 45331
937-548-4158
www.greenvillefederal.com